As filed with the United States Securities and Exchange Commission on September 23, 2021.
Registration No. 333-258029

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MARPAI, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware	6411	86-1916231
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5701 East Hillsborough Avenue, Suite 1417
Tampa, Florida 33610-5428
(646) 303-3483

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Edmundo Gonzalez
Chief Executive Officer
Marpai, Inc.
5701 East Hillsborough Ave., Suite 1417
Tampa, Florida 33610-5428
(646) 303-3483

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Mitchell Nussbaum, Esq. Angela Dowd, Esq. Jane Tam, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Phone: (212) 407-4000 Fax: (212) 407-4990	Brad L. Shiffman, Esq. Blank Rome LLP The Chrysler Building 405 Lexington Ave, New York, NY 10174 Phone: (212) 885-5000 Fax: (212) 885-5001
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate offering Price(1)(2)	Amount of Registration Fee(3) (6)
Class A common stock, $0.0001 par value (2)	$28,750,000	$3,136.63
Representative’s Warrants(4)
Common stock issuable upon exercise of Representative’s Warrants(5)	1,796,875	196.04
Total	$30,546,875	$3,332.67

(1)
Includes shares of Class A common stock that the underwriters have an option to purchase to cover over-allotments.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant and includes the offering price of shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.

(4)
No fee required pursuant to Rule 457(g).

(5)
We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of our common stock (the “Representative’s Warrants”) in the aggregate equal to five percent (5%) of the shares of our common stock to be issued and sold in this offering (including shares issuable upon exercise of the over-allotment option described herein). The Representative’s Warrants are exercisable for a price per share equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s Warrants is $1,796,875, which is equal to 125% of $1,437,500 (5% of $28,750,000).

(6)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On September 2, 2021, we effected a forward split at a ratio of 4.555821-for-1 to increase our authorized capital shares from 50,000,000 shares of Class A common stock with a par value $0.0001 per share to 227,791,050 shares of Class A common stock with a par value of $0.0001 per share (the “2021 Forward Split”). As a result of the 2021 Forward Split, we now have 11,147,302 shares of Class A common stock issued and outstanding as of the date hereof.
All share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this registration statement other than in our consolidated financial statements and the notes thereto have been adjusted to give effect to the 2021 Forward Split, unless otherwise indicated or unless the context suggests otherwise.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 22, 2021
2,777,778 Shares
Class A Common Stock
Marpai, Inc.

This is a firm commitment initial public offering of shares of Class A common stock of Marpai, Inc. We are offering shares of our Class A common stock. We anticipate that the initial public offering price of our shares will be between $8.00 and $10.00 per share.
Prior to this offering, there has been no public market for our Class A common stock. We have applied to list our shares of Class A common stock on The Nasdaq Capital Market under the symbol “MRAI.” No assurance can be given that our application will be approved.
We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”
Investing in our Class A common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 25 of this prospectus for a discussion of factors you should consider before buying shares of our Class A common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See “Underwriting” for a description of the compensation payable to the underwriters We refer you to “Underwriting” beginning on page     of this prospectus for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to additional shares of Class A common stock from us solely to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions.
The underwriter expects to deliver the shares of our Class A common stock against payment therefor on or about           , 2021, subject to customary closing conditions.
ThinkEquity
The date of this prospectus is            , 2021

PREDICT
PREVENT
PROTECT
Marpai introduces the power of deep learning, (an advanced form of artificial intelligence) to health plans making them SMART.
As an AI-powered third party administrator (TPA) serving self-funded employers, Marpai seeks to predict future health states to prevent illness, radically reduce health plan costs in new ways and create healthier lives so everyone gets ahead. Good health never felt better.

PLAN AHEAD
Powered by an advanced tech platform featuring proprietary predictive algorithms, Marpai seeks to predict health states to prevent illness, most efficiently process health claims to achieve high margins, and deliver a highly differentiated, best in class client solution to drive high revenue growth.

We and the underwriters have not authorized anyone to provide you any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and you should rely only on the information contained in this prospectus or in any such free writing prospectus. We and underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside of the United States: we have not and the underwriters have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

i

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.
We obtained the statistical data, market data and other industry data and forecasts described in this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

ii

PROSPECTUS SUMMARY
This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing. Pursuant to the Amended and Restated Equity Interest Purchase and Reorganization Agreement (the “Purchase and Reorganization Agreement”), Marpai, Inc., a Delaware corporation, has acquired all equity interests of Marpai Health and Continental Benefits. As used in this prospectus, unless the context indicates or otherwise requires, the “Company,” “our Company,” “we,” “us,” and “our” refer to Marpai, Inc., the combined company of Marpai Health, Inc. and its wholly-owned subsidiary EYME Technologies Ltd. and Continental Benefits, LLC and its wholly-owned subsidiary, WellSystems, LLC.
Our Company
Overview
Marpai Inc.’s mission is to positively change healthcare for the benefit of (i) our clients who are self-insured employers that pay for their employees’ healthcare benefits and engage us to administer the latter’s healthcare claims, and we refer to them as our “Clients”; (ii) employees who receive these healthcare benefits from our Clients, and we refer to them as our “Members”, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products, and we refer to them as the “Providers.” We are creating the healthcare payer of the future for self-insured employers in the U.S., what we refer to as the “Payer of the Future.” Through the use of the latest technology and artificial intelligence or “A.I.,” we believe we have the ability to predict costly events, such as who is likely to develop a chronic disease or require a costly operation over the next twelve months. With this knowledge, we aim to optimize care so that employers can save money, while employees can have access to high-quality care and enjoy good healthcare outcomes.
Our company is the combination of Marpai Health, Inc. and Continental Benefits LLC. Marpai Health is our A.I.-focused subsidiary, with a research and development team in Tel Aviv, Israel. Continental Benefits is our healthcare payer subsidiary that provides administration services to self-insured employer groups across the United States. It acts as a third-party administrator or “TPA” handling all administrative aspects of providing healthcare to self-insured employer groups. We have combined these two businesses to create what we believe to be the Payer of the Future, which has not only the licenses, processes and know-how of a payer but also the latest A.I. technology. This combination allows us to differentiate in the TPA market by delivering something new — a technology-driven service that we believe can lower the overall cost of healthcare while maintaining or improving healthcare outcomes.
Since December 2019, Marpai Health and Continental Benefits have been working together on information exchange and joint development of A.I. models to predict the onset of chronic conditions and up-coming high-cost events such as expensive imaging or orthopedic surgeries. We believe early detection would lead some portion of Continental Benefits’ Members to avoid, delay or better manage their disease. This matters in both cost terms to the employers and in wellbeing for the Members. By recommending our Members to seek appropriate medical consultation with effective providers, we believe our technology can help mitigate the financial and wellbeing costs for employers and Members.
Many states have enacted laws prohibiting physicians from practicing medicine in partnership with non-physicians, such as business corporations. In some states, including New York, these take the form of laws or regulations prohibiting splitting of physician fees with non-physicians or others. As we do not engage in the practice of medicine or fee-splitting with any medical professionals, we do not believe these laws restrict our business. Our activities involve only monitoring and analyzing historical claims data, including our Members’ interactions with licensed healthcare professionals, and recommend the most suitable healthcare providers and/or sources of treatment. We do not provide medical prognosis or healthcare. In accordance with various states’ corporate practice of medicine laws and states’ laws and regulations which define the practice of medicine, our call center staff are prohibited from providing Members with any evaluation of any medical condition, diagnosis, prescription, care and/or treatment. Rather, our call center staff can only provide Members with general and publicly available information that is non-specific to the Members’ medical conditions and statistical information about the prevalence of medical conditions within certain populations or under certain circumstances. Our call center staff do not discuss Members’ individual medical conditions and are prohibited from asking Members for any additional protected health information (PHI) as such term is defined under the Health Insurance Portability and Accountability Act (HIPAA). Our call center staff have been trained and instructed to always inform Members that they are not licensed medical professionals, are not providing medical advice, and that Members should reach out to their medical provider for any medical advice.
In the area of high-cost events, like a high-cost image or a surgery, our customer data show large variations in cost for the same procedure, even given the same geography. For example, the median cost of an MRI of the brain may be approximately $1,000 in a given geography, but a significant amount of procedures priced above the median cost 3-5 times the median. By predicting which Members are on trajectories to have high-cost tests or surgeries, we can help guide them to lower cost, but high-quality providers. This saves money for employers, while ensuring Members get the best care.
After having worked together for over a year to identify and collaboratively develop A.I. solutions tailored to the self-insured employer market, Marpai Health started to implement its A.I.-enabled prediction tools as part of Continental Benefits’ patent-pending TopCare program®. In January 2021, our A.I.-powered TopCare program® became live, making it possible for us to offer our Members care management with high-impact predictions. Although our A.I. technology has not yet been integrated with any of our TPA business’ core systems, other than TopCare, to date, we plan to use A.I. in virtually every part of our TPA business. Since the Acquisition on April 1, 2021, Marpai Health and Continental Benefits have been operating as one company under the “Marpai” brand.
Building Blocks for the Payer of the Future
Our vision for the Payer of the Future places the Member at the center of the healthcare experience. We plan to use proprietary technology to innovate and improve operations at every level of a self-insured payer. Our management believes that by placing the latest advancements in user experience and behavioral science at the heart of our offering, we can create a truly personalized and seamless healthcare experience that engages Members and guides them to pathways that lower costs while improving healthcare outcomes.
•
Data, technology and A.I. — We plan to incorporate leading technology and A.I. throughout our business and in all of our building blocks. We will apply A.I. and other custom technologies to improve internal operations and to power solutions that we believe can directly lead to improved care and lower cost of claims. We have invested significantly in these capabilities and believe they are a key competitive advantage.

•
Foundation — The foundation of a TPA includes claims adjudication, benefits design and working with channel partners, like benefits brokers. We plan to leverage technology in all aspects of these foundational building blocks to lower our own costs. These efficiencies will make us more competitive.

•
Levers — We will combine the foundational elements of a TPA with A.I.-generated alerts, enriched member engagement, care management and telemedicine. This is how we plan to reduce the growth of long-term healthcare spending while also improving the quality of healthcare, which is commonly known as “bending the cost curve” in our industry.
•
Better Value/Better Healthcare Outcomes — We plan to monetize our role in the TPA market as the Payer of the Future by capturing a greater share of the TPA value chain, including a greater share of per employee per month (PEPM) fees charged to our Clients while delivering lower overall costs and quality healthcare outcomes for our Members.

Our Industry Opportunity
Rising healthcare costs have been a major trend affecting all participants of the healthcare ecosystem, including employers and their employees. In the United States, per capita healthcare expenditures are expected to more than double from $5,801 in 1990 to $12,000 in 2020, according to our analysis based on the Health System Tracker of the Peterson Center on Healthcare and Kaiser Family Foundation. As a share of GDP, healthcare expenditures grew from 5% of GDP in 1960 to 18% of GDP in 2019, according to Statista, a market and consumer data company.
These increases in healthcare cost have been driven by an increase in chronic diseases and various forms of waste in the system. Overall, it means that healthcare patients now pay more and are often less healthy than they were years ago. At the same time, patients today have adopted the latest online services and consumer electronics, which has led to consumer expectation for fast, quality service.
The growing healthcare costs and expectations for better service represent a significant challenge for companies that “self-insure,” or pay for their employee’s healthcare benefits directly as opposed to buying health insurance for them. According to the Employee Benefit Research Institute, approximately 80% of U.S. companies with 500 or more employees offered self-insured plans in 2018. According to the Everest Group, a research firm, the TPA market is highly fragmented, with the top 10 TPAs in the U.S. commanding just a 3-5% market share and lagging behind in technology adoption, despite technology being a key enabler of differentiation. Several of the largest insurance providers have their own internal claims processing operations. The industry refers to the big 4 as “BUCAs”: Blue Cross and Blue Shield/Anthem, United Health Group, Cigna, and Aetna. While the Company aims to be one of the largest national independent TPAs, we have network agreements with two of the largest health networks offering greater flexibility and choice.
Another major trend is the explosion of data, especially healthcare data. In 2020, approximately 2,413 exabytes of healthcare data will be generated, or 15x more than the 153 exabytes generated in 2013, according to Statista. The expansive volume of data and the latest breakthroughs in A.I., especially in the field of deep learning, are beginning to impact healthcare. Together with consumer-centric design, A.I. can enable more personalized healthcare and improved outcomes.
We aim to be the Payer of the Future for self-insured employers in the U.S. by deploying our A.I. solutions to curb the rising healthcare costs of our Clients and improve the health outcome of our Members.
Our Strategy
Our strategy is to create a proprietary technology platform enabling rapid growth in the healthcare payer market. With the use of A.I., we believe we can achieve our dual goals of lowering the cost of claims for Clients, while maintaining high quality healthcare outcomes for Members.
Today, we have already developed six A.I. modules to predict the following chronic conditions:
•
Type 2 Diabetes;

•
Cardio-vascular disease;

•
Kidney disease;

•
Chronic obstructive pulmonary disease (COPD);

•
High-cost imaging of knee; and

•
Knee replacement.

These modules allow us to identify which members to enroll in care management. In January 2021, our A.I.-powered TopCare program® became live, making it possible for us to offer care management with high-impact predictions. Fifteen Clients have signed up to use this enhanced product offering on a trial basis as a prototype as of September 2, 2021. We plan to continue to develop our technology, expand the number of A.I. modules TopCare® will incorporate as well as other functionalities, and sign up as many Clients who will pay a premium price for this enhanced product offering as possible.
Although our A.I. technology has not yet been integrated with any of our TPA business’ core systems, other than TopCare, to date, we plan to use A.I. in virtually every part of our TPA business by the end of 2022 as follows:
•
Claims management that will enable accurate auto-adjudication of most claims, which we believe will lower our operating costs and increase our operating efficiency. This will also include detecting and flagging suspicious claims before final adjudication.

•
Member engagement and self-service options via an intuitive and easy-to-use application, which we believe will also lower the cost to serve Clients and allow Members to interact with us as often as they wish. We will seek to present the best providers in terms of quality and costs, in a manner that is centered around a Member’s needs and geography.

•
Continuous Provider quality tracking that will enable us to identify the best Providers and also the usual and customary practices and their related costs.

•
Smart plan design including cost optimization, performance monitoring and risk prediction.

We plan to use a significant amount of the proceeds from this offering to expand our research and development efforts, build technology infrastructure, and greatly expand our A.I. research. We believe that these enhancements are necessary in creating a Payer of the Future in the TPA market, which can expand both organically and through acquisitions.
Our Products and Services
We are a technology-driven healthcare payer focused on providing services to the self-insured employer market. We do not provide medical prognosis and are not engaged in the practice of medicine of any sort.
Our current core product and service offering includes handling all aspects of administration related to a healthcare plan. We typically design for our Client a healthcare benefit plan which precisely outlines the coverage the Client would like to provide to its employees.
We then manage the plan for the Client by providing the following services:
•
Providing a Client’s employees access to a Provider network via relationships with Aetna, Cigna, and regional networks;

•
Concierge type services to help Members find Providers and care management as well as to answer questions, such as on claims and benefits;

•
Validating and adjudicating claims from Clients’ employees, including automated adjudication;

•
Promoting health and use of high-quality Providers to the Member population across Clients;

•
Paying claims on behalf of our Clients; and

•
Stop-loss insurance via one or several A rated carriers.

We do not bear the financial risk with respect to the cost of the claims for any employer. Instead, the self-insured employers and stop-loss insurance companies, if the self-insured employers purchase stop-loss insurance policies to protect themselves from having higher than planned healthcare costs, bear the risk arising from the cost of claims. We also sell a comprehensive offering of ancillary services such as care management, case management, actuarial services, health savings account administration and cost containment services. Our margin on these partner products varies greatly, but each added service makes the overall package for our Clients more robust and increases the likelihood of Client retention.

Our TopCare® Program
Use of A.I. to make predictions about Members’ health provides us a competitive advantage and differentiates us from other TPAs in the market. Since January 2021, our A.I.-powered TopCare program® became live, making it possible for us to offer care management with high-impact predictions. Using our innovative technology, TopCare® allows us to help self-insured employers manage their employees’ healthcare needs proactively. Our A.I. technology is able to process, analyze and store myriad types of data in large scale. Our A.I. models, collectively branded as “FutureSight Advantage”, recognize patterns and detect anomalies, giving us greater insights on a patient’s medical trajectory, although we do not provide medical prognosis, and are not engaged in the practice of medicine of any sort. Alerts generated by our system based on that trajectory allow our call center staff to start outreaching and recommend the best care to an at-risk Member, whether that is a visit to a primary care physician or to a specialist, for a root cause or drill down analysis. With a full disclaimer to the Member that our system does not provide medical advice or prognosis, our call center staff encourages the Member to develop an actionable healthcare plan with licensed medical professionals.
The key components of our TopCare® program include:
•
Deep Member Profile — We understand Members’ health based on their medical history, demographic information, historical claims, and in some cases, what they have shared with us as their own health risk assessments. All this data is fed through various deep learning modules and automatically processed;

•
Claims Trajectory — Our A.I. models have studied millions of claims and have mapped out an expected trajectory for Members. The predictions are based on all data on each Member available to us. Currently, the data includes structured data, such as demographic information, historical claims, laboratory test data when available. In the future, we anticipate that the data will include unstructured data, such as medical images, text-based assessments and other types of health records. All of this data is fed into deep learning models for each data type, and subsequently fed into a unified deep learning model which finds patterns and insights across all data and data types available for the Member; and

•
Alerts — Our A.I. models come to life via alerts, which are triggered by an event such as a particular claim. Each alert is a new data point for each Member, invoking the entire model to update its predictions. Deep learning models are especially superior for finding non-linear patterns and correlations. For example, a new data point X that apparently is completely unrelated to prediction Y, may actually affect the prediction through complex non-linear patterns, which are very difficult for humans and traditional A.I. to find. Deep learning models, however, are capable of finding those patterns, which trigger new actionable alerts. These alerts allow the TopCare® team to begin outreach to an at-risk Member.

Our A.I.-enabled predictions help both Members and their Providers to be proactive and get in front of costly events, so they can predict, prevent, and plan around them. Management believes that our services provide not only lower costs, but also better value for the money spent on healthcare, and therefore greatly reducing any waste related to care coordination and care delivery.
Our Technology
Our technology infrastructure and expertise are core building blocks of our vision to become the Payer of the Future. The Marpai System is our proprietary big data analytics system that provides advanced deep learning capabilities. Management expects to generate and collect troves of data from all aspects of our business including healthcare claims, member engagement, internal operations and customer experience and systematically apply intelligent automation and artificial intelligence to delight our end users, improve healthcare outcomes and lower costs.

The Marpai System
•
Mass Scale Data Fusion — Our system fuses massive amounts of data from various sources in many formats into a single environment for analysis.

•
Data — Our system includes a unified healthcare schema that can ingest and make useful any healthcare data type including claims, social determinants of health and psychographic data, blood test results and pathology and radiology images.

•
Data Lake — Our system includes a massive data lake with our unified schema that stores and structures healthcare data in order to enable analysis.

•
A.I. Models — Our system automatically applies our A.I. models to healthcare data to enable pattern recognition, advanced querying and anomaly detection.

•
Marpai Product — Our system is fully integrated with our user platform and can automatically deliver alerts to our internal staff and, in the future, to Members and other stakeholders.

Recent Developments
We have entered into four Administrative Service Agreements, each effective as of September 1, 2021, with a series of four school districts in Texas whereby we shall serve as a third party administrator for the self-funded employee welfare benefit plans maintained by these school districts. Marpai is implementing health plans, including our A.I.-powered TopCare program, for these school districts. By virtue of these agreements as of September 1, 2021, we have added 4,000 to 5,000 Employee Lives, representing an increase of 19.6% to 24.5% from the 20,400 “Employee Lives” we served as of June 30, 2021.
On September 2, we effected a forward split at a ratio of 4.555821-for-1 to increase our authorized capital shares from 50,000,000 shares of Class A common stock with a par value $0.0001 per share to 227,791,050 shares of Class A common stock with a par value of $0.0001 per share (the “2021 Forward Split”). As a result of the 2021 Forward Split, we now have 11,147,302 shares of Class A common stock issued and outstanding as of the date of this prospectus.
All share numbers, option numbers, warrant numbers, other derivative security numbers and exercise prices appearing in this prospectus have been adjusted to give effect to the 2021 Forward Split, unless otherwise indicated or unless the context suggests otherwise.
Growth Opportunities
We have two key drivers of growth: acquisitive growth and organic growth.

•
Acquisitive growth — We plan to grow by acquiring other TPAs with limited technology, and we will view them as books of business. Acquisitions will allow us to quickly fuel our near-term growth. However, we will be disciplined in that we will expect all acquired TPAs to adopt our technology platform and be fully integrated into our operations.

•
Organic growth — We believe we will grow organically by providing a highly differentiated TPA solution to employer groups.

Corporate Information
We were incorporated in Delaware in January 2021. We maintain our principal executive offices at 5701 E. Hillsborough Ave., Suite 1417, Tampa, FL 33610. We also maintain an office in Tel Aviv, Israel. Our telephone number is (646) 303-3483. Our website address is www.MarpaiHealth.com. Information contained on our website is not incorporated by reference into this prospectus, and it should not be considered to be part of this prospectus.
Acquisition of Marpai Health, Inc. and Continental Benefits LLC
On April 1, 2021, we entered into the Amended and Restated Equity Interest Purchase and Reorganization Agreement (the “Purchase and Reorganization Agreement”) with all the then stockholders of Marpai Health (including holders of shares underlying convertible notes held by certain current directors and officers of Marpai, Inc. that, at the time, were holders of Marpai Health’s convertible promissory notes in an aggregate principal amount of $3,800,000 (the “Original MH Notes”), Continental Benefits, WellEnterprises USA, LLC, and for the sole purposes of a joinder in connection with Guaranteed Obligations (defined below), HillCour. As part of the Acquisition, approximately $3,800,000 of the Marpai Health’s convertible promissory notes were exchanged for shares of common stock of Marpai Inc. immediately prior to the Acquisition. On May 7, 2021, parties entered into an addendum to the Purchase and Reorganization Agreement to correct the interest calculations on certain Original MH Notes. Pursuant to the terms of the Purchase and Reorganization Agreement, the stockholders of Marpai Health and the sole member of Continental Benefits contributed their respective securities and ownership interests in Marpai Health and Continental Benefits to Marpai, Inc. for a combination of shares of Class A common stock and Class B common stock (collectively, “Common Stock”) of Marpai, Inc. (the “Acquisition”). Options to purchase 1,027,602 shares of Marpai Health common stock and warrants to purchase 1,366,746 shares of Marpai Health common stock were exchanged, on a one to one basis, for options and warrants to purchase shares of our Class A common stock. In addition, pursuant to a Note Exchange Agreement, we issued convertible promissory notes in the aggregate principal amount of $2,198,459 (the “New Notes”) in exchange for certain then outstanding convertible promissory notes of Marpai Health of equivalent amount of outstanding principal and accrued but unpaid interest. The New Notes carry a simple interest rate of 8% per annum over a two-year term and are expected to convert upon the closing of this offering, at a price that is 70% of the per share public offering price in this offering. The SQN Convertible Note (defined below) in the aggregate principal amount of $2.93 million remains outstanding.
The Purchase and Reorganization Agreement required Continental Benefits to not have less than $4.762 million of cash on hand, and to have no debt at the time of closing of the Acquisition.
Pursuant to the Purchase and Reorganization Agreement, Continental Benefits was valued solely for purposes of the Acquisition, on a cash-free and debt-free basis, at $8.5 million. Including the $4.762 million of cash on Continental Benefits’ balance sheet, equity totaled $13.26 million. In addition, pursuant to Purchase and Reorganization Agreement, Marpai Health was valued solely for purposes of the Acquisition, at an assumed pre-money valuation of $35 million.
See “Business – Marpai, Inc.’s Acquisition of Marpai Health and Continental Benefits” for a full description of the Acquisition.
Class B Conversion; Second Amended and Restated Charter
On June 28, 2021, Eli David, Yaron Eitan, Edmundo Gonzalez, Grays West Ventures LLC, HillCour Investment Fund, LLC, and WellEnterprises USA, LLC voluntarily converted an aggregate of 927,817 shares of the Company’s Class B common stock they held into 4,226,968 shares of Class A common stock on a 1:1 basis (“Class B Conversion”). On July 8, 2021, the Company filed its Second Amended and Restated Certificate of Incorporation (“Second Amended and Restated Charter”), under which, the share capital of the Company was revised to include solely shares of Class A common stock. Until such filing of the Company’s Second Amended and Restated Charter, the Company was authorized to issue two classes of common stock, Class A common stock and Class B common stock. The issued and outstanding shares of Class B common stock have been converted into Class A common stock as described above, and the authorized class of Class B common stock was eliminated with the filing of the Second Amended and Restated Charter.
Controlled Company
Concurrently with the Class B Conversion, the Company, (i) HillCour Investment Fund, LLC and WellEnterprises USA, LLC (together, the “HillCour Founding Group”) and (ii) Eli David, Yaron Eitan, Edmundo Gonzalez and Grays West Ventures LLC (collectively, the “Grays Founding Group,” and together with the HillCour Founding Group, the “Co-Founders”) entered into an Agreement Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of a Power of Attorney and Proxy (“Power of Attorney and Proxy”). Pursuant to the Power of Attorney and Proxy, the HillCour Founding Group granted the Grays Founding Group the right to vote 1,560,237 shares of the Company’s Class A common stock it held (“Proxy Shares”) on all matters relating to any of the following: (i) change to the composition of the Company’s Board of Directors; (ii) sale of all or substantially all of the Company’s assets or capital stock, or a merger involving the Company; (iii) replacement of the Company’s CEO or other C-level officers; (iv) amendment or approval of any corporate documents or agreements in connection with the Company’s corporate structure or capital raising activities; (v) approval of the Company’s annual budget and business plan; and (vi) the Company’s acquisition, joint venture or other collaborative agreements. Consequently, the HillCour Founding Group and the Grays Founding Group currently have the right to vote 3,913,268 and 3,913,263 shares of the Company’s capital stock, respectively. The Power of Attorney and Proxy also provides that the number of Proxy Shares is subject to adjustment from time to time so as to maintain as much as possible, equal voting power in the Company between the HillCour Founding Group on the one hand and the Grays Founding Group on the other, subject to certain exceptions related to transfer of shares by the parties. The Power of Attorney and Proxy is irrevocable and will remain in full force and effect until the earlier of (i) consummation of the sale of all or substantially all of the Company’s assets, or the acquisition of the Company by a third party (by way of stock acquisition, merger, recapitalization or otherwise), or (ii) the time when the Grays Founding Group collectively owns fewer than 1,882,420 shares of the Company’s capital stock. For as long as this Power of Attorney and Proxy remains in effect, the HillCour Founding Group and the Grays Founding Group are therefore deemed to be a “group” under Rule 13d-5(d) of the Exchange Act.
Pursuant to this Power of Attorney and Proxy, the Co-Founders have also agreed to vote all their shares for the election of (a) Damien Lamendola (or another nominee of the HillCour Founding Group), (b) Edmundo Gonzalez; and (c) Yaron Eitan (or up to two other nominees of the Grays Founding Group) as the Company’s directors. Pursuant to this Power of Attorney and Proxy, the Co-Founders collectively hold an aggregate of more than 70% of the voting power of the Company’s common stock and therefore, the Company is eligible to be classified as a “controlled company” under the rules of the Nasdaq Stock Market and the Company will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. We do not currently intend to avail ourselves of these exemptions.

Organizational Chart of the Company
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:
•
requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” in our Securities Act of 1933, as amended, or the Securities Act, filings;

•
reduced disclosure about our executive compensation arrangements;

•
no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•
exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, or SOX.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC.
We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Class A common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Class A common stock) or a public float (based on our Class A common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.
We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of this accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.
Summary Risk Factors
Our business is subject to numerous risks and uncertainties that you should consider before investing in our company. You should carefully consider the risks described more fully in the section titled “Risk Factors” in this prospectus beginning on page 25, before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. These risks, include, but are not limited to, the following:
•
We and Marpai Health are development stage companies with no operating history and no revenues.

•
Continental Benefits has had a history of operating losses, and we may not be able to generate sufficient revenue to achieve profitability.

•
The loss, termination, or renegotiation of any contract with Continental Benefits’ current Clients could materially adversely affect our financial conditions and operating results.

•
Continental Benefits is party to a number of disputes and lawsuits, and we may be subject to liabilities arisen from these and similar disputes in the future.

•
Continental Benefits may be subject to penalties from the Internal Revenue Services.

•
Our success will largely depend on our ability to integrate Marpai Health and Continental Benefits, and effectively manage the combined company.

•
If our TopCare® program fails to provide accurate and timely predictions, or if it is associated with wasteful visits to Providers or unhelpful recommendations for Members, then this could lead to low customer satisfaction, which could adversely affect our results of operations.

•
Issues in the use of A.I., including deep learning in our platform and modules, could result in reputational harm or liability.

•
If the markets for our A.I. modules and TopCare® program fail to grow as we expect, or if self-insured employers fail to adopt our TopCare® program and A.I. modules, our business, operating results, and financial condition could be adversely affected.

•
We rely on healthcare benefits brokers and consultants as our principal sales channel, and some of these companies are large and have no allegiance to us. If we do not satisfy their employer clients, they may steer not only an unsatisfied client, but others as well, to other TPAs.

•
Our pricing may change over time and our ability to efficiently price our services will affect our results of operations and our ability to attract or retain Clients.

•
Our sales cycles can be long and unpredictable, and our sales efforts require a considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed.

•
Because Continental Benefits generally recognizes technology and professional services revenue ratably over the term of the contract for our services, a significant downturn in its business may not be reflected immediately in our results of operations, which increases the difficulty of evaluating our future financial performance.
•
Continental Benefits has a high annual customer attrition rate historically. The loss, termination, or renegotiation of any contract with Continental Benefits’ current Clients could have a material adverse effect on our financial conditions and operating results.

•
If we do not have access to A.I. talent or fail to expand our A.I. models, we may not remain competitive, and our revenue and results of operations could suffer.

•
Failure by our Clients to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data, which could harm our business.

•
Absence of change of control and/or assignment provisions in Continental Benefits’ data privacy policy and Non-Disclosure Agreements with regard to the sharing of confidential information could adversely affect our business.

•
If our security measures are breached or unauthorized access to client data is otherwise obtained, our product and service offerings may be perceived as not being secure, Clients may reduce the use of or stop using our services, and we may incur significant liabilities.

•
Global or regional health pandemics or epidemics, including COVID-19, could negatively impact our business operations, financial performance and results of operations.

•
Potential political, economic and military instability in the State of Israel, where our research and development facilities are located, may adversely affect our results of operations.

•
Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

•
Because a certain portion of our expenses is incurred in currencies other than the US Dollar, our results of operations may be harmed by currency fluctuations and inflation.

•
Employment and other material contracts we have with our Israeli employees are governed by Israeli laws. Our inability to enforce or obtain a remedy under these agreements could adversely affect our business and financial condition.

•
Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against one of our directors or asserting U.S. securities laws claims in Israel.

•
Unanticipated changes in our effective tax rate and additional tax liabilities, including as a result of our international operations or implementation of new tax rules, could harm our future results.

•
We rely on third-party providers, including Amazon Web Services, for computing infrastructure, network connectivity, and other technology-related services needed to deliver our service offerings. Any disruption in the services provided by such third-party providers could adversely affect our business and subject us to liability.

•
We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation, potentially require us to issue credits to our Clients, and negatively impact our relationships with Members or Clients, adversely affecting our brand and our business.

•
We employ third-party licensed software and software components for use in or with our TopCare® program, and the inability to maintain these licenses or the presence of errors in the software we license could limit the functionality of our TopCare® program and result in increased costs or reduced service levels, which would adversely affect our business.

•
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

•
We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions.

•
We may be sued by third parties for alleged infringement of their proprietary rights or misappropriation of intellectual property.

•
Our TopCare® program utilizes open-source software, and any failure to comply with the terms of one or more of these open-source licenses could adversely affect our business.

•
Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.

•
Our business could be adversely impacted by changes in laws and regulations related to the Internet or changes in access to the Internet generally.

•
As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

•
Certain of our founding shareholders will continue to own a significant percentage of our Class A common stock and will be able to exert significant control over matters subject to shareholder approval.

•
An active trading market may not develop for our securities, and you may not be able to sell your Class A common stock at or above the offering price per share.

The Offering
Class A common stock offered by us
2,777,778 shares (or 3,194,445 shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any).
Class A common stock to be outstanding after this offering
14,333,617 shares (or 14,750,284 shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any)
Option to purchase additional shares
We have granted the underwriters a 45-day option to purchase up to 416,667 additional shares of our Class A common stock from us at the public offering price, less underwriting discounts and commissions.
Representative’s Warrants
We will issue to the representative of the underwriters as compensation, upon closing of this offering, the Representative’s Warrants entitling the representative to purchase a number of shares of Class A common stock equal to 5% of the aggregate number of shares of Class A common stock issued in this offering, including shares of Class A issued pursuant to the exercise of the over-allotment option at an exercise price of $11.25 per share. The Representative’s’ Warrants will have a term of five years and may be exercised at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part. This prospectus also relates to the offering of the 138,889 shares (or 159,723 shares if the underwriters exercise their full over-allotment option) of Class A common stock issuable upon exercise of the Representative’s Warrants.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $21.3 million, or approximately $24.8 million if the underwriters exercise their option to purchase additional shares to cover over-allotments, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use approximately $8.0 million of the net proceeds from this offering to fund our research and development. This amount includes hiring new A.I. scientists and acquiring data from third parties. We plan to use approximately $2.0 million on sales and marketing. If the holder of the SQN Convertible Note (as defined below) chooses not to convert the SQN Convertible Note in full into shares of Class A common stock at the closing of the offering, we intend to use up to approximately $1.6 million from the net proceeds of this offering to repay a portion of the principal amount plus accrued interest on the SQN Convertible Note over the next 24 months. We intend to use up to approximately $1.5 million from the net proceeds of this offering to repay $1.5 million of the outstanding balance plus accrued interest of a $3.0 million promissory note dated July 29, 2021 payable to HillCour Investment Fund (the “the HillCour Promissory Note”), and the remaining proceeds of this offering for working capital, general corporate purposes and potential acquisitions. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
Risk factors
Investing in our securities involves a high degree of risk and purchasers may lose their entire investment. You should read the “Risk Factors” section of this prospectus beginning on page 25 for a discussion of certain factors to consider carefully before deciding to purchase any shares of our Class A common stock.
Proposed NASDAQ Capital Market Symbol
We intend to apply to list our Class A common stock on the Nasdaq Capital Market under the symbol “MRAI.” No assurance can be given that our shares of Class A common stock will be approved for listing on NASDAQ.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC.
The number of shares of our Class A common stock to be outstanding after this offering is based on the shares of Class A common stock to be outstanding as of the date of this prospectus and excludes the following:
•
1,422,112 shares of Class A common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $1.77 per share;

•
1,462,305 shares of Class A common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.33 per share;

•
406,944 shares of Class A common stock which would become issuable in the event the $2.93 million principal amount SQN Convertible Note is converted by the holder thereof;

•
81,309 shares of Class A common stock reserved for future issuance under our 2021 Global Stock Incentive Plan; and

•
138,889 shares of Class A common stock issuable upon the exercise of the Representative’s Warrants.

Unless otherwise indicated, this prospectus reflects and assumes the following:
•
no exercise of outstanding options or warrants;

•
no exercise by the underwriters of their option to purchase up to 416,667 additional shares of our Class A common stock from us to cover over-allotments, if any; and

•
the issuance of 408,537 shares of Class A common stock upon conversion of the (i) New Notes and (ii) the convertible notes in the aggregate principal amount of $300,000 issued in June 2021 (the “June 2021 Notes”) upon the consummation of this offering.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data, or the summary pro forma data, gives effect to the Acquisition described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Acquisition is being accounted for as a business combination, with Marpai Health treated as the “acquirer” and Continental Benefits treated as the “acquired” company for financial reporting purposes. Under the acquisition method of accounting, the total purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that management of Marpai Health believe are reasonable.
The summary unaudited pro forma condensed combined statement of operations data, which have been presented for the six months ended June 30, 2021 and the year ended December 31, 2020, give effect to the transactions summarized below, as if they had occurred on January 1, 2020.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of Marpai Inc, Marpai Health and Continental Benefits and related notes included in this prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Acquisition:
All share and per share amounts presented herein have been restated to reflect a forward split at a ratio of 4.555821-for-1, which was effected on September 2, 2020, as if it had occurred at the beginning of the earliest period presented.
	Year Ended December 31, 2020	Six Months Ended June 30, 2021
Net revenue	$18,388,192	$7,746,593
Operating loss	(17,131,684)	(7,447,870)
Net loss	$(17,620,431)	$(7,591,285)
Net loss per ordinary share basic and diluted	$(1.58)	$(0.673)

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF MARPAI, INC.
The accompanying summary selected consolidated financial data include the accounts of Marpai Inc. (the “Company”) and its wholly owned subsidiaries, EYME and Marpai Health, for all the periods presented and Continental Benefits from April 1, 2021, the date of the Acquisition. All references to the Company and Marpai Health for periods prior to the Acquisition are interchangeable as if the Acquisition was in effect for all periods presented in the condensed consolidated financial statements.
The summary consolidated financial information and other data presented below for the six months ended June 30, 2021 and 2020, and as of June 30, 2021, have been derived from our unaudited interim condensed consolidated financial statements included in this prospectus. The summary consolidated financial information for the year ended December 31, 2020 and the summary consolidated balance sheet as of December 31, 2020 have been derived from our audited consolidated financial statements included in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of our management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of this data. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited and audited consolidated financial statements and related notes included elsewhere in this prospectus. Amounts (excluding share data) in the following tables are in U.S. dollars.
We acquired Continental Benefits on April 1, 2021 and our unaudited consolidated financial information for the six months ended June 30, 2021 consolidates the financial information of Continental Benefits from April 1, 2021, the date of the Acquisition. Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Acquisition.
All share and per share amounts presented herein have been restated to reflect a forward split at a ratio of 4.555821-for-1, which was effective on September 2, 2021, as if it had occurred at the beginning of the earliest period presented.
STATEMENTS OF OPERATIONS DATA:
	For the Year Ended December 31,	For the Six Months Ended June 30,
	2020	2021	2020
Net revenue	$—	$3,531,512	$—
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	(2,720,483)	—
General and administrative	1,499,376	2,814,950	773,223
Research and development	1,840,772	549,374	1,025,986
Sales and marketing	27,583	1,443,785	5,623
Information and technology		731,230	—
Facilities		226,892	—
Depreciation and amortization		420,967	37,885
Other expense	(500,253)	(237,419)	(215,785)
Loss from operations	(3,867,984)	(5,613,588)	(2,058,502)
Income tax provision	—	(150,000)	—
Net loss	$(3,867,984)	$(5,463,588)	(2,058,502)
Net loss per share
Basic and fully diluted	$(1.59)	$(0.84)	(0.93)
Weighted average number of common shares
Basic and fully diluted	2,428,877	6,528,888	2,211,683

BALANCE SHEET DATA:
	As of December 31, 2020	As of June 30, 2021
Current assets	$2,180,181	$8,621,723
Total assets	6,531,860	26,413,689
Current liabilities	2,649,207	9,001,133
Long term liabilities	7,379,152	8,261,383
Common stock	3	245
Total stockholders’ (deficit) equity	$(3,496,499)	$9,151,173

SUMMARY SELECTED CONSOLIDATED DATA OF
CONTINENTAL BENEFITS, LLC PRE-ACQUISITION
The following table summarizes Continental Benefits’ consolidated financial data. We have derived the following statements of operations data for the year ended December 31, 2020 and balance sheet data as of December 31, 2020 from Continental Benefits’ audited consolidated financial statements included elsewhere in this prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. The following selected financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Continental Benefits Pre-Acquisition” and Continental Benefits’ financial statements and related notes appearing elsewhere in this prospectus.
STATEMENTS OF OPERATIONS DATA:
Year Ended December 31, 2020
Net sales	$18,388,192
Cost of revenue
Service fees	10,507,319
Direct expense – claims	1,871,683
Direct expense – member services	1,552,006
Total cost of revenue	13,931,008
Gross profit	4,457,184
Operating expenses
Administrative	8,700,352
Information technology	4,223,350
Sales and marketing	2,724,368
Facilities	762,649
Depreciation	596,152
Total operating expenses	17,006,871
Operating loss	(12,549,687)
Other non operating income
Interest income	11,506
Other income	—
Total non operating income	11,506
Net loss	$(12,538,181)
BALANCE SHEET DATA:
As of December 31, 2020
Current assets	$14,143,967
Total assets	17,327,171
Current liabilities	10,608,167
Long term liabilities	1,281,362
Total member’s equity	$5,437,642

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X with respect to the financial aspects of the Acquisition, summarized below. For each of the periods presented, the unaudited pro forma condensed combined financial information reflects the combination of historical financial information of Marpai Health and Continental Benefits LLC (“Continental Benefits”), adjusted to give effect to the Acquisition, inclusive of the issuance of shares of common stock to Continental Benefits’ sole member. Hereinafter, Marpai Health and Continental Benefits are collectively referred to as the “Companies,” and the Companies, subsequent to the Acquisition, are referred to herein as the “Combined Company.”
The unaudited pro forma condensed combined financial information does not include an unaudited pro forma consolidated balance sheet as of June 30, 2021 as the Acquisition and related transactions are already reflected in the historical unaudited condensed consolidated balance sheet as of June 30, 2021, included elsewhere in this prospectus.
Description of the Transaction
On April 1, 2021, pursuant to the terms of the Amended and Restated Equity Interest Purchase and Reorganization Agreement, as was further amended on May 7, 2021 (collectively, the “Agreement”), the stockholders of Marpai Health Inc. (“Marpai Health”) and the sole member of Continental Benefits, LLC (“Continental Benefits”) contributed their respective shares and ownership interests in Marpai Health and Continental Benefits to Marpai Inc (the “Company”) in consideration for shares of the Company’s common stock. Additionally, options to purchase 1,027,602 shares of Marpai Health’s common stock and warrants to purchase 1,366,746 shares of Marpai Health’s common stock were exchanged, on a one-to-one basis, for options and warrants to purchase shares of the Company’s common stock (the above transactions shall be referred to as the “Acquisition”). As part of the Acquisition, approximately $3,800,000 of Marpai Health’s convertible promissory notes were exchanged for shares of common stock of the Company immediately prior to the Acquisition. As part of the Acquisition, pursuant to a Note Exchange Agreement, the Company acquired Marpai Health’s certain outstanding convertible promissory notes, with aggregate outstanding principal and accrued but unpaid interest of $2,198,459, in exchange for the issuance of the Company’s convertible promissory notes of equivalent aggregate principal amount. The Agreement called for Continental Benefits to not have less than $4.762 million of cash on hand, and to have no debt at the time of closing of the Acquisition.
According to the Agreement, Continental Benefits is valued, on a cash-free and debt-free basis, at $8.5 million. Including $4.762 million of cash on Continental Benefits’ balance sheet, equity would total $13.26 million. In addition, pursuant to the Agreement, Marpai Health is valued at an assumed pre-money valuation of the last convertible note’s conversion price of $35 million.
For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Management has determined that Marpai Health is the accounting acquirer and Continental Benefits is deemed to be the acquired company for financial reporting purposes based on an evaluation of the following facts and circumstances:
1.
Marpai Health’s legacy stockholders hold a majority ownership and voting interest in the Company;

2.
Marpai Health’s senior management team comprise the senior management of the Company; and

3.
Directors appointed by Marpai Health hold a majority of board seats of the Company.

Other factors were considered but they would not change the preponderance of factors indicating that Marpai Health was the accounting acquirer.
The historical combined financial information of the Companies has been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:
•
Unaudited condensed consolidated financial statements of Marpai Inc. as of and for the six months ended June 30, 2021 and audited consolidated financial statements of Marpai Health as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this prospectus;

•
Unaudited condensed consolidated financial statements of Continental Benefits as of and for the three months ended March 31, 2021 and audited consolidated financial statements of Continental Benefits as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this prospectus;

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Acquisition.
The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes.
All share and per share amounts presented herein have been restated to reflect a forward split at a ratio of 4.555821-for-1, which was effected on September 2, 2021, as if it had occurred at the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the results of operations in future periods or the results that actually would have been realized had Marpai Health and Continental Benefits been a combined company during the specified periods.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2021
	Marpai Inc(1) (Historical)	Continental Benefits(2) (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenue	$3,531,512	$4,215,081	$—		$7,746,593
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	2,720,483	3,096,275	—		5,816,758
General and administrative	2,814,950	1,045,397	—		3,860,347
Information technology	731,230	865,966	—		1,597,196
Research and development	549,374	—	—		549,374
Sales and marketing	1,443,785	628,487	—		2,072,272
Facilities	226,892	184,718	—		411,610
Depreciation and amortization	420,967	162,373	23,716	(a)	886,906
			279,850	(b)
Total costs and expenses	8,907,681	5,983,216	303,566		15,194,463
Operating loss	(5,376,169)	(1,768,135)	(303,566)		(7,447,870)
Other expenses
Interest income (expense)	(276,033)	—	—		(276,033)
Other income	54,398	16,004	—		70,402
Foreign exchange loss	(15,784)	—	—		(15,784)
Loss before provision for income taxes	(5,613,588)	(1,752,131)	(303,566)		(7,669,285)
Income tax benefit	(150,000)	—	—		(150,000)
Net loss	(5,463,588)	(1,752,131)	(303,566)		(7,519,285)
Net loss per share, basic & fully diluted	(0.84)				(0.67)
Weighted average number of common shares	6,528,888			(c)	11,147,302

(1)
Derived from Marpai, Inc.’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2021, which includes the results of operations for Marpai Health for the six months ended June 30, 2021and Continental Benefits for the three months ended June 30, 2021.

(2)
Derived from Continental Benefits’ unaudited condensed consolidated statement of operations for the three months ended March 31, 2021.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020
	Marpai Health(3) (Historical)	Continental Benefits(4) (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenue	$—	$18,388,192	$—		$18,388,192
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	13,931,008	—		13,931,008
General and administrative	1,499,376	8,700,352			10,199,728
Information technology	—	4,223,350	—		4,223,350
Research and development	1,840,772	—	—		1,840,772
Sales and marketing	27,583	2,724,368	—		2,751,951
Facilities	—	762,649			762,649
Depreciation and amortization	—	596,152	94,866	(a)	1,810,418
			1,119,400	(b)
Total costs and expenses	3,367,731	30,937,879	1,214,266		35,519,876
Operating loss	(3,367,731)	(12,549,687)	(1,214,266)		(17,131,684)
Other expenses
Interest income (expense)	(521,140)	11,506	—		(509,634)
Other income	25,846	—	—		25,846
Foreign exchange gain	(4,959)	—	—		(4,959)
Loss before provision for income taxes	(3,867,984)	(12,538,181)	(1,214,266)		(17,620,431)
Income tax expense	—	—	—		—
Net loss	(3,867,984)	(12,538,181)	(1,214,266)		(17,620,431)
Net loss per share, basic & fully diluted	(1.59)				(1.58)
Weighted average number of common shares	2,428,877			(c)	11,147,302

(3)
Derived from Marpai Health’s audited consolidated statement of operations for the year ended December 31, 2020.

(4)
Derived from Continental Benefits’ audited consolidated statement of operations for the year ended December 31, 2020.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
BASIS OF PRESENTATION AND DESCRIPTION OF THE ACQUISITION
On April 1, 2021, pursuant to the terms of the Purchase and Reorganization Agreement (the “Agreement”), Marpai, Inc. acquired all of the outstanding capital stock of Marpai Health and all of the outstanding membership interests of Continental Benefits. The stockholders of Marpai Health and Continental Benefits contributed their respective ownership interests in Marpai Health and Continental Benefits to Marpai, Inc. for shares of Common Stock of Marpai Inc. (the “Acquisition”). For further details on the Acquisition see the section titled Description of the Transaction.
The unaudited pro forma condensed combined financial information presents the pro forma condensed combined results of operations of the Combined Company based upon the historical financial statements of Marpai Health and Continental Benefits, after giving effect to the Acquisition and are intended to reflect the impact of such on the Combined Company’s consolidated results of operations.
The unaudited pro forma condensed combined statements of operations, which have been presented for the six months ended June 30, 2021 and the year ended December 31, 2020, give effect to the transactions summarized below, as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Acquisition taken place on January 1, 2020, nor are they indicative of the results of operations of the Combined Company for any future period.
The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.
The Acquisition is being accounted for as a business combination, with Marpai Health treated as the “acquirer” and Continental Benefits treated as the “acquired” company for financial reporting purposes. Under the acquisition method of accounting, the total purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that management of Marpai Health believe are reasonable. The allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is based on various estimates. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.
The unaudited pro forma condensed combined financial information does not reflect restructuring or integration activities that have yet to be determined or other costs that may be incurred to achieve cost or growth synergies of the Combined Company. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustment has been made.
Further, the unaudited pro forma condensed combined financial information does not necessarily reflect what the Combined Company’s results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. In addition, the Combined Company’s management believes that income tax effects of the pro forma adjustments on the unaudited pro forma condensed combined financial information would not be meaningful given the Combined Company incurred significant losses during the historical periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The condensed consolidated statement of operations of Marpai Inc. for the six months ended June 30, 2021 includes the results of operations of Continental Benefits for the three months ended June 30, 2021, but do not include Continental Benefits results of operations prior to the Acquisition, for the three months ended March 31, 2021. As such, the pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are related the three months ended March 31, 2021 as follows:
(a)
Depreciation of property and equipment, net. The following table summarizes the changes in the estimated depreciation expense resulting from the adjustment of property and equipment, net to fair value of $1,601,990:

	Three months ended March 31, 2021	Year ended December 31, 2020
Estimated depreciation expense	$186,089	$691,378
Historical depreciation expense	162,373	596,512
Pro forma adjustments to depreciation expense	$23,716	$94,866

(b)
The following table summarizes the estimated fair values of Continental Benefits’ identifiable intangible assets, their estimated useful lives and the amortization for presented periods:

	Estimated Fair Value	Estimated Useful Life in Years	Amortization Three Months ended March 31, 2021	Amortization Year ended December 31, 2020
Trademarks	$1,860,000	10.00	$46,712	$186,848
Patent and patent applications	700,000	Work in Process	—	—
Customer relationships	3,370,000	7.00	120,907	483,628
Capitalized software	1,230,000	5.00	61,500	246,000
Intangible assets	1,010,000	5.00	50,731	202,924
Total	8,170,000		279,850	1,119,400
Pro forma adjustments to amortization expense			$279,850	$1,119,400

(c)
Represents the weighted average shares in connection with the issuance of 11,147,302 common shares upon closing of the Acquisition reflecting a forward split at a ratio of 4.555821-for-1, which was effected on September 2, 2021, as if it had occurred at the beginning of the earliest period presented..

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our Class A common stock. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, results of operations, financial condition and prospects could be harmed. In that event, the trading price of our Class A common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.
Risks Related to Managing and Growing Our Combined TPA Business
We and Marpai Health are a development stage company with no operating history and no revenues.
On April 1, 2021, Marpai consummated its acquisition of Marpai Health and Continental Benefits.
Marpai Health, Inc. was formed in February 2019. Together with its wholly-owned subsidiary, EYME Technologies Ltd., an Israeli company (“EYME,”) Marpai Health is a development stage company with no operating history and has not yet generated any revenue. As of December 31, 2020 and March 31, 2021, it had an accumulated deficit of approximately $5.5 million, and $7.1 million, respectively, and working capital deficit of $469,026 and $2.7 million, respectively. At March 31, 2021, it had total debt of approximately $9.6 million. Since inception, Marpai Health has funded its capital needs from sale of convertible notes. As of June 30, 2021, Marpai has an accumulated deficit of approximately $11.0 million and working capital deficit of $379,410. At June 30, 2021, it had total debt of approximately $5.7 million and $2.3 million of unrestricted cash on hand.
We expect to derive a significant portion of our revenue from the renewal of Continental Benefits’ existing Client contracts and sales of our added services to its existing Clients. Sale of products and services through Continental Benefits’ TopCare® program is key to our success. We believe that our A.I. models with deep learning functionality and predictive algorithms give us the ability to predict chronic conditions and costly medical procedures, and these factors differentiate us from other TPAs. However, implementing Marpai Health’s prediction tools as part of Continental Benefits’ TopCare® program is a new initiative. There can be no assurances as to how long it will take for our A.I.-enabled TopCare® program to resonate with Continental Benefits’ current Clients, or at all. Even with interested Clients, it will likely take some time for the TopCare® program to yield measurable results.
Continental Benefits had a history of operating losses, and we may not be able to generate sufficient revenue to achieve profitability.
Continental Benefits has suffered significant recurring losses and negative cash flows from operations, and historically has relied on periodic contributions from HillCour for the development of its product and funding of its operating expenses. It incurred net losses of $12.5 million and $11.5 million for the year ended December 31, 2020, and 2019, respectively. It had an accumulated deficit of $56.6 million and $58.4 million as of December 31, 2020 and March 31, 2021, respectively. Compared to the year ended December 31, 2019, Continental Benefits has experienced a decrease of 9.5% in revenue, or approximately $1.9 million. There are no assurances that we can reverse the trend.
In September 2020, FTI Consulting, Inc. (“FTI”), a global consulting firm, was retained to assist with Continental Benefits’ organizational restructuring with a view to reduce its operating expenses and achieve break-even or near-term profitability. In November 2020, FTI recommended an organizational re-design including reducing the ratio of managers to direct reports, eliminating the Program Management Office, counseling out employees due to performance issues and cuts in claims and customer service departments to bring the operating costs more in line with industry norms, which resulted in the elimination of a total of 56 positions. FTI also recommended a number of cost-cutting measures, including rationalizing the IT processes, cancelling IT contracts that were not used, and generally optimizing IT expenditures. We believe that these measures, which were implemented on a rolling-basis through March 2021 immediately prior to the Acquisition, will save us on an annualized basis, approximately $5.5 million in headcount-related expenses and approximately $1.5 million in non-headcount-related expenses. The implementation of the restructuring and other recommendations will continue after completion of this offering and may take longer than planned. It may also cause business disruptions which may adversely affect customer satisfaction and negatively impact revenues. There can be no assurances that the organizational restructuring and cost-cutting measures, even if fully implemented, will be effective to eliminate Continental Benefits’ operating losses.
We also expect that our operating costs will increase over time as we continue to invest to grow our business and build relationships with Clients, develop our platform, develop new solutions, and operate as a public company. These efforts may prove to be more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition, and results of operations would be adversely affected.
The audited financial statements of both Continental Benefits and Marpai for the year ended December 31, 2020 included an explanatory paragraph relating to liquidity.
For the year ended December 30, 2020, Marpai Health had an accumulated deficit of approximately $5.5 million and working capital deficit of approximately $469,026. Since inception, Marpai Health has relied on the issuance of convertible notes to fund its operating expenses. Its cash requirements are generally for operating activities and debt repayments. Continental Benefits has suffered recurring losses and for the year ended December 31, 2020, it has an accumulated deficit of $56.6 million. It has historically met its cash needs through cash flows from operating activities and periodic contributions from HillCour. For the year ended December 30, 2020 and 2019, HillCour contributed to Continental Benefits approximately $8.8 million and $9.3 million, respectively. In March 2021, in connection with the audit of Marpai Health and Continental Benefits, HillCour gave a support letter (the “March Support Letters”) to each of (i) Marpai Health, agreeing to provide Marpai Health capital to fund its operating expenses until April 2022 if the Company is unable to complete this offering, or secure enough funding or revenue to fund Marpai Health’s operations, which was projected at the time to be approximately between $3.5 million and $4.5 million, and (ii) Continental Benefits, agreeing to provide Continental Benefits capital to fund its operations through April 30, 2022, which was projected at the time to be between $6.5 million and $8.0 million. In May 2021, the two March Support Letters were superseded by a HillCour letter (the “May Support Letter”) which has been superseded by another HillCour letter (the “August Support Letter”) providing that if Marpai, Inc. fails to (i) complete this offering, (ii) raise sufficient capital through private rounds of financings, or (iii) secure sufficient operating cash to fund its operating expenses, HillCour, subject to such further conditions, and in a form to be mutually determined, will provide Marpai, Inc. funding and financial support necessary to pay for its operating expenses so Marpai, Inc. is able to continue to operate in its normal course of business through September 30, 2022. At the time the August Support Letter was executed, Marpai, Inc.’s un-funded operating expenses through September 30, 2022 was estimated to be between $8.0 million and $10.0 million. However, we do not know at this time under what terms the funding will be provided, or if the funding actually needed will exceed the maximum amount of the un-funded operating expenses projected at the time. If sales and profitability do not improve, the cash balances and cash generated from operations may not be sufficient to fund operations after December 31, 2021 without the proceeds from this offering. On July 29, 2021, HillCour Investment Fund LLC provided Marpai a revolving credit facility in return for a promissory note in the principal amount of up to $3,000,000 (the “HillCour Promissory Note’’). With the HillCour Promissory Note, the anticipated revenues generated from operations and the proceeds from this offering, we expect that we will have sufficient cash to fund operations through the next twelve months.
We will continue to seek to raise additional working capital through public equity, private equity or debt financings. If we fail to raise additional working capital, or do so on commercially unfavorable terms, it would materially and adversely affect our business, prospects, financial condition and results of operations, and we may be unable to continue as a going concern. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all.

Continental Benefits has a high annual customer attrition rate historically. The loss, termination, or renegotiation of any contract with Continental Benefits’ current Clients could have a material adverse effect on our financial conditions and operating results.
Continental Benefits’ largest two Clients collectively represented approximately 9.2% and 8.3% of its total gross revenue in 2020 and 2019, respectively. For the twelve months ended December 31, 2020 and 2019, its customer attrition rates were approximately 33.8% and 24.2%, respectively. We believe many Clients left due to poor customer service. Although we believe many root causes driving customer attrition have been identified, remedial actions are still in process, and not all of them will be fully implemented during 2021. If we fail to reverse the upward trend of Continental’s customer attrition rate, our future revenue growth will suffer, and we may encounter difficulty in recruiting new clients due to erosion of customer confidence. Some Clients with renewal dates in late 2021 may opt to leave as they may have had a sub-optimal experience pre-acquisition. If this happens, our revenue will decrease and our results of operations will be adversely affected. Besides, there can be no assurances that all Clients will like the cost-cutting measures taken as part of Continental Benefits’ corporate restructuring efforts. If Continental Benefits’ existing Clients do not continue or renew their contracts with us or decide to renew at lower fee levels or decline to purchase additional products and services from us, it could have a material adverse effect on our business, financial condition, and results of operations. The loss, termination, or renegotiation of any contract with Continental Benefits’ current Clients could have a material adverse effect on our financial condition and operating results.
Continental Benefits is party to a number of disputes and lawsuits, and we may be subject to liabilities arisen from these and similar disputes in the future.
In the normal course of the claims administration services business, we expect to be named from time to time as a defendant in lawsuits by the insureds or claimants contesting decisions by us or our Clients with respect to the settlement of their healthcare claims. Continental Benefits’ Clients have brought claims for indemnification on the basis of alleged actions on its part or on the part of its agents or employees in rendering services to Clients. We are subject to a number of disputes and lawsuits of which Continental Benefits is currently a subject. Any future lawsuits against us can be disruptive to our business. The defense of the lawsuits will be time-consuming and require attention of our senior management and financial resources, and there can be no assurances that the resolution of any such litigation will not have a material adverse effect on our business, financial condition and results of operations. See section titled, “Business — Legal Proceedings.”
Even though pursuant to the Purchase and Reorganization Agreement, WellEnterprises USA, LLC, has agreed to assume all liabilities of Continental Benefits that relate to benefits claims in excess of $50,000 or that have been outstanding in excess of 180 days, in each case as of April 1, 2021, Continental Benefits will ultimately be responsible for any damages that may arise from these lawsuits. To the extent that WellEnterprises USA, LLC is unable or unwilling to satisfy any such liabilities, we will be required to do so. One of our directors, Mr. Damien Lamendola is the majority shareholder of HillCour Holding Corporation, which owns HillCour.
Pursuant to the Purchase and Reorganization Agreement, $500,000 was deposited into an escrow account on April 30, 2021 to indemnify parties for fraud, breach of any representation or warranty, breach or non-performance of any post-closing covenant or agreement. However, there can be no assurances that future lawsuits may not arise. If we are exposed to liabilities in excess of the amount held in escrow, our financial condition can be materially adversely affected. See section titled “Business — Marpai, Inc.’s Acquisition of Marpai Health and Continental Benefits” below.
Continental Benefits may be subject to penalties from the Internal Revenue Service.
In September 2020, Continental Benefits received Notice 972CGs from the IRS regarding certain tax penalties related to prior year 1099 tax filings. Based on the opinion of Continental Benefits’ counsel, although Continental Benefits is in the process of appealing, the full amount of penalties and interest of $1,532,185 has been accrued as of December 31, 2020. The penalties were a result of Continental Benefits’ failure to list accurate taxpayer identification numbers for certain of its contractors. Continental Benefits disputed these assessments. The Company recently received a letter dated March 8, 2021 from the IRS that granted a $678,780 waiver for the full amount of the 1099 penalties the tax year 2018. In June 2021, the Company received written confirmation from the IRS that all outstanding penalties have been waived and that nothing is due to the IRS from the Company. The Company has completely reversed the accrual as of June 30, 2021.
Even though under the Purchase and Reorganization Agreement, WellEnterprises, LLC has agreed to assume all Continental Benefits’ liabilities related to tax matters based upon facts and circumstances that occurred prior to the closing of the Acquisition, Continental Benefits shall ultimately be responsible for any damages that may arise from the Notice 972CG, as well as any other penalties the IRS may assess. To the extent that WellEnterprises, LLC is unable or unwilling to satisfy any such liabilities, we will be required to do so. See section titled, “Business — Legal Proceedings.”
Our success will largely depend on our ability to integrate Marpai Health and Continental Benefits, and effectively manage the combined company.
Although Marpai Health and Continental Benefits have been working together on product design and development since the beginning of 2020, they have not operated as a combined company before April 1, 2021. We have no combined corporate culture or institutional knowledge prior to April 1, 2021. There are significant risks associated with our ability to integrate successfully the two companies and effectively manage the combined business. For instance, we are required to onboard most of Continental Benefits’ 105 employees and contractors, and adopt and implement new benefits programs for all of them. Setting up programs and processes as such can distract management from other business operations of the combined company. We must maintain active TPA licenses in all states that are not expressly exempt from requiring a TPA license where we conduct business.
We also may not achieve the anticipated benefits from the Acquisition due to a number of factors, including, but not limited to:
•
inability to integrate or benefit from the technologies or services in a profitable manner;

•
unanticipated costs or liabilities associated with the Acquisition;

•
difficulty integrating the two companies’ accounting systems, operations, and personnel;

•
difficulties and additional expenses associated with supporting Continental Benefits’ legacy technology platform and hosting infrastructure;

•
difficulty converting Continental Benefits’ existing Clients onto our combined platform and contract terms; and

•
failure to create one highly functioning corporate culture.

Because we lack an operating history as a combined company, you have no basis upon which to evaluate our ability to execute our business plan and strategies in an evolving industry. If our business prospects fail to materialize, we may never generate any operating revenues.
If our TopCare® program fails to provide accurate and timely predictions, or if it is associated with wasteful visits to Providers or unhelpful recommendations for Members, then this could lead to low customer satisfaction, which could adversely affect our results of operations.
When our A.I. models make a prediction, we advise the Member to reach out to his or her primary care physician or make suggestions to the Member on the best providers in the area via our TopCare® program since we do not provide medical prognosis. However, Members may not follow our advice or accept our suggestions. We believe that not taking our recommendations will lead to higher claims costs to our Clients. If claim costs remain the same or are not lower than those before we were hired, our Clients may be dissatisfied with our services, terminate or refuse to renew contracts with us.
In addition, our A.I. models may not always work as planned, and the predictions could have many false positives. These errors may lead to wasteful visits to the Providers, Clients’ dissatisfaction and attrition, which may lead to loss of revenue. Our economic models assume that the costs stemming from these false positives is a small fraction of the total savings that may be achieved by preventing or better managing chronic conditions and steering Members who will have high-cost medical procedures to high-quality, lower cost providers. This assumption, however, has yet to be proven. To date, we have no actual case data to support this assumption.
Issues in the use of A.I., including deep learning in our platform and modules could result in reputational harm or liability.
As with many developing technologies, A.I. presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. A.I. algorithms may be flawed. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of A.I. solutions. If the recommendations, forecasts, or analyses that A.I. applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some A.I. scenarios could present ethical issues. If we enable or offer A.I. solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.
If the markets for our A.I. modules and TopCare® program fail to grow as we expect, or if self — insured employers fail to adopt our TopCare® program and A.I. modules, our business, operating results, and financial condition could be adversely affected.
It is difficult to predict self-insured employer adoption rates and demand for our A.I. modules and TopCare® program, the entry of competitive platforms, or the future growth rate and size of the healthcare technology and TPA markets. We expect that a significant portion of our revenue will come from our A.I. modules with deep learning functionality and predictive algorithms and our TopCare® program. Although demand for healthcare technology, deep learning (an advanced form of A.I.), and data analytics platforms and A.I. applications has grown in recent years, the market for these platforms and applications continues to evolve. There can be no assurances that this market will continue to grow or, even if it does grow, that Clients will choose our A.I. modules, TopCare® program, or platform. Our future success will depend largely on our ability to penetrate the existing market for healthcare technology driven by TPAs, as well as the continued growth and expansion of what we believe to be an emerging market for healthcare administration focused on A.I. platforms and applications that are faster, easier to adopt, and easier to use.
Our ability to penetrate the TPA market depends on a number of factors, including the cost, performance, and perceived value associated with our A.I. modules, as well as Clients’ willingness to adopt a different approach to data analysis. We plan to spend considerable resources to educate Clients about digital transformation, A.I., and deep learning in general and our A.I. modules in particular. However, there can be no assurances that these expenditures will help our A.I. modules and TopCare® program achieve widespread market acceptance. Furthermore, prospective Clients may have made significant investments in legacy healthcare analytics software systems and may be unwilling to invest in new platforms and applications. If the market fails to grow or grows more slowly than we currently expect or self-insured employers fail to adopt our A.I. modules and TopCare® program, our business, operating results, and financial condition could be adversely affected.
We operate in a highly competitive industry, and the size of our target market may not remain as large as we anticipate.
The market for healthcare solutions is very competitive. We compete with almost 1,000 TPAs, all of whom are vying for the same business — the management of healthcare benefits for self-insured employers. There is only one TPA at a time for every employer wanting to provide health benefits via a self-insured model, and an employer may remain with the same TPA for many years. This means that although the market is very large, not all of it is accessible by us in any one year.
We provide administrative services to only self-insured employers who provide healthcare benefits to their employees. These self-insured employers can always elect to abandon self-insurance and simply buy medical insurance from one of the large players such as, Aetna, Cigna, or United Healthcare. There can be no assurances that our Clients or prospective Clients will remain self-insured for any given period of time. If the number of employers which choose to self-insure declines, the size of our targeted market will shrink.

In addition to the very large health insurance companies, there are new players in the market such as, Collective Health, Clover Health, Bind Health Insurance, Bright Health Group, Oscar and Centivo. These companies have raised hundreds of millions of dollars and have greater financial and personnel resources than we do and are pursuing a business strategy similar to ours and share our vision to use technology to transform the healthcare payer space. We believe that like us, Collective Health and Clover Health are also targeting at self-insured employers.
We rely on healthcare benefits brokers and consultants as our principal sales channel, and some of these companies are large and have no allegiance to us. If we do not satisfy their employer clients, they may steer not only an unsatisfied client, but others as well, to other TPAs.
Brokers such as Lockton Companies, Inc., the world’s largest privately held insurance brokerage firm, are a key sales channel for us to reach the self-insured employer market. These brokers work with many insurance companies and TPAs at the same time. Brokers and consultants earn their fees by also charging employers on a per employee per month (“PEPM”) basis. As they often own the relationship with the employer, they may view our fees as competitive to how much they can earn. They may steer our Clients to another TPA if they believe doing so can maximize their own fees. If we do not deliver competitive pricing, quality customer service, and high member satisfaction, these brokers can take the business they brought us to another TPA anytime. Due to the brokers’ power to influence employer groups, the brokers play an outsized role in our industry, and may exert pressure on our pricing or influence the service levels we offer to our Clients, all of which can lead to lower price PEPM for us, or an increase in our customer service staffing and other operating costs.
Our pricing may change over time and our ability to efficiently price our services will affect our results of operations and our ability to attract or retain Clients.
Our current pricing model, like most in the industry, is based on a PEPM fee. In the future, we may change our pricing model to capture more market share. We may also enter different pricing schemes with Clients, including but not limited to shared savings. In a shared savings pricing model, we share the risk with the Client. For example, if the Clients’ claims cost is $10 million, we may estimate that we can bring that down to $9,000,000 with our service offering. Instead of charging a fixed PEPM fee, we would earn revenue from a share of the cost savings in a shared savings model. In the example above, if the share were 30% and we managed to achieve a reduction of $1 million, we would earn $300,000 as a shared savings fee.
Since there is no guarantee how much savings, if any, will actually be achieve, shared savings puts some of our revenue at risk. If cost savings are not achieved by many of our Clients, our revenue and results of operations will most likely suffer.
Our sales cycles can be long and unpredictable, and our sales efforts require a considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed.
Our sales process entails planning discussions with prospective Clients, analyzing their existing solutions and identifying how these prospective Clients can use and benefit from our services. The sales cycle for a new Client, from the time of prospect qualification to completion of the sale, may take as long as a year. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will result in the sale of our services.
In addition, our sales cycle and timing of sales can vary substantially from Client to Client because of various factors, including the discretionary nature of prospective Clients’ purchasing and budget decisions, the announcement or planned introduction of product and service offerings by us or our competitors, and the purchasing approval processes of prospective Clients. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed.
Because Continental Benefits generally recognizes technology and professional services revenue ratably over the term of the contract for our services, a significant downturn in its business may not be reflected immediately in our results of operations, which increases the difficulty of evaluating our future financial performance.
Continental Benefits generally recognizes technology and professional services revenue ratably over the term of a contract, which is typically one year. As a result, a substantial portion of Continental Benefits’

revenue is generated from contracts entered into during prior periods. Consequently, a decline in new contracts in any quarter may not affect our results of operations in that quarter but could reduce our revenue in future quarters. Additionally, the timing of renewals or non-renewals of a contract during any quarter may only affect our financial performance in future quarters. For example, the non-renewal of a subscription agreement late in a quarter will have minimal impact on revenue for that quarter but will reduce our revenue in future quarters. Accordingly, the effect of significant declines in sales may not be reflected in our short-term results of operations, which would make these reported results less indicative of our future financial results. By contrast, a non-renewal occurring early in a quarter may have a significant negative impact on revenue for that quarter and we may not be able to offset a decline in revenue due to non-renewal with revenue from new contracts entered into in the same quarter. In addition, we may be unable to quickly adjust our costs in response to reduced revenue.
The success and growth of our business depends upon our ability to continuously innovate and develop new products and technologies.
Our solution is a technology-driven platform that relies on innovation to remain competitive. The process of developing new technologies and products is complex, and we develop our own A.I. and deep learning, healthcare technologies, and other tools to differentiate our platform and A.I. modules. In addition, our dedication to incorporating technological advancements into our platform requires significant financial and personnel resources and talent. Our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from other growth initiatives important to our business. We operate in an industry experiencing rapid technological change and frequent platform introductions. We may not be able to make technological improvements as quickly as demanded by self-insured employers and our Clients, which could harm our ability to attract new Clients and therefore, our market share. In addition, we may not be able to effectively implement new technology-driven products and services as projected.
If we do not have access to A.I. talent or fail to expand our A.I. models, we may not remain competitive, and our revenue and results of operations could suffer.
Our risks as a development stage company are compounded by our heavy dependence on emerging and sometimes unproven technologies such as A.I. and deep learning, which are characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other companies will not render our technologies or potential products or services uneconomical, or result in products superior to those we develop, or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.
Our success depends on our ability to innovate and provide more tools that can help employers save healthcare claims costs while maintaining good healthcare outcomes for their employees and their families. However, access to A.I. talent, especially with respect to deep learning in healthcare, is very limited. The competition for talent is not so much from other payers in the healthcare space as it is from the big technology companies such as, Google, Amazon, and Facebook and technology start-ups. Our growth is highly dependent on our ability to access this limited pool of talent. Our Chief Science Advisor, Dr. Eli (Omid) David is a lecturer in deep learning at Bar-Ilan University in Israel and a leading researcher in A.I. We believe his university connection as well as his reputation and previous work experience with other technology companies will help attract key deep learning talent to us. However, there is no assurance that that will be enough. If the right talent pool is not readily available to us, it may impact our ability to innovate and differentiate ourselves in the market with new products and services, which could in turn adversely affect our revenue and results of operations.
Our product development relies heavily on access to large healthcare data sets. We have developed six A.I. modules to predict chronic conditions and high-cost medical procedures. Our ability to offer a comprehensive solution that helps employers save on healthcare claims costs is directly related to our ability to expand to other modules as well as to constantly make improvements on our existing modules. Access to certain data in healthcare in large scale can be challenging. Electronic health records, for example, are stored in myriad systems and there is no single standard for what one contains. Moreover, payers generally do not have access to electronic health records at scale, although they may have access to some limited data to support a claim. Our models currently rely heavily on claims data, which is the type of data that payers mostly have. We plan to improve our A.I. predictions by incorporating other data types in the future. However, there can be no assurances that we will be able to do so and our failure to incorporate other data types may limit our ability to compete in the market.
Failure by our Clients to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data, which could harm our business.
We require our Clients to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of the information that we receive, and we require contractual assurances from them that they have done so and will do so. If they do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be restricted or prohibited by state, federal or international privacy or data protection laws, or other related privacy and data protection laws. This could impair our functions, processes, and databases that reflect, contain, or are based upon such data and may prevent the use of such data, including our ability to provide such data to third parties that are incorporated into our service offerings. Furthermore, this may cause us to breach obligations to third parties to whom we may provide such data, such as third-party service or technology providers that are incorporated into our service offerings. In addition, this could interfere with or prevent data sourcing, data analyses, or limit other data-driven activities that benefit us. Moreover, we may be subject to claims, civil and/or criminal liability or government or state attorneys general investigations for use or disclosure of information by reason of lack of valid notice, permission, or waiver. These claims, liabilities or government or state attorneys general investigations could subject us to unexpected costs and adversely affect our financial condition and results of operations.
If our security measures are breached or unauthorized access to client data is otherwise obtained, our product and service offerings may be perceived as not being secure, Clients may reduce the use of or stop using our services, and we may incur significant liabilities.
Our business involves the storage and transmission of our Members’ proprietary information, including personal or identifying information regarding members and their protected health information (“PHI”). As a result, unauthorized access or security breaches to our system or platform as a result of third-party action, employee error, malfeasance, or otherwise could result in the loss or inappropriate use of information, litigation, indemnity obligations, damage to our reputation, and other liability including but not limited to government or state Attorney General investigations. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we may not be able to anticipate these techniques or implement adequate preventative measures. Moreover, the detection, prevention, and remediation of known or unknown security vulnerabilities, including those arising from third-party hardware or software, may result in additional direct or indirect costs and management time.
Any or all of these issues could adversely affect our ability to attract new Clients, cause existing Clients to elect not to renew their contracts, result in reputational damage, or subject us to third-party lawsuits, regulatory fines, mandatory disclosures, or other action or liability, which could adversely affect our results of operations. Our general liability insurance may not be adequate to cover all potential claims to which we are exposed and may not be adequate to indemnify us for liability that may be imposed, or the losses associated with such events, and in any case, such insurance may not cover all of the specific costs, expenses, and losses we could incur in responding to and remediating a security breach. A security breach of another significant provider of cloud-based solutions may also negatively impact the demand for our product and service offerings.
If we are not able to enhance our reputation and brand recognition, we may not be able to execute our business strategy as planned.
We believe that enhancing our reputation and brand recognition is critical to maintaining our relationships with Continental Benefits’ existing Clients and to our ability to attract new Clients. The promotion of our Marpai brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our Clients, or any adverse publicity surrounding one of our investors or Clients, could make it substantially more difficult for us to attract new Clients. If we do not successfully enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with Continental Benefits’ existing clients, which would harm our business, results of operations, and financial condition.
We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition, and results of operations.
We may seek to acquire or invest in businesses, applications, and services, or technologies that we believe could complement or expand our product and service offerings, enhance our A.I. capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. We may have difficulty integrating other technologies, other team members, or selling our TopCare® program to acquired Clients and we may not be able to achieve the intended benefits from any such acquisition.
In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.
Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition, and results of operations may suffer.
Global or regional health pandemics or epidemics, including COVID-19, could negatively impact our business operations, financial performance and results of operations.
Our business and financial results could be negatively impacted by the recent outbreak of COVID-19 or other pandemics or epidemics. The severity, magnitude and duration of the current COVID-19 pandemic is uncertain, rapidly changing and hard to predict. During 2020, COVID-19 has significantly impacted economic activity and markets around the world, and it could negatively impact our business in numerous ways, including but not limited to those outlined below:
•
the number of employers who will choose to self-insure or remain to be self-insured may decline;

•
Clients and prospective Clients may be less willing to pay the added fees for our TopCare® program due to significant capital constraints as a result of COVID-19 and the macro-economic environment;

•
Clients may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us;

•
disruptions or uncertainties related to the COVID-19 outbreak for a sustained period of time could result in delays or modifications to our strategic plans and initiatives and hinder our ability to achieve our business objectives.

•
illness, travel restrictions or workforce disruptions could negatively affect our business processes.

•
government or regulatory responses to pandemics could negatively impact our business. Mandatory lockdowns or other restrictions could materially adversely impact our operations and results.

•
the COVID-19 outbreak has increased volatility and pricing in the capital markets and volatility is likely to continue which could have a material adverse effect on our ability to obtain debt or equity financing to fund operations. Economic uncertainties or downturns in the general economy or the healthcare industry in general could disproportionately affect the demand for our product and service offerings and materially adversely affect our results of operations.

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by COVID-19, and the duration of such impact, may be difficult to assess or predict, the widespread pandemic has resulted in significant disruption of global financial markets, which could reduce our ability to access capital and negatively affect our future liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 and related government orders and restrictions could materially affect our business and the value of our Class A common stock. The COVID-19 pandemic continues to evolve rapidly. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems, or the global economy as a whole.
These and other impacts of the COVID-19 or other global or regional health pandemics or epidemics could have the effect of heightening many of the other risks described in this “Risk Factors” section. We might not be able to predict or respond to all impacts on a timely basis to prevent near- or long-term adverse impacts to our results. The ultimate impact of these disruptions also depends on events beyond our knowledge or control, including the duration and severity of any outbreak and actions taken by parties other than us to respond to them. Any of these disruptions could have a negative impact on our business operations, financial performance and results of operations, which impact could be material.
Risks Related to Managing Our Research and Development Operations in Israel
Potential political, economic and military instability in the State of Israel, where our research and development facilities are located, may adversely affect our results of operations.
Our executive office, where we conduct primarily all of our research and development activities, is located in Israel. Many of our software and A.I. engineers are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon). Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. To date, Israel faces political tension with respect to its relationships with Turkey, Iran and other Arab neighbor countries. In addition, recent political uprisings and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries and have raised concerns regarding security in the region and the potential for armed conflict. In Syria, a country bordering Israel, a civil war is taking place. In addition, there are concerns that Iran, which has previously threatened to attack Israel, may step up its efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon, as well as a growing presence in Syria. Additionally, the Islamic State of Iraq and Levant, or ISIL, a violent jihadist group whose stated purpose is to take control of the Middle East, remains active. The tension between Israel and Iran and/or these groups may escalate in the future and turn violent. Any potential future conflict could also include missile strikes against parts of Israel, including our offices. Political events in Israel may significantly affect our business, assets or operations. On Israel’s domestic front, there is currently a level of unprecedented political instability, as evidenced by Israel’s fourth general election in two years which took place in March 2021. The Israeli Parliament, or the Knesset, has not approved a budget since 2019, and certain government ministries are without necessary resources and may not receive sufficient funding moving forward. Social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, and policy changes or enactments could negatively impact our business. Any armed conflicts, terrorist activities or political instability in the region could adversely affect our research and development activities, ability to innovate, and results of operations.
The relationship between the United States and Israel could be subject to sudden fluctuation and periodic tension particularly in light of the change in the U.S. administration following the 2020 Presidential election. Changes in political conditions in Israel and changes in the state of U.S. relations with Israel are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive.
Parties with whom we do business may be disinclined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.
Our insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot be assured that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred and the government may cease providing such coverage or the coverage might not suffice to cover potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts, political instability, terrorism, cyberattacks or any other hostilities involving or threatening Israel would likely negatively affect business conditions generally and could harm our results of operations.
Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.
Many Israeli citizens are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Any major escalation in hostilities in the region could result in a portion of our employees and service providers being called up to perform military duty for an extended period of time. Our operations could be disrupted by such call-ups. Such disruption could materially adversely affect our business, financial condition and results of operations.
Because a certain portion of our expenses is incurred in currencies other than the US Dollar, our results of operations may be harmed by currency fluctuations and inflation.
Our reporting and functional currency is the U.S. Dollar, but a portion of our operations expenses are denominated in the New Israeli Shekel (“NIS”) — 41% or $1.4 million, in 2020. As a result, we are exposed to some currency fluctuation risks, largely derived from our current and future engagements for payroll and lease obligations in Israel. Fluctuation in the exchange rates of foreign currency has an influence on the cost of goods sold and our operating expenses. For instance, from the time Marpai Health was formed to now, the NIS has increased in value relative to U.S. dollars by over 12%, resulting in a significant increase in our operating expense. We may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above in relation to the US Dollar. These measures, however, may not adequately protect us from adverse effects.
There are costs and difficulties inherent in managing cross-border business operations.
Managing a business, operations, personnel or assets in another country is challenging and costly. Any management that we may have (whether based abroad or in the United States) may be inexperienced in cross-border business practices and unaware of significant differences in accounting rules, legal regimes and labor practices. Even with a seasoned and experienced management team, the costs and difficulties inherent in managing cross-border business operations, personnel and assets can be significant (and much higher than in a purely domestic business) and may negatively impact our financial and operational performance.

Employment and other material contracts we have with our Israeli employees are governed by Israeli laws. Our inability to enforce or obtain a remedy under these agreements could adversely affect our business and financial condition.
All employees were asked to sign employment agreements that contain confidentiality, non-compete and assignment of intellectual property provisions. The employment agreements between EYME and its employees in Israel are governed by Israeli laws. The system of laws and the enforcement of existing laws and contracts in Israel may not be as certain in implementation and interpretation as in the United States, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Our inability to enforce or obtain a remedy under any of these or future agreements could adversely affect our business and financial condition. Delay with respect to the enforcement of particular rules and regulations, including those relating to intellectual property, customs, tax, and labor, could also cause serious disruption to operations abroad and negatively impact our results.
Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.
Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. All of the employees of EYME elected to be included under section 14 of the Severance Pay Law, 1963 (“Section 14”) pursuant to which these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Total expenses related to severance pay amounted to approximately $80,000 for the year ended December 31, 2020.
Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against one of our directors or asserting U.S. securities laws claims in Israel.
One director of ours is not a U.S. citizen and many of our intellectual property assets are located outside the United States. Service of process upon one of our directors and enforcement of judgments obtained in the United States against one of our directors may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against a director of ours because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against one of our directors.
Moreover, among other reasons, including but not limited to, fraud, a lack of due process, a judgment which is at variance with another judgment that was given in the same matter and if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.
Unanticipated changes in our effective tax rate and additional tax liabilities, including as a result of our international operations or implementation of new tax rules, could harm our future results.
We are subject to income taxes in the United States and Israel. Our domestic and international tax liabilities are subject to the allocation of expenses in differing jurisdictions and complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Tax rates in the jurisdictions in which we operate may change as a result of factors outside of our control or relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. In addition, changes in tax and trade laws, treaties or regulations, or their interpretation or enforcement, have become more unpredictable and may become more stringent, which could materially adversely affect our tax position.
Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and there may be material differences between our forecasted and actual effective tax rate. Our effective tax rate could be adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses, the valuation of deferred tax assets and liabilities, adjustments to income taxes upon finalization of tax returns, changes in available tax attributes, decision to repatriate non-U.S. earnings for which we have not previously provided for U.S. taxes, and changes in federal, state, or international tax laws and accounting principles.
Finally, we may be subject to income tax audits throughout the world. An adverse resolution of one or more uncertain tax positions in any period could have a material impact on our results of operations or financial condition for that period.
Risks Related to Protecting Our Technology and Intellectual Property
We rely on third-party providers, including Amazon Web Services, for computing infrastructure, network connectivity, and other technology-related services needed to deliver our service offerings. Any disruption in the services provided by such third-party providers could adversely affect our business and subject us to liability.
Our TopCare® program is hosted from and use computing infrastructure provided by third parties, including Amazon Web Services, and other computing infrastructure service providers. Our computing infrastructure service providers have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our computing infrastructure service providers is acquired, we may be required to transition to a new provider and we may incur significant costs and possible service interruption in connection with doing so.
Problems faced by our computing infrastructure service providers, including those operated by Amazon Web Services, could adversely affect the experience of our Clients. Amazon Web Services has also had and may in the future experience significant service outages. Additionally, if our computing infrastructure service providers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect our service levels or cause our third-party hosted systems to fail. Our agreements with third-party computing infrastructure service providers may not entitle us to service level credits that correspond with those we offer to our Clients.
Any changes in third-party service levels at our computing infrastructure service providers, or any related disruptions or performance problems with our product and service offering, could adversely affect our reputation and may damage our clients’ stored files, result in lengthy interruptions in our services, or result in potential losses of client data. Interruptions in our services might reduce our revenue, cause us to issue refunds to clients for prepaid and unused subscriptions, subject us to service level credit claims and potential liability, allow our clients to terminate their contracts with us, or adversely affect our renewal rates.
We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation, potentially require us to issue credits to our Clients, and negatively impact our relationships with Members or Clients, adversely affecting our brand and our business.
In addition to the services we provide from our offices, we serve our Clients primarily from third-party data-hosting facilities. These facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct. Their systems and servers could also be subject to hacking, spamming, ransomware, computer viruses or other malicious software, denial of service attacks, service disruptions, including the inability to process certain transactions, phishing attacks and unauthorized access attempts, including third parties gaining access to Members’ accounts using stolen or inferred credentials or other means, and may use such access to prevent use of Members’ accounts. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at two or more of the facilities could result in lengthy interruptions in our services. Even with our disaster recovery arrangements, our services could be interrupted.
Our ability to deliver our Internet- and telecommunications-based services is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet access and services and reliable mobile device, telephone, facsimile, and pager systems, all at a predictable and reasonable cost. We have experienced and expect that we will experience interruptions and delays in services and availability from time to time.
We rely on internal systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment or service providers, to provide our services. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with users or clients. To operate without interruption, both we and our service providers must guard against:
•
damage from fire, power loss, and other natural disasters;

•
communications failures;

•
security breaches, computer viruses, ransomware, and similar disruptive problems; and

•
other potential interruptions.

Any disruption in the network access, telecommunications, or co-location services provided by these third-party providers or any failure of or by these third-party providers or our own systems to handle the current or higher volume of use could significantly harm our business. We exercise limited control over these third-party vendors, which increases our vulnerability to problems with the services they provide.
Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with users and clients, adversely affect our brands and business, and expose us to third-party liabilities. The insurance coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.
The reliability and performance of the Internet may be harmed by increased usage or by denial-of-service attacks. The Internet has experienced a variety of outages and other delays as a result of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based services.
We typically provide service level commitments under our client contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect our results of operations.
Finally, recent changes in law could impact the cost and availability of necessary Internet infrastructure. Increased costs and/or decreased availability would negatively affect our results of operations.
We employ third-party licensed software and software components for use in or with our TopCare® program, and the inability to maintain these licenses or the presence of errors in the software we license could limit the functionality of our TopCare® program and result in increased costs or reduced service levels, which would adversely affect our business.
Our software applications might incorporate or interact with certain third-party software and software components (other than open-source software), such as claims processing software, obtained under licenses from other companies. We pay these third parties a license fee or royalty payment. We anticipate that we will continue to use such third-party software in the future.
Although we believe that there are commercially reasonable alternatives to the third-party software we currently make available, this may not always be the case, or it may be difficult or costly to replace. Furthermore, these third parties may increase the price for licensing their software, which could negatively impact our results of operations. Our use of additional or alternative third-party software could require clients to enter into license agreements with third parties. In addition, if the third-party software we make available has errors or otherwise malfunctions, or if the third-party terminates its agreement with us, the functionality of our TopCare® program may be negatively impacted and our business may suffer.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
Our success and ability to compete depend largely upon our intellectual property. To date, we have three patent applications pending in the U.S. We take reasonable steps to protect our intellectual property, especially when working with third parties. However, the steps we take to protect our intellectual property rights may be inadequate. For example, other parties, including our competitors, may independently develop similar technology, duplicate our services, or design around our intellectual property and, in such cases, we may not be able to assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.
We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our model, technology, or proprietary information, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent application will issue or be approved. The United States Patent and Trademark Office and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent, or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. Effective trademark, copyright, patent, and trade secret protection may not be available in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights.
In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. Negative publicity related to a decision by us to initiate such enforcement actions against a client or former client, regardless of its accuracy, may adversely impact our other client relationships or prospective client relationships, harm our brand and business, and could cause the market price of our Class A common stock to decline. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business.

We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions.
Considerable research in A.I. is being performed in countries outside of the United States, and a number of potential competitors are located in these countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property. Several of these potential competitors may be further along in the process of product development and also operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.
We may be sued by third parties for alleged infringement of their proprietary rights or misappropriation of intellectual property.
There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, including so-called non-practicing entities (“NPEs”), may own or claim to own intellectual property relating to our TopCare® program. Not all employees and contractors of Continental Benefits have signed non-compete and non-disclosure agreements with the Company. From time to time, third parties may claim that we are infringing upon their intellectual property rights or that we have misappropriated their intellectual property. For example, in some cases, very broad patents are granted that may be interpreted as covering a wide field of healthcare data storage and analytics solutions or machine learning and predictive modeling methods in healthcare. As competition in our market grows, the possibility of patent infringement, trademark infringement, and other intellectual property claims against us increases. In the future, we expect others to claim that our TopCare® program and underlying technology infringe or violate their intellectual property rights. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more aspects of our technology and services. Any claims or litigation could cause us to incur significant expenses and, whether or not successfully asserted against us, could require that we pay substantial damages, ongoing royalty or license payments, or settlement fees, prevent us from offering our TopCare® program or using certain technologies, require us to re-engineer all or a portion of our platform, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our clients or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications, or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.
Our TopCare® program utilizes open-source software, and any failure to comply with the terms of one or more of these open-source licenses could adversely affect our business.
We use software modules licensed to us by third-party authors under “open-source” licenses in our TopCare® program. Some open-source licenses contain affirmative obligations or restrictive terms that could adversely impact our business, such as restrictions on commercialization or obligations to make available modified or derivative works of certain open-source code. If we were to combine our proprietary software with certain open-source software subject to these licenses in a certain manner, we could, under certain open-source licenses, be required to release or otherwise make available the source code to our proprietary software to the public. This would allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for us.
Although we employ practices designed to manage our compliance with open-source licenses and protect our proprietary source code, we may inadvertently use open-source software in a manner we do not intend and that could expose us to claims for breach of contract and intellectual property infringement. If we are held to have breached the terms of an open-source software license, we could be required to, among other things, seek licenses from third parties to continue offering our products on terms that are not economically feasible, pay damages to third parties, to re-engineer our products, to discontinue the sale of our products if re-engineering cannot be accomplished on a timely basis, or to make generally available, in source code form, a portion of our proprietary code, any of which could adversely affect our business, results of operations, and financial condition. The terms of many open-source licenses have not been interpreted by U.S. courts, and, as a result, there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our TopCare® program.
Risks Related to Conducting our Business Under a Complex and Evolving Set of Governmental Regulations
Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.
The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. Existing and new laws and regulations affecting the healthcare industry, or changes to existing laws and regulations, including the potential amendment or repeal of all or parts of the Affordable Care Act (“ACA”), including the effects of court challenges or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including expanding government-funded healthcare insurance options or implementing a single-payer proposal (often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, could create unexpected liabilities for us, cause us to incur additional costs, and restrict our operations. Reforming the healthcare industry has been a priority for U.S. politicians, and key members of the legislative and executive branches have proposed a wide variety of potential changes and policy goals. Certain changes to laws impacting our industry, or perceived intentions to do so, could affect our business and results of operations.
Many healthcare laws are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the data analytics and improvement services that we provide, and these laws and regulations may be applied to our product and service offerings in ways that we do not anticipate, particularly as we develop and release new and more sophisticated solutions. Our failure to accurately anticipate the application of these laws and regulations, or our other failure to comply with them, could create significant liability for us, result in adverse publicity, and negatively affect our business. Some of the risks we face from healthcare regulation are described below:
•
False Claims Laws.    There are numerous federal and state laws that prohibit submission of false information, or the failure to disclose information, in connection with submission and payment of physician claims for reimbursement. For example, the federal civil False Claims Act prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, or knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. If our advisory services to clients are associated with action by clients that is determined or alleged to be in violation of these laws and regulations, it is possible that an enforcement agency would also try to hold us accountable. Any determination by a court or regulatory agency that we have violated these laws could subject us to significant civil or criminal penalties, invalidate all or portions of some of our client contracts, require us to change or terminate some portions of our business, require us to refund portions of our services fees, subject us to additional reporting requirements and oversight under a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, cause us to be disqualified from serving clients doing business with government payors, and have an adverse effect on our business. Our Clients’ failure to comply with these laws and regulations in connection with our services could result in substantial liability (including, but not limited to, criminal liability), adversely affect demand for our services, and force us to expend significant capital, research and development, and other resources to address the failure.
•
Health Data Privacy Laws.    There are numerous federal and state laws related to health information privacy. In particular, the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, which we collectively refer to as “HIPAA,” include privacy standards that protect individual privacy by limiting the uses and disclosures of PHI and implementing data security standards that require covered entities to implement administrative, physical, and technological safeguards to ensure the confidentiality, integrity, availability, and security of PHI in electronic form. HIPAA also specifies formats that must be used in certain electronic transactions, such as admission and discharge messages and limits the fees that may be charged for certain transactions, including claim payment transactions. By processing and maintaining PHI on behalf of our covered entity clients, we are a HIPAA business associate and mandated by HIPAA to enter into written agreements with our covered entity clients — known as Business Associate Agreements (“BAAs”) — that require us to safeguard PHI. BAAs typically include:

•
a description of our permitted uses of PHI;

•
a covenant not to disclose that information except as permitted under the BAA and to require that our subcontractors, if any, are subject to the substantially similar restrictions;

•
assurances that reasonable and appropriate administrative, physical, and technical safeguards are in place to prevent misuse of PHI;

•
an obligation to report to our client any use or disclosure of PHI other than as provided for in the BAA;

•
a prohibition against our use or disclosure of PHI if a similar use or disclosure by our client would violate the HIPAA standards;

•
the ability of our clients to terminate the underlying support agreement if we breach a material term of the BAA and are unable to cure the breach;

•
the requirement to return or destroy all PHI at the end of our services agreement; and

•
access by the Department of Health and Human Services (“HHS”) to our internal practices, books, and records to validate that we are safeguarding PHI.

In addition, we are also required to maintain BAAs, which contain similar provisions, with our subcontractors that access or otherwise process PHI on our behalf.
We may not be able to adequately address the business risks created by HIPAA implementation. Furthermore, we are unable to predict what changes to HIPAA or other laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance. For example, in 2018, the HHS Office for Civil Rights published a Request for Information in the Federal Register seeking comments on a number of areas in which HHS is considering making both minor and significant modifications to the HIPAA privacy and security standards to, among other things, improve care coordination. We are unable to predict what, if any, impact the changes in such standards will have on our compliance costs or our product and service offerings.
We will also require large sets of de-identified information to enable us to continue to develop A.I. algorithms that enhance our product and service offerings. If we are unable to secure these rights in Client BAAs or as a result of any future changes to HIPAA or other applicable laws, we may face limitations on the use of PHI and our ability to use de-identified information that could negatively affect the scope of our product and service offering as well as impair our ability to provide upgrades and enhancements to our services.

We outsource important aspects of the storage and transmission of client and member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client information to sign BAAs contractually requiring those subcontractors to adequately safeguard PHI in a similar manner that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations as well as to protect the confidentiality of other sensitive client information. In addition, we periodically hire third-party security experts to assess and test our security measures. However, we cannot be assured that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client proprietary information and PHI.
Centers for Medicare & Medicaid Services (“CMS”) takes the position that an electronic fund transfer (“EFT”) payment to a health care provider is a “standard transaction” under HIPAA. As a “standard transaction”, these provider payments may be subject to certain limitations on the fees that may be charged for an EFT payment transaction with a health care provider. We outsource important aspects of our EFT payments to health care providers and thus rely on third parties to manage the EFT transactions and assure that the fees charged comply with HIPAA. The application of HIPAA to EFT payments is complex, and their application to specific value-added services for health care providers may not be clear. Our failure to accurately anticipate the application of HIPAA’s fee restrictions on certain standard transactions could create significant liability for us, resulting in negative publicity, and material adverse effect on our business and operating results.
In addition to the HIPAA privacy and security standards, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical and other personally identifiable information (“PII”) and many states have adopted or are considering new privacy laws, including legislation that would mandate new privacy safeguards, security standards, and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them.
Failure by us to comply with any of the federal and state standards regarding patient privacy and/or privacy more generally may subject us to penalties, including significant civil monetary penalties and, in some circumstances, criminal penalties. In addition, such failure may injure our reputation and adversely affect our ability to retain clients and attract new clients.
Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.
•
Anti-Kickback and Anti-Bribery Laws.    There are federal and state laws that prohibit payment for patient referrals, patient brokering, remuneration of members, or billing based on referrals between individuals or entities that have various financial, ownership, or other business relationships with healthcare providers. In particular, the federal Anti-Kickback Statute prohibits offering, paying, soliciting, or receiving anything of value, directly or indirectly, for the referral of members covered by Medicare, Medicaid, and other federal healthcare programs or the leasing, purchasing, ordering, or arranging for or recommending the lease, purchase, or order of any item, good, facility, or service covered by these programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Some enforcement activities focus on below or above market payments for federally reimbursable health care items or services as evidence of the intent to provide a kickback. Many states also have similar anti-kickback laws, some of which are applicable to all patients and that are not necessarily limited to items or services for which payment is made by a federal healthcare program. In addition, the federal anti-referral law — the Stark Law — is very complex in its application and prohibits physicians (and certain other healthcare professionals) from making a referral for a designated health service to a provider in which the referring healthcare professional (or spouse or any immediate family member) has a financial or ownership interest, unless an enumerated exception applies. The Stark Law also prohibits the billing for services rendered resulting from an impermissible referral. Many states also have similar anti-referral laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program and may include patient disclosure requirements. Moreover, both federal and state laws prohibit bribery and similar behavior. Any determination by a state or federal regulatory agency that we or any of our clients, vendors, or partners violate or have violated any of these laws could subject us to significant civil or criminal penalties, require us to change or terminate some portions of our business, require us to refund portions of our services fees, subject us to additional reporting requirements and oversight under a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, cause us to be disqualified from serving clients doing business with government payors, and have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.
•
Corporate Practice of Medicine Laws and Fee-Splitting Laws.    Many states have enacted laws prohibiting physicians from practicing medicine in partnership with non-physicians, such as business corporations. In some states, including New York, these take the form of laws or regulations prohibiting splitting of physician fees with non-physicians or others. As we do not engage in the practice of medicine or fee-splitting with any medical professionals, we do not believe these laws restrict our business. Our activities involve only monitoring and analyzing historical claims data, including our Members’ interactions with licensed healthcare professionals, and recommend the most suitable healthcare providers and/or sources of treatment. We do not provide medical prognosis or healthcare. In accordance with various states’ corporate practice of medicine laws and states’ laws and regulations which define the practice of medicine, our call center staff are prohibited from providing Members with any evaluation of any medical condition, diagnosis, prescription, care and/or treatment. Rather, our call center staff can only provide Members with general and publicly available information that is non-specific to the Members’ medical conditions and statistical information about the prevalence of medical conditions within certain populations or under certain circumstances. Our call center staff do not discuss Members’ individual medical conditions and are prohibited from asking Members for any additional protected health information (PHI) as such term is defined under HIPAA. Our call center staff have been trained and instructed to always inform Members that they are not licensed medical professionals, are not providing medical advice, and that Members should reach out to their medical provider for any medical advice.

•
Medical professional regulation.    The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine. In the future, we may contract with physicians, nurses and nurse practitioners, who will assist our clients with the clients’ care coordination, care management, population health management, and patient safety activities. We do not intend to provide medical care, treatment, or advice. However, any determination that we are acting in the capacity of a healthcare provider and acted improperly as a healthcare provider may result in additional compliance requirements, expense, and liability to us, and require us to change or terminate some portions of our business.

•
Medical Device Laws.    The FDA may regulate medical or health-related software, including machine learning functionality and predictive algorithms, if such software falls within the definition of a “device” under the federal Food, Drug, and Cosmetic Act (“FDCA”). However, the FDA exercises enforcement discretion for certain low-risk software, as described in its guidance documents for Mobile Medical Applications, General Wellness: Policy for Low Risk Devices, and Medical Device Data Systems, Medical Image Storage Devices, and Medical Image Communications Devices. In addition, in December of 2016, President Obama signed into law the 21st Century Cures Act, which included exemptions for certain medical-related software, including software used for administrative support functions at a healthcare facility, software intended for maintaining or encouraging a healthy lifestyle, EHR software, software for transferring, storing, or displaying medical device data or in vitro diagnostic data, and certain clinical decision support software. The FDA has also issued draft guidance documents to clarify how it intends to interpret and apply the new exemptions under the 21st Century Cures Act. Although we believe that our software products are currently not subject to active FDA regulation, we continue to follow the FDA’s developments in this area. There is a risk that the FDA could disagree with our determination or that the FDA could develop new final guidance documents that would subject our Product to active FDA oversight. If the FDA determines that any of our current or future analytics applications are regulated as medical devices, we would become subject to various requirements under the FDCA and the FDA’s implementing regulations. Depending on the functionality and FDA classification of our analytics applications, we may be required to:

•
register and list our A.I. products with the FDA;

•
notify the FDA and demonstrate substantial equivalence to other products on the market before marketing our analytics applications;

•
submit a de novo request to the FDA to down-classify our analytics applications prior to marketing; or

•
obtain FDA approval by demonstrating safety and effectiveness before marketing our analytics applications.

The FDA can impose extensive requirements governing pre- and post-market conditions, such as service investigation and others relating to approval, labeling, and manufacturing. In addition, the FDA can impose extensive requirements governing software development controls and quality assurance processes.
Many states have licensing and other regulatory requirements requiring licensing of businesses which provide medical review services such as ours. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. These regulatory programs may result in increased costs of operation for us, which may have an adverse impact upon our ability to compete with other available alternatives for healthcare cost control. In addition, new laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks we have contracts with. To the extent we are governed by these regulations, we may be subject to additional licensing requirements, financial and operational oversight and procedural standards for beneficiaries and providers.
These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Any failure of our products or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for our services, force us to expend significant capital, research and development, and other resources to address the failure, invalidate all or portions of some of our contracts with our clients, require us to change or terminate some portions of our business, require us to refund portions of our revenue, cause us to be disqualified from serving clients doing business with government payors, and give our clients the right to terminate our contracts with them, any one of which could have an adverse effect on our business. Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations.
The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors, or other similar events. Under the HITECH Act, as a business associate, we may also be liable for privacy and security breaches and failures of our subcontractors. Even though we provide for appropriate protections through our agreements with our subcontractors, we still have limited control over their actions and practices. A breach of privacy or security of individually identifiable health information by a subcontractor may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business.
Our failure to comply may result in criminal and civil liability because the potential for enforcement action against business associates is now greater. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurances that we will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators, and others regarding data protection and privacy issues, and the number of jurisdictions with data protection and privacy laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous, or pseudonymized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. We expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection, and information security in the United States, including the California Consumer Privacy Act, which went into effect January 1, 2020, and we cannot yet determine the impact such future laws, regulations, and standards may have on our business.

Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could impair our or our clients’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for or the effectiveness of our platform, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations, and other obligations may require us to incur additional costs and restrict our business operations. In view of new or modified federal, state, or foreign laws and regulations, industry standards, contractual obligations, and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our software or platform and otherwise adapt to these changes.
Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards, or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release, or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines, and penalties or adverse publicity and could cause our clients to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. Any of these developments could harm our business, financial condition, and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our platform.
Further, on February 11, 2019, Office of the National Coordinator for Health Information Technology (“ONC”) and Centers for Medicare & Medicaid Services (“CMS”) proposed complementary new rules to support access, exchange, and use of electronic health information (“EHI”). The proposed rules are intended to clarify provisions of the 21st Century Cures Act regarding interoperability and “information blocking,” and, if adopted, will create significant new requirements for health care industry participants. The proposed ONC rule, if adopted, would require certain electronic health record technology to incorporate standardized application programming interfaces (“APIs”) to allow individuals to securely and easily access structured EHI using smartphone applications. The ONC rule would also implement provisions of the 21st Century Cures Act requiring that members be provided with electronic access to all of their EHI (structured and/or unstructured) at no cost. Finally, the proposed ONC rule would also implement the information blocking provisions of the 21st Century Cures Act and proposes seven “reasonable and necessary activities” that will not be considered information blocking as long as specific conditions are met.
The CMS proposed rule focuses on health plans, payors, and health care providers and proposes measures to enable members to move from health plan to health plan, provider to provider, and have both their clinical and administrative information travel with them.
It is unclear whether or when these rules, and others released simultaneously, will be adopted, in whole or in part. If adopted, the rules may benefit us in that certain EHR vendors will no longer be permitted to interfere with our attempts at integration, but the rules may also make it easier for other similar companies to enter the market, creating increased competition, and reducing our market share. It is unclear at this time what the costs of compliance with the proposed rules, if adopted, would be, and what additional risks there may be to our business.
Management has limited administrative experience obtaining and maintaining the proper licensure and authorizations required for us to conduct TPA business.
We are required to maintain a Third-Party Administrator License in 43 states and are required to maintain registration as a foreign corporation in every state but Delaware, where we are incorporated. Management has limited experience in administering these licensures and authorizations. Our failure to maintain any Third-Party Administrator License or foreign qualification to do business will prohibit us from doing business in a given state, and/or subject us to fines and other penalties. Our inability to maintain these licenses and qualifications will restrict our ability to conduct our TPA business or otherwise have a material adverse effect on our operations.

The healthcare regulatory and political framework is uncertain and evolving.
Healthcare laws and regulations are rapidly evolving and may change significantly in the future, which could adversely affect our financial condition and results of operations. For example, in March 2010, the Patient Protection and ACA was adopted, which is a healthcare reform measure that provides healthcare insurance for approximately 30 million more Americans. The ACA includes a variety of healthcare reform provisions and requirements that substantially changed the way healthcare is financed by both governmental and private insurers, which may significantly impact our industry and our business. Many of the provisions of the ACA phase in over the course of the next several years, and we may be unable to predict accurately what effect the ACA or other healthcare reform measures that may be adopted in the future, including amendments to the ACA, will have on our business. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA.
Our business could be adversely impacted by changes in laws and regulations related to the Internet or changes in access to the Internet generally.
The future success of our business depends upon the continued use of the Internet as a primary medium for communication, business applications, and commerce. Federal or state government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Legislators, regulators, or government bodies or agencies may also make legal or regulatory changes or interpret or apply existing laws or regulations that relate to the use of the Internet in new and materially different ways. Changes in these laws, regulations or interpretations could require us to modify our platform in order to comply with these changes, to incur substantial additional costs or divert resources that could otherwise be deployed to grow our business, or expose us to unanticipated civil or criminal liability, among other things.
In addition, government agencies and private organizations have imposed, and may in the future impose, additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. Internet access is frequently provided by companies that have significant market power and could take actions that degrade, disrupt or increase the cost of our clients’ use of our platform, which could negatively impact our business. Net neutrality rules, which were designed to ensure that all online content is treated the same by Internet service providers and other companies that provide broadband services were repealed by the Federal Communications Commission effective June 2018. The repeal of the net neutrality rules could force us to incur greater operating expenses or our clients’ use of our platform could be adversely affected, either of which could harm our business and results of operations.
These developments could limit the growth of Internet-related commerce or communications generally or result in reductions in the demand for Internet-based platforms and services such as ours, increased costs to us or the disruption of our business. In addition, as the Internet continues to experience growth in the numbers of users, frequency of use and amount of data transmitted, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the Internet generally, or our platform specifically, is adversely affected by these or other issues, we could be forced to incur substantial costs, demand for our platform could decline, and our results of operations and financial condition could be harmed.
Risks Related to Operating as a Public Emerging Growth Company
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the Exchange Act), the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition.
We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
As a result of disclosure of information in filings required of a public company, our business and financial condition is more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.
The individuals who now constitute our senior management team have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our senior management team may not successfully or efficiently manage our transition to a public company that is subject to significant regulatory oversight and reporting obligations.
We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.
We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:
•
not being required to have our independent registered public accounting firm attest to our internal control over financial reporting under Section 404 of the Sarbanes Oxley Act;

•
reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•
exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of this offering. Our status as an emerging growth company will end as soon as any of the following takes place:
•
the last day of the fiscal year in which we have more than $1.07 billion in annual revenue;

•
the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•
the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•
the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on the exemptions afforded emerging growth companies. If some investors find our Class A common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies.
If we are unable to implement and maintain effective internal control over financial reporting in the future, our ability to produce accurate financial statements could be impaired, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may decline.
We have not yet established an Audit Committee of our Board of Directors, but we intend to do so prior to consummation of this offering in connection with our application to list our shares of Class A common stock on the Nasdaq Capital Market. Our current directors have limited experience with internal control procedures required of U.S. public companies and no current member of our Board of Directors is considered an audit committee financial expert. We intend to appoint additional directors to our Board, effective as of the consummation of this offering, at least one of whom will be considered an audit committee financial expert.
As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with this law, we will file periodic reports (Form 10-K’s, Form 10-Q’s and Form 8-K’s), proxy statements and other information with the Securities and Exchange Commission. Upon becoming a public reporting company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. We will also be required to establish and maintain effective disclosure controls. In addition, beginning with our first annual report on Form 10-K following this offering, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
There may be deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.
It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. Currently, as a small company, we maintain our internal controls through a segregation of duties between our executive officers. With the exception of our Chief Financial Officer, our current officers and directors have limited experience in management of a publicly reporting company. This may be inadequate to have effective internal controls as we will rely heavily on direct management oversight of transactions, along with the use of external legal and accounting professionals. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures.
If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our Class A common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, following the consummation of this offering, we will be required to prepare assessments regarding internal controls over financial reporting and, furnish a report by our management on our internal control over financial reporting.
We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. We will not be required to conduct the evaluation of effectiveness of our internal controls until the end of the fiscal year reported upon in our second annual report on Form 10-K following this offering. In addition, because we are a smaller reporting company, we are not required to obtain the auditor attestation of management’s evaluation of internal controls over financial reporting.
This process of internal control evaluation and testing is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management expects to expend significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and re-evaluate our financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our ability to comply with our periodic reporting obligations under the Exchange Act and on our stock price.
In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The PCAOB defines “significant deficiency” as a deficiency, or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting.
In the event that a material weakness is identified, we would be required to adopt and implement policies and procedures to address such material weaknesses. We may also need to employ additional qualified personnel to assist us in these efforts. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.
Risks Related to Investing in Our Class A Common Stock
An active trading market may not develop for our securities, and you may not be able to sell your Class A common stock at or above the offering price per share.
This is the initial public offering of our securities and there is currently no public market for our Class A common stock.
We intend to apply to list our Class A common stock on the NASDAQ Capital Market. However, we cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our Class A common stock or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A common stock at the time you wish to sell them, at a price that is attractive to you, or at all.
The trading market for our Class A common stock in the future could be subject to wide fluctuations in response to several factors, including, but not limited to:
•
actual or anticipated variations in our results of operations;

•
our ability or inability to generate revenues or profit;

•
the number of shares in our public float; and

•
increased competition.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our Class A common stock. Additionally, moving forward we anticipate having a limited number of shares in our public float, and as a result, there could be extreme fluctuations in the price of our Class A common stock. The offering price per share has been determined through negotiation between us and representatives of the underwriter and may not be indicative of the market prices that prevail after this offering. You may not be able to sell your Class A common stock at or above the offering price per share.
Our management has broad discretion in the use of proceeds from our offering and our use may not produce a positive rate of return.
The principal purposes of our offering are to increase our capitalization and financial flexibility, create a public market for our stock and thereby enable access to the public equity markets by our employees and stockholders, obtain additional capital, and strengthen our position in the TPA market. Approximately $1.6 million from the net proceeds of this offering may be used to service our debt obligations over the next 24 months. We intend to use up to approximately $1.5 million from the net proceeds of this offering to repay $1.5 million of the outstanding principal amount plus accrued interest on the HillCour Promissory Note, approximately $8.0 million on research and development, $2.0 million on sales and marketing. We plan to use the remaining net proceeds for working capital, other general corporate purposes and potential acquisitions. Our management has broad discretion over the specific use of the net proceeds we received in our offering and might not be able to obtain a significant return, if any, on investment of these net proceeds. Investors will need to rely upon the judgment of our management with respect to the use of proceeds. If we do not use the net proceeds that we received in our offering effectively, our business, results of operations, and financial condition could be harmed.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our 2021 Global Stock Incentive Plan or otherwise will dilute all other stockholders.
We may need to raise additional capital through equity and debt financings in order to fund our operations. If we raise capital through equity financings in the future, that will result in dilution to all other stockholders. We also expect to grant equity awards to employees, directors, and consultants under our 2021 Global Stock Incentive Plan. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our Class A common stock to decline.
We do not intend to pay dividends on our Class A common stock and, consequently, the ability of Class A common stockholders to achieve a return on investment will depend on appreciation, if any, in the price of our Class A common stock.
You should not rely on an investment in our Class A common stock to provide dividend income. We do not plan to declare or pay any dividends on our capital stock in the foreseeable future. Instead, we intend to retain any earnings to finance the operation and expansion of our business. As a result, Class A common stockholders may only receive a return on investment if the market price of our Class A common stock increases.
Certain of our founding shareholders will continue to own a significant percentage of our Class A common stock and will be able to exert significant control over matters subject to shareholder approval.
Certain of our founding shareholders, including HillCour Investment Fund, LLC, WellEnterprises USA, LLC, Eli David, Yaron Eitan Grays West Ventures LLC and our Chief Executive Officer, Edmundo Gonzalez collectively beneficially own more than 70% of our total voting power through an Agreement

Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of a Power of Attorney and after this offering is completed the Company will continue to be controlled by these shareholders. Upon the closing of this offering, these shareholders will collectively beneficially own approximately 64.1% of the voting power of our outstanding Class A Common Stock, or approximately 62.3% if the underwriter exercises its option to purchase additional shares of Class A Common Stock from us in full. After this offering, these shareholders will have the ability to substantially influence us through this ownership position. For example, these shareholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. The interests of these shareholders may not always coincide with our corporate interests or the interests of other shareholders, and these shareholders may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders. So long as these shareholders continue to collectively beneficially own a significant amount of our equity, they will continue to be able to strongly influence or effectively control our decisions.
As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders;
Certain of our founding shareholders including HillCour Investment Fund, LLC, WellEnterprises USA, LLC, Eli David, Yaron Eitan Grays West Ventures LLC and our Chief Executive Officer, Edmundo Gonzalez collectively beneficially own more than 70% of our total voting power through an Agreement Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of a Power of Attorney and Proxy more fully described herein. Upon the closing of this offering, these shareholders will continue to own a controlling interest in us and we will meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and we will be eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. We are a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). As a controlled company, we qualify for, and our board of directors, the composition of which is and will be controlled by these shareholders may rely upon, exemptions from several of Nasdaq’s corporate governance requirements, including requirements that:
•
a majority of the board of directors consist of independent directors

•
compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•
director nominees be selected or recommended to the board of directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

As long as our officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we are a “controlled company” as defined under Nasdaq Marketplace Rules.
Accordingly, to the extent that we may choose to rely on one or more of these exemptions, our shareholders would not be afforded the same protections generally as shareholders of other Nasdaq-listed companies for so long as these shareholders are collectively able to control the composition of our board and our board determines to rely upon one or more of such exemptions.
We do not currently intend to rely on the “controlled company” exemption under the Nasdaq listing rules. However, we may elect to avail ourselves of these exemptions in the future.
If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your investment.
The initial public offering price is substantially higher than the net tangible book value per share of our securities. Investors purchasing shares of Class A common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing shares in this offering will incur immediate dilution of $7.70 per share, based on the assumed initial public offering price of $9.00 per share.

We might not be able to maintain the listing of our Class A common stock on the NASDAQ Capital Market.
We intend to apply to list our Class A common stock on the NASDAQ Capital Market in connection with this offering. We will not consummate this offering if our application is not approved. However, there can be no assurance that we will be able to maintain the listing standards of that exchange, which includes requirements that we maintain our stockholders’ equity, total value of shares held by unaffiliated stockholders, and market capitalization above certain specified levels. If we fail to conform to the NASDAQ listing requirements on an ongoing basis, our Class A common stock might cease to trade on the NASDAQ Capital Market exchange, and may move to the OTCQB or OTC Pink Markets operated by OTC Markets Group, Inc. These quotation services are generally considered to be markets that are less efficient, and to provide less liquidity in the shares, than the NASDAQ Capital Market.
Future sales of our Class A common stock, or the perception that future sales may occur, may cause the market price of our Class A common stock to decline, even if our business is doing well.
Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales may occur, could materially and adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. The shares of Class A common stock sold in this offering will be freely tradable, without restriction, in the public market, except for any shares sold to our affiliates.
In connection with this offering, we, our officers and directors and the holders of our currently outstanding shares of Class A common stock have agreed, subject to certain exceptions, not to sell or transfer any shares of Class A common stock for twelve (12) months from the date of this offering in the case of our officers and directors , and six (6) months from the date of this offering in the case of any other holder of our currently outstanding shares of Class A common stock, without the consent of ThinkEquity LLC. However, ThinkEquity LLC may release these shares from any restrictions at any time. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of shares for future sale will have on the market price of our Class A common stock.
Approximately 3,537,703 shares of Class A common stock may be sold in the public market by existing stockholders on or about 181 days after the date of this prospectus, subject to volume and other limitations imposed under the federal securities laws. Sales of substantial amounts of our Class A common stock in the public market after the completion of this offering, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and could materially impair our ability to raise capital through offerings of our Class A common stock. See the section entitled “Shares Eligible for Future Trading” for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.
In addition, as of September 2, 2021, we had 1,422,112 options outstanding that, if fully vested and exercised, would result in the issuance of shares of Class A common stock. All of the shares of Class A common stock issuable upon the exercise of stock options and the shares reserved for future issuance under our 2021 Global Stock Incentive Plan will be registered for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance, subject to existing lock-up or market standoff agreements, volume limitations under Rule 144 for our executive officers and directors, and applicable vesting requirements.
The market price of our Class A common stock may be volatile and may decline regardless of our operating performance, and you may lose all or part of your investments.
The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•
overall performance of the equity markets and/or publicly-listed technology companies;

•
actual or anticipated fluctuations in our net revenue or other operating metrics;

•
changes in the financial projections we provide to the public or our failure to meet these projections;

•
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

•
the economy as a whole and market conditions in our industry;

•
political and economic stability in Israel;

•
exchange rate fluctuations between U.S. dollars and Israeli New Shekel;

•
rumors and market speculation involving us or other companies in our industry;

•
announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•
new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•
lawsuits threatened or filed against us;

•
recruitment or departure of key personnel;

•
other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

•
the expiration of contractual lock-up or market standoff agreements.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because technology and healthcare technology companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.
A possible “short squeeze” due to a sudden increase in demand of our Class A common stock that largely exceeds supply may lead to price volatility in our Class A common stock.
Following this offering, investors may purchase our common stock to hedge existing exposure in our Class A common stock or to speculate on the price of our Class A common stock. Speculation on the price of our Class A common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Class A common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our Class A common stock. Those repurchases may in turn, dramatically increase the price of our Class A common stock until investors with short exposure are able to purchase additional Class A common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our Class A common stock and once investors purchase the shares of Class A common stock necessary to cover their short position the price of our Class A common stock may decline.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.
The trading market for our Class A common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our Class A common stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price and trading volume to decline.

Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current board of directors and limit the market price of our Class A common stock.
Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws, include provisions that:
•
permit the board of directors to establish the number of directors and fill any vacancies and newly-created directorships; and;

•
provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws

Moreover, Section 203 of the Delaware General Corporation Law may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our Class A common stock.
Our bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Our bylaws provide, to the fullest extent permitted by law, that a state or federal court located within the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:
•
any derivative action or proceeding brought on our behalf;

•
any action asserting a breach of fiduciary duty;

•
any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our bylaws; or

•
any action asserting a claim against us that is governed by the internal affairs doctrine.

This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our bylaws precludes stockholders that assert claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision which will be contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Our Amended and Restated Certificate of Incorporation provides that derivative actions brought on our behalf, actions against our directors, officers, employees or agent for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and the stockholders shall be deemed to have consented to this choice of forum provision, which may have the effect of discouraging lawsuits against our directors, officers, other employees or agents.
Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Company’s Certificate of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Amended and Restated Certificate of Incorporation.
The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Amended and Restated Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marpai Pre-Acquisition”, Management’s Discussion and Analysis of Financial Condition and Results of Operations of Continental Benefits Pre-Acquisition” and “Business.” These forward-looking statements involve a number of risks and uncertainties. Many of the following risks are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, cost savings, objectives of management, business strategies, success of competing drugs, financing, potential growth and market opportunities, product candidates, clinical trial timing and plans, clinical and regulatory pathways for our development programs, the achievement of clinical and commercial milestones, the advancement of our technologies and our proprietary, co-developed and partnered products and product candidates, and other statements that are not historical facts.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “anticipate” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” “possible” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•
our ability to integrate two businesses and effectively manage growth;

•
our ability to protect our intellectual property and continue to innovate;

•
our expectations around the financial performance of a combined company;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our offering;

•
the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;

•
the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•
the success of competing products or technologies that are or may become available;

•
our potential ability to obtain additional financing;

•
our ability to grow the business due to the uncertainty resulting from the recent COVID-19 pandemic or any future pandemic;

•
our ability to comply with complex and increasing regulations by state and federal authorities;

•
the impact of healthcare reform legislations;

•
our ability to have our securities listed on Nasdaq ;

•
our public securities’ potential liquidity and trading;

•
the lack of an established market for our securities;

•
our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•
our anticipated use of the proceeds from this offering; and

•
our financial performance following this offering.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate, and financial trends that we believe may affect our business, prospects, financial condition and results of operations, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of 2,777,778 shares of our Class A common stock in this offering will be approximately $21.3 million, assuming an initial public offering price of $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full to cover overallotments, if any, we estimate that our net proceeds will be approximately $24.8 million.
A $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share would increase (decrease) the aggregate net proceeds to us from this offering by approximately $2.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $8.3 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional capital to support our operations, establish a public market for our Class A common stock and facilitate our future access to the public capital markets. We currently anticipate that we will use the net proceeds from this offering, together with our existing resources, as follows:
We plan to use approximately $8.0 million of the net proceeds from this offering to fund our research and development. This amount includes hiring new A.I. scientists and acquiring data from third parties. We also plan to use approximately $2.0 million on sales and marketing.
In August 2019, in connection with an asset acquisition, Marpai Health issued a convertible note in the principal amount of $2,930,000 (the “SQN Convertible Note”). Interest on the SQN Convertible Note accrues at 6% per annum. It becomes payable on the first day of the month after the 12-month anniversary of the earliest of the following: (i) the consummation of an equity investment in Marpai Health’s capital stock with proceeds of at least $10,000,000, (ii) Marpai Health having continuous positive cash flow for two consecutive calendar quarters, or (iii) October 24, 2021, the second anniversary of the issuance of the SQN Convertible Note. If the holder of the SQN Convertible Note chooses not to convert the SQN Convertible Notes in full into shares of Class A common stock at the closing of the offering, we intend to use up to approximately $1.6 million from the net proceeds of this offering to repay a portion of the principal amount plus accrued interest on the SQN Convertible Note over the next 24 months. We also intend to use up to approximately $1.5 million from the net proceeds from this offering to repay the outstanding balance plus accrued interest on the HillCour Promissory Note, and the remaining net proceeds of this offering for working capital, general corporate purposes and potential acquisitions.
We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next 24 months. The amount and timing of our actual expenditures will depend upon numerous factors, including the status of our acquisition strategy, and other factors described under “Risk Factors” in this prospectus, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our stock. Pending their use, we plan to invest the net proceeds from this offering in money market funds short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never declared or paid dividends on our Class A common stock and we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

CAPITALIZATION
The following table sets forth our cash and cash equivalents as well as capitalization as of June 30, 2021 as follows:
•
On an actual basis;

•
On a pro forma basis to give effect to (i) our issuance and sale of 2,777,778 shares of our Class A common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions, estimated offering expenses payable; (ii) conversion of the New Notes (as defined below) and the June 2021 Notes into 408,537 shares of Class A common stock at $6.30 per share upon the consummation of this offering.

The pro forma information below is illustrative only, and our capitalization following the closing of this offering will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table, together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus by us.
	As of June 30, 2021
	Actual	Pro Forma
Cash and cash equivalents	$2,339,223	23,673,746
Convertible notes	$5,720,161	3,254,146
Stockholders’ equity:
Common stock, $0.0001 par value; 50,000,000 authorized shares, 2,446,826 issued and outstanding	245	1,433
Additional paid-in capital	20,155,391	23,908,309
Accumulated deficit	(11,004,463)	(11,004,463)
Total stockholders’ equity	9,151,173	12,905,279
Total capitalization	$14,871,334	16,159,425
Each $1.00 increase (decrease) in the assumed initial public offering price of  $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $2.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
The number of shares of our Class A common stock to be outstanding after this offering is based on the 11,555,839 shares of Class A common stock to be outstanding as of the date of this prospectus and excludes the following:
•
1,422,112 shares of Class A common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $1.77 per share;

•
1,462,305 shares of Class A common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.33 per share;

•
406,944 shares of Class A common stock which would become issuable in the event the $2.93 million principal amount SQN Convertible Note is converted by the holder thereof;

•
81,309 shares of Class A common stock reserved for future issuance under our 2021 Global Stock Incentive Plan; and

•
138,889 shares of Class A common stock issuable upon the exercise of the Representative’s Warrants.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock immediately after this offering.
Our historical net tangible book value (deficit) as of June 30, 2021 was $(6,150,113), or $(0.55) per share of our Class A common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value (deficit) divided by the number of shares of our Class A common stock outstanding as of June 30, 2021.
After giving effect to our issuance and sale of 2,777,778 shares of Class A common stock in this offering at an assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions, estimated offering expenses payable by us, the conversion of the New Notes and the June 2021 Notes into an aggregate of 408,537 shares of Class A common stock, the pro forma net tangible book value as of June 30, 2021 would have been approximately $17.8 million, or approximately $1.24 per share. This represents an immediate increase in pro forma net tangible book value per share of  $1.79 to our existing stockholders and an immediate dilution in pro forma net tangible book value per share of approximately $7.76 to new investors purchasing Class A common stock in this offering. Dilution per share to new investors purchasing Class A common stock in this offering is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors.
The following table illustrates this dilution on a per share basis to new investors:
Assumed public offering price per share		$9.00
Historical net tangible book value per share as of June 30, 2021	$(0.55)
Pro forma net tangible book value per share after giving effect to this offering	$1.24
Dilution in as adjusted net tangible book value per share to new investors participating in this offering		$7.76
Each $1.00 increase (decrease) in the assumed initial public offering price of $9.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share after this offering by $0.18 per share and the dilution to new investors purchasing Class A common stock in this offering by $0.82 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise their option in full to purchase an additional 416,667 shares of Class A common stock in this offering, the pro forma net tangible book value per share after the offering would be $1.44 per share, the increase in the net tangible book value per share to existing stockholders would be $1.99 per share and the dilution to new investors purchasing our Class A common stock in this offering would be $7.56 per share.
The number of shares of Class A common stock to be outstanding after this offering is based on 11,555,839 shares of Class A common stock outstanding as of the date of this prospectus, and excludes:
The number of shares of our Class A common stock to be outstanding after this offering is based on the shares of Class A common stock to be outstanding as of the date of this prospectus and excludes the following:
•
1,422,112 shares of Class A common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $1.77 per share;

•
1,462,305 shares of Class A common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.33 per share;

•
406,944 shares of Class A common stock which would become issuable in the event the $2.93 million principal amount SQN Convertible Note is converted by the holder thereof;

•
81,309 shares of Class A common stock reserved for future issuance under our 2021 Global Stock Incentive Plan; and

•
138,889 shares of Class A common stock issuable upon the exercise of the Representative’s Warrants.

To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution. If all outstanding exercisable options and warrants with exercise prices below $9.00 per share were exercised, our as adjusted net tangible book value as of June 30, 2021 (calculated on the basis of the assumptions set forth above) would have been approximately $29.0 million, or approximately $1.69 per share, causing immediate dilution of $7.31 per share to new investors purchasing shares in this offering.
In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARPAI, INC.
The following discussion and analysis of financial condition and results of operations should be read in conjunction with our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2021 and 2020, and the related notes and other financial information included elsewhere in this prospectus.
The following discussion and analysis of Marpai, Inc.’s financial condition and results of operations should be read in conjunction with Marpai, Inc.’s audited balance sheet and the related notes and other financial information included elsewhere in this prospectus.
Overview
Marpai, Inc. was formed as a Delaware corporation on January 22, 2021 with the intention to facilitate an initial public offering and other related transactions in order to carry on the business of two healthcare entities, Marpai Health and Continental Benefits LLC.
Our mission is to positively change healthcare for the benefit of (i) its future clients who are self-insured employers that pay for their employees’ healthcare benefits and will engage us to administer the latter’s healthcare claims, (ii) employees who receive these healthcare benefits from its future Clients, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products. For that purpose, on April 1, 2021 we acquired all of the equity interests of Marpai Health and Continental Benefits (“Acquisition”).
Results of Operations
Comparison of the Six Months ended June 30, 2021 and 2020
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	Six Months Ends June 30,
	2021	2020	Change	%
Revenue
Net revenue	3,531,512	—	3,531,512	n/a
Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	2,720,483	—	2,720,483	n/a
Research and development	549,374	1,025,986	(476,612)	-46.5%
General and administrative	2,814,950	773,223	2,041,727	264.1%
Sales and marketing	1,443,785	5,623	1,438,162	25576.4%
Information technology	731,230	—	731,230	n/a
Facilities	226,892	—	226,892	n/a
Depreciation and amortization	420,967	37,885	383,082	1011.2%
Total Costs and Expenses	8,907,681	1,842,717	7,064,964	383.4%
Operating Loss	(5,376,169)	(1,842,717)	(3,533,452)	191.8%
Other income and (expenses)
Interest expense, net	(276,033)	(226,330)	(49,703)	22.0%
Other income	54,398	12,733	41,665	327.2%
Foreign exchange gain (loss)	(15,784)	(2,188)	(13,596)	621.4%
Total other income (expense)	(237,419)	(215,785)	(21,634)	10.0%
Loss before income taxes	(5,613,588)	(2,058,502)	(3,355,086)	172.7%
Income tax expense	(150,000)	—	(150,000)	n/a
Net Loss	(5,463,588)	(2,058,502)	(3,405,086)	165.4%
Comprehensive Loss	(5,463,588)	(2,058,502)	(3,405,086)	165.4%

Revenues and Cost of Revenue
During the six months ended June 30, 2021 and 2020, our total revenue was $3,531,512 and $0, respectively. The revenue in the six months ended June 30, 2021 consists of Continental Benefits’ revenues from April 1, 2021, the date of the Acquisition, through June 30, 2021 and is derived from Continental Benefits’ improved TopCare® program adoption with new 2021 clients and for renewed clients.
Total cost of revenues consists of (i) service fees, which primarily include vendor fees associated with the client’s benefit program selections, (ii) the direct labor cost associated with claim management and processing services, and (iii) direct labor costs associated with providing customer support and services to the clients, members, and other external stakeholders.
Research and Development
We incurred $549,374 of research and development expenses for the six months ended June 30, 2021 compared to $1,025,986 for the six months ended June 30, 2020, a decrease of $476,612 or 46.5% on a period-over-period basis. The decrease is attributable to having the software development project reach the development stage in August 2020, which resulted in a substantial portion of the software development costs being capitalized during the six months ended June 30, 2021, while no software development costs were capitalized during the comparative six months ended June 30, 2020.
General and Administrative Expenses
General and administrative expense increased by $2,041,727 for the six months ended June 30, 2021 compared with the six months ended June 30, 2020. The increase for the six months ended June 30, 2021 was primarily due to an increase in accounting and legal services in the amount of $1,156,014 , related to the Acquisition, and Continental Benefits’ general and administrative expenses from April 1, 2021, the date of the Acquisition, through June 30, 2021 in the amount of $690,076
Sales and Marketing
Sales and marketing expense increased by $1,438,162 for the six months ended June 30, 2021 as compared with six months ended June 30, 2020. The increase for the six months ended June 30, 2021 was primarily due to an increase of $883,413 in branding expense, and Continental Benefits’ sales and marketing expenses from April 1, 2021, the date of the Acquisition, through June 30, 2021 in the amount of $554,749.
Interest Expense, net
Interest expense, net increased by $48,516 for the six months ended June 30, 2021 as compared with the three months ended June 30, 2020. The increase resulted from the additional interest expense related to the issuance of convertible notes during the year ended December 31, 2020.
Liquidity and Capital Resources
As shown in the accompanying condensed consolidated financial statements as of June 30, 2021, the Company had an accumulated deficit of $11,004,463 and had a working capital deficit of $379,410. At June 30, 2021, the Company had $2,339,223 of unrestricted cash on hand and no bank debt. We have spent most of our cash resources on research and development activities. We have financed our operations primarily with the proceeds from the sale and issuance of convertible promissory notes.
On April 1, 2021, pursuant to the terms of the Purchase and Reorganization Agreement, and a Note Exchange Agreement, we issued convertible promissory notes in the aggregate principal amount of $2,198,459 (the “New Notes”) in exchange for certain then outstanding convertible promissory notes of Marpai Health of equivalent amount of outstanding principal and accrued but unpaid interest. The New Notes carry a simple interest rate of 8% per annum over a two-year term and the principal and accrued and unpaid interest thereon are expected to convert into an aggregate of 360,023 shares of Class A common stock upon the closing of this offering, at a price that is 70% of the per share public offering price in this offering.

In June 2021, the Company entered into convertible debt agreements with several investors for the issuance of convertible promissory notes in the aggregate principal amount of $300,000 (the “June 2021 Notes”). The June 2021 Notes are due two years from the date, of issuance and accrue interest at 8% per annum, payable in cash at maturity or convertible to shares. The outstanding principal balance and unpaid accrued interest of the notes automatically convert upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, other than an initial public offering, into the most senior class of shares of the Company issued in such financing round at a price per share equal to a 30% discount on the lowest price per share paid by the investors in such a financing round. The outstanding principal amount of and accrued interest will be converted automatically into unregistered shares of Class A common stock concurrently with the consummation of this offering at a price equal to 70% of the per share public offering price in this offering. At the assumed offering price of $9.00 per share, the June 2021 Notes are expected to convert into an aggregate of 48,514 shares of Class A common stock at the closing of the offering. Unless otherwise automatically converted upon the initial public offering or in a financing round, the June 2021 Notes are convertible in certain situations, at a conversion price based on a maximum company pre-money valuation of the Company $48,262,000 on a fully diluted basis into the most senior class of stock of the Company.
On July 29, 2021, the Company issued to HillCour Investment Fund LLC a promissory note in the principal amount of up to $3,000,000 (the “HillCour Promissory Note”). Interests on the HillCour Promissory Note accrue at 6% per annum. All outstanding principal and accrued interests thereunder shall become due and payable on the earlier of (i) January 29, 2022, or (ii) closing of this offering. As of the date of this prospectus, $1,500,000 of the HillCour Promissory Note has been drawn down. In connection with the issuance of the HillCour Promissory Note, the Company also issued to HillCour Investment Fund, LLC warrants to purchase a number of unregistered Class A common stock equal to the quotient of (i) 30% of the outstanding principal amount of the HillCour Promissory Note as of the date of closing of this offering, divided by (ii) the per share offering price of the Class A common stock in this offering. These warrants will be exercisable into 50,000 unregistered shares of the Company’s Class A common stock at the closing of this offering, based on the assumed offering price of $9.00 per share.
Cash Flows
The following tables summarizes selected information about our sources and uses of cash and cash equivalents for the six months ended June 30, 2021 and 2020:
Comparison of the Six Months Ended June 30, 2021 and 2020
	Six Months Ended June 30
	2021	2020
Net cash used in operating activities	(4,875,909)	(1,051,181)
Net cash used in investing activities	10,385,665	(31,137)
Net cash provided by financing activities	553,333	1,600,000
Net increase in cash and cash equivalents	$6,063,089	$517,682
Net Cash Used in Operating Activities
Net cash used in operating activities totaled $4,875,909 for the six months ended June 30, 2021, and increased by $3,824,728 or 363.9% as compared to $1,051,181 for the six months ended June 30, 2020. Net cash used in operating activities for the six months ended June 30, 2021 was primarily driven by our net loss of $5,463,588.
Net Cash Used in Investing Activities
A total of $10,385,665 was provided by investing activities in the six months ended June 30, 2021. The cash was received mainly from the cash and restricted cash acquired as part of the Acquisition, offset by an amount of $972,181 expended during the six months ended June 30, 2021 on capitalized software.

Net Cash Provided by Financing Activities
The amounts $553,333 and $1,600,000 provided by financing activities in the six months periods ended June 30, 2021 and 2020, respectively, were primarily related to proceeds from the sale and issuance of convertible promissory notes to investors and proceeds from issuance of warrants.
Off Balance Sheet Arrangements
We do not have relationships with other organizations or process any transactions that would constitute off balance sheet arrangements.
New Accounting Pronouncements
We have considered recently issued accounting pronouncements and do not believe the adoption of such pronouncements will have a material impact on our consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MARPAI HEALTH
Results of Operations
Comparison of the Year ended December 31, 2020 and the Period from February 14, 2019 (Inception) to December 31, 2019
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	For the year ended Dec 31 2020	For the period from Feb 14, 2019 (inception) to Dec 31 2019	Change	%
Revenue
Net revenue	—	—	—	n/a
Cost of revenue	—	—	—	n/a
Gross Profit	—	—	—	n/a
	n/a	n/a
Operating Expense
Research and development	1,840,772	674,857	1,165,915	172.8%
General and administrative	1,499,376	890,035	609,341	68.5%
Sales and marketing	27,583	21,610	5,973	27.6%
Total Operating Expense	3,367,731	1,586,502	1,781,229	112.3%
Operating Loss	(3,367,731)	(1,586,502)	(1,781,229)	112.3%
Other income and (expenses)
Interest expense, net	(521,140)	(106,933)	(414,207)	387.4%
Other income	25,846	16,902	8,944	52.9%
Foreign exchange gain (loss)	(4,959)	3,642	(8,601)	-236.2%
Total other income (expense)	(500,253)	(86,389)	(413,864)	479.1%
Loss before income taxes	(3,867,984)	(1,672,891)	(2,195,093)	131.2%
Income tax expense	—	—	—	n/a
Net Loss	(3,867,984)	(1,672,891)	(2,195,093)	131.2%
Comprehensive Loss	(3,867,984)	(1,672,891)	(2,195,093)	131.2%
Revenues and Cost of Revenue
During the year ended December 31, 2020 and period from February 14, 2019 (Inception) to December 31, 2019, Marpai Health did not have any revenues or cost of revenue. Marpai Health is a development stage company with no operating history and no revenues.
Research and development
Marpai Health incurred $1,840,772 of research and development expenses for the year ended December 31, 2020 compared to $674,857 for the period from Inception to December 31, 2019, which was an increase of $1,165,915 or 172.8% on a period-over-period basis. The increase compared with the prior period was primarily a result of additional staffing, subcontractors and technology costs (as Software and third-party Cloud access) needed to develop the data analytics platform and new A.I. modules. Staffing expenses comprise of payroll, benefits and share-based compensation to employees. Subcontractor expenses comprise of service costs and share-based compensation.
General and Administrative Expenses
Total general and administrative expense increased by $609,341 for the year ended December 31, 2020 compared with the period from Inception to December 31, 2019. The increase for the year ended December 31,

2020 was primarily due to an increase in share-based compensation expense related to restricted stock awards (RSAs) issued to consultants and for advisory services.
Interest Expense, net
Interest expense, net increased by $414,207 for the year ended December 31, 2020 compared with the period from Inception to December 31, 2019. The increase resulted from the additional interest expense related to the issuance of convertible notes during the year ended December 31, 2020.
Other Income
Other income comprises of sublease income generated from our wholly-owned Israeli subsidiary. Other income for the year ended December 31, 2020 was $25,846 which represented an increase of $8,944, or 52.9%, compared to other income of $16,902 for the period from Inception to December 31, 2019. The increase primarily resulted from eight months of sublease income recognized during the period ended December 31, 2019 compared to twelve months of sublease income recognized for the year ended December 31, 2020.
Liquidity and Capital Resources
Since Marpai Health’s inception in 2019, it has generated no revenues, has incurred losses and generated negative cash flows from operations. It has spent most of its cash resources on research and development activities. It has financed its operations primarily with the proceeds from sale and issuance of convertible promissory notes.
As of December 31, 2020, Marpai Health believes cash on hand, the continued support from its major investors and additional funding raised through the issuance of convertible debt will allow it to continue as a going concern for a period of twelve months from date of the issuance of the consolidated financial statements.
Cash Flows
The following tables summarize selected information about Marpai Health’s sources and uses of cash and cash equivalents:
Comparison of the Year Ended December 31, 2020 and the Period from February 14, 2019 (Inception) to December 31, 2019
The following table summarizes Marpai Health’s sources and uses of cash for the year ended December 31, 2020 and the period from February 14, 2019 (Inception) to December 31, 2019:
	Year Ended December 31, 2020	Period from Feb 14, 2019 (inception) to December 31, 2019
Net cash used in operating activities	(1,949,279)	(875,639)
Net cash used in investing activities	(554,065)	(378,085)
Net cash provided by financing activities	4,075,000	1,500,000
Net increase in cash and cash equivalents	$1,571,656	$246,276
Net Cash Used in Operating Activities
Marpai Health had no revenue for the year ended December 31, 2020 and continued to incur losses. Net cash used in operating activities totaled $1,949,279 for the year ended December 31, 2020 and increased by $1,073,640 or 122.6% as compared to $875,639 for the period from Inception to December 31, 2019.
Net Cash Used in Investing Activities
In 2019, $308,085 was primarily used to purchase personal computing equipment, furniture and leasehold improvement. In addition, Marpai Health paid $70,000 as part of a large software system purchase financed mostly by a convertible note.

Net Cash Provided by Financing Activities
The amounts $4,075,000 and $1,500,000 provided by financing activities in the year ended December 31, 2020 and the period ended December 31, 2019, respectively, were primarily related to proceeds from the sale and issuance of convertible promissory notes to investors.
Net Cash Used in Operating Activities
Marpai Health had no revenue for the year ended December 31, 2020 and continued to incur losses. Net cash used in operating activities totaled $1,949,279 for the year ended December 31, 2020 and increased by $1,073,640 or 122.6% as compared to $875,639 for the period from Inception to December 31, 2019.
Net Cash Provided by Investing Activities
Marpai Health used $554,065 in cash in the year ended December 31, 2020 for capitalized software development costs, as compared with $378,085 cash used for capitalized software in the period from Inception to December 31, 2019.
Net Cash Provided by Financing Activities
The amounts $4,075,000 and $1,500,000 provided by financing activities in the year ended December 31, 2020 and the period from Inception to December 31, 2019, respectively, were primarily related to proceeds from the sale and issuance of convertible promissory notes to investors.
Off Balance Sheet Arrangements
Marpai Health does not have relationships with other organizations or process any transactions that would constitute off balance sheet arrangements.
New Accounting Pronouncements
Marpai Health has considered recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.
Critical Accounting Policies and Estimates
Management’s discussion and analysis of Marpai Health’s financial condition and results of operations is based on the audited consolidated financial statements and unaudited interim condensed consolidated financial statements, each of which are included elsewhere in this prospectus. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Marpai Heath bases its estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.
Management considers accounting estimates to be critical if both (i) the nature of the estimate or assumption is material due to the levels of subjectivity and judgment involved, and (ii) the impact within a reasonable range of outcomes of the estimate and assumption is material to the Marpai Health’s financial condition.
Management believes the following addresses the most critical accounting policies and estimates, which are those that are most important to the portrayal of Marpai Health’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments.
Capitalized Software
Marpai Health complies with the guidance of ASC Topic 350-40, “Intangibles — Goodwill and Other — Internal Use Software”, in accounting for its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to Marpai Health’s software that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, Marpai Health capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.
Income Taxes
Marpai Health follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. Marpai Health’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. Marpai Health has no uncertain tax positions or related interest or penalties requiring accrual at September 30, 2020 and December 31, 2019.
New Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06. ASU 2020-06 also requires that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or share. This amendment removes current guidance that allows an entity to rebut this presumption if it has a history or policy of cash settlement. Furthermore, ASU 2020-06 requires the application of the if converted method for calculating diluted earnings per share, as the treasury stock method will be no longer available. In addition, ASU 2020-06 clarifies that an average market price should be used to calculate the diluted EPS denominator in cases in which the exercise prices may change on the basis of an entity’s share price or changes in the entity’s share price may affect the number of shares that may be used to settle a financial instrument and that an entity should use the weighted-average share count from each quarter when calculating the year-to-date weighted-average share. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. Marpai Health is currently evaluating the impact of ASU 2020-06 on its condensed consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. Marpai Health’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. Marpai Health is currently evaluating the potential effects of this guidance on its condensed consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CONTINENTAL BENEFITS
The following summary consolidated statements of operations data for the fiscal years ended December 31, 2020 and 2019 have been derived from Continental Benefits’ audited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of Continental Benefits’ financial results in future periods.. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Continental Benefits’ condensed consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our condensed consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Forward-Looking Statements.”
Business Overview
Continental Benefits provides benefits outsourcing services to clients in the United States across multiple industries. Continental Benefits’ backroom administration and third-party administration (“TPA”) services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, Continental Benefits provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing services. Continental Benefits is a Florida limited liability company formed in November 2013.
Continental Benefits is one of the largest independent TPA’s servicing the self-insured market in the United States, consisting of a fully integrated billing and enrollment platform, claims administration, and customer service to administer the TPA services. TPA services are typically measured as Enrolled Employee “EE” Lives or Employee Lives. The term “EE” refers to the enrolled employees in a client benefit program (and may also be referred to as “client lives”). Most Services are priced on a Per Employee Per Month (“PEPM”) basis with a smaller number of services priced on a Per Member Per Month (“PMPM”) basis. Members are the employees and their dependents that are enrolled in a client benefit program. Continental engages primarily in selling health benefit programs and customer relationship activities for contracted clients with the primary focus of reducing the overall cost of healthcare while maintaining or improving the quality of care. In mid-2018, Continental introduced a revolutionary new product called TopCare® whereby members are referred to high quality providers (using a proprietary ratings system), which we believe leads to better quality and typically a lower overall cost of a medical episode.
Impact of COVID-19 Pandemic
On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and known now as COVID-19, the outbreak has impacted thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. Subsequent to the consolidated balance sheet date, there has been no significant impact to Continental Benefits’ operations, and Continental Benefits is operating at normal levels. Continental Benefits has responded to the outbreak by executing its Business Continuity Plan and implemented an enhanced Work from Home program. No impairments were recorded as of the consolidated balance sheet date; however, due to significant uncertainty surrounding the situation, Marpai, Inc.’s management’s judgment regarding this could change in the future. In addition, while the Continental Benefits’ results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.
Contingencies
The Company has been charged certain administrative tax penalties by the IRS related to prior year 1099 tax filings. In March 2021, the Company received a favorable ruling from the IRS waiving the 2018 tax year penalty of $678,780. Based on the opinion of the Company’s counsel, although the Company is in the process of appealing the remaining tax years, the full amount of the remaining penalties and interest of $853,405 has been accrued as of March 31, 2021. In June 2021, the Company received written confirmation from the IRS that all outstanding penalties have been waived and that nothing is due to the IRS from the Company. The Company has completely reversed the accrual as of June 30, 2021.
Results of Operations
Comparison of the year ended December 31, 2020 to the year ended December 31, 2019
Our financial results for the year ended December 31, 2020 are summarized as follows in comparison to the year ended December 31, 2019:
	Years Ended December 31,
	2020	2019	Increase/(Decrease)	% Var
Net Sales	$18,388,192	$20,327,320	$(1,939,128)	(9.5)%
Cost of Revenue
Service Fees	10,507,319	10,960,684	(453,365)	(4.1)%
Direct Expense – Claims	1,871,683	2,641,375	(769,692)	(29.1)%
Direct Expense – Member Services	1,552,006	1,860,983	(308,977)	(16.6)%
Total Cost of Revenue	13,931,008	15,463,042	(1,532,034)	(9.9)%
Gross Profit	4,457,184	4,864,278	(407,094)	(8.4)%
Gross Margin	24%	24%
Operating Expenses
Administrative	8,700,352	6,314,695	2,385,657	37.8%
Information Technology	4,223,350	5,440,224	(1,216,874)	(22.4)%
Sales and Marketing	2,724,368	3,562,888	(838,520)	(23.5)%
Facilities	762,649	659,006	103,643	15.7%
Depreciation	596,152	505,719	90,433	17.9%
Total Operating Expenses	17,006,871	16,482,532	524,339	3.2%
Operating Loss	$(12,549,687)	$(11,618,254)	$(931,433)	8.0%
Other Non Operating Income
Interest Income	11,506	129,085	(117,579)	(91.1)%
Other Income	—	2,600	(2,600)	(100.0)%
Total Non Operating Income	11,506	131,685	(120,179)	(91.3)%
Net Loss	$(12,538,181)	$(11,486,569)	$(1,051,612)	9.2%
Revenue
Total net sales for 2020 were $18.4 million, a decrease of 9.5% compared to $20.3 million for the year ended December 31, 2019. The decline in net sales was attributable to a 25% decrease in client volume from 2019 partially offset by an increase in services selected by our clients. The increase in services was mainly driven by our improved TopCare® program adoption with new 2020 clients and for our renewed clients.
Cost of Revenue
Total cost of revenues consists of (1) service fees, which primarily include vendor fees associated with the client’s benefit program selections, (2) the direct labor cost associated with claim management and processing services, and (3) direct labor costs associated with providing customer support and services to the clients, members, and other external stakeholders. Total cost of revenue decreased 10% to $13.9 million for the year ended December 31, 2020 compared to $15.5 million for the year ended December 31, 2019. This decrease was driven by the reduction of service fees and direct labor expense in claims and member services.
Gross Profit
Gross profit decreased by 8.4% to $4.5 million for the year ended December 31, 2020 compared to $4.9 million for the year ended December 31, 2019, due to the reduction in client volume. As a response to the decline in client lives and claim volume activity, flexible labor reductions were enacted to better align revenues/volumes with labor costs and resources, thus, stabilizing the gross margin consistent at 24% from 2019 to 2020.
Operating Expenses
Operating expenses for the year ended December 31, 2020 were $17.0 million, as compared to $16.5 million for the year ended December 31, 2019. This represents an increase of 3.2%, or $0.5 million. The increase is primarily attributable to the following:
(i)
Administrative expenses, which consist of leadership, compliance, accounting, and indirect/secondary labor expenses increased 37.8%, largely due to the movement of plan configuration responsibilities from information technology to administration. The Company also increased its headcount in compliance, quality and internal audit.

(ii)
Information technology declined 22.4% from 2019 to 2020 primarily due to a decline in overall labor expense due to the shift of configuration services as well as efficiencies from previously implemented automated software initiatives and cost containment projects in 2020.

(iii)
Sales and marketing expenses decreased by 23.5%, or a total cost of $2.7 million for the year ended December 31, 2020 compared to $5.4 million for the year ended December 31, 2019. The reduction was attributed to a decrease in sales management headcount as well as the decline in travel and entertainment expenses due to the impacts of COVID-19 travel restrictions.

Liquidity and Capital Resources
Liquidity and Capital Resources as of and for the Year Ended December 31, 2020
The accompanying consolidated financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements as of December 31, 2020, Continental Benefits had an accumulated deficit of $56,642,692 and had working capital of $3,535,800. At December 31, 2020, Continental Benefits had $6,982,163 of unrestricted cash on hand and no bank debt. Continental Benefits has historically met its cash needs through a combination of cash flows from operating activities, and periodic contributions from its member. Continental Benefits’ cash requirements are generally for operating activities.
Working Capital
	December 31,
	2020	2019
Total Current Assets	$14,143,967	$13,890,771
Total Current Liabilities	10,608,167	6,439,772
Working Capital	$3,535,800	$7,450,999

Cash Flows
	Years Ended December 31,
	2020	2019
Net loss	$(12,538,181)	$(11,486,569)
Net cash provided by (used in) operating activities	$5,713,453	$(1,444,029)
Net cash used in investing activities	(234,126)	(226,670)
Net cash provided by financing activities	8,830,295	9,323,253
Net increase (decrease) in cash and restricted cash	$1,771,441	$(3,834,015)
Net Cash Used in Operating Activities
Continental Benefits used net cash in operating activities of $6,824,728 and $12,930,598 for the years ended December 31, 2020 and 2019, respectively. Net cash used in operating activities for the year ended December 31, 2020 was primarily driven by the net loss of $12,538,181, offset by an increase in accrued liabilities of $4,558,747. Net cash used in operating activities for the year ended December 31, 2019 was primarily driven by the net loss of $11,486,569.
Net Cash Used in Investing Activities
Continental Benefits used net cash in investing activities of $234,126 and $226,670 for the years ended December 31, 2020 and 2019, respectively, primarily for the purchase of property and equipment.
Net Cash Provided by Financing Activities
The $8,830,295 and $9,323,253 provided by financing activities for the years ended December 31, 2020 and 2019, respectively, was related to proceeds from capital contributions.
Critical Accounting Policies and Estimates
Our significant accounting policies are more fully described in the notes to our financial statements. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.
Revenue Recognition
Revenue is recognized when control of the promised services is transferred to Continental Benefits’ customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As Continental Benefits completes its performance obligations, which are identified below, it has an unconditional right to consideration, as outlined in Continental Benefits’ contracts. Generally, Continental Benefits’ accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms.
Software Development Costs
Continental Benefits accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. Continental Benefits ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use.
Software development costs are amortized over their estimated useful lives, generally three years. Amortization commences when the software is available for its intended use. Costs associated with upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenue and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenue are impaired and expensed during the period of such determination. The Company capitalized approximately $0 and $37,000 of internally developed software costs during the three months ended March 31, 2021 and 2020, respectively.
Income Taxes
Continental Benefits is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by Continental Benefits. Taxable income and losses are reported on the income tax returns of Continental Benefits’ member, and no provision for federal income taxes has been recorded in the accompanying financial statements.
Recently Adopted Accounting Pronouncements
On January 1, 2020, the Company adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and elected the optional transition method to apply the transition provisions from the effective date of adoption. There was no cumulative-effect adjustment to beginning retained earnings as a result of adopting ASC 842. The objective of this ASU, along with several related ASUs issued subsequently, is to increase transparency and comparability between organizations that enter into lease agreements. For lessees, the key difference of the new standard from the previous guidance (Topic 840) is the recognition of a right-of-use (ROU) asset and lease liability on the balance sheet. The most significant change is the requirement to recognize ROU assets and lease liabilities for leases classified as operating leases. The standard requires disclosures to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.
In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.
In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606.” ASU No. 2018-18 was issued to resolve the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The adoption of this standard did not have any material effect on the Company’s consolidated financial statements or any component of member’s equity.
In August 2018, the FASB issued ASU No. 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

Recent Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company is reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.

BUSINESS
The business described below is that of the combined business, which includes Marpai Health’s technologies and A.I. modules, as well as the business of the healthcare payer, Continental Benefits. “Purchase and Reorganization Agreement” refers to the Amended and Restated Equity Interest Purchase and Reorganization Agreement dated April 1, 2021, by and among Marpai, Inc. (“Buyer”), Marpai Health, all stockholders of Marpai Health (“Marpai Stockholders”), holders of convertible notes of Marpai Health (“Marpai Noteholders,” and collectively with the Marpai Stockholders, the “Marpai Sellers”), Continental Benefits, LLC (“Continental Benefits”), WellEnterprises USA, LLC (the “Company Seller” and collectively with the Marpai Sellers, the “Sellers”) and HillCour for the purpose of joinder, to effectuate Marpai, Inc.’s Acquisition of Marpai Health and Continental Benefits. “Effective Time” refers to the time of the closing of the Acquisition pursuant to the Purchase and Reorganization Agreement. “Transaction Document” refers to any agreement, certificate or instrument delivered by a party under or in connection with the Purchase and Reorganization Agreement.
Marpai Health
Marpai Health, Inc. (originally named “CITTA, Inc.”) was founded in February 2019 as a Delaware corporation. Together with its wholly-owned subsidiary, EYME Technologies Ltd., founded in March 2019 in Israel (“EYME,” and collectively with Marpai Health, Inc., “Marpai Health”), Marpai Health engages in developing and marketing artificial intelligence (“A.I.”) and healthcare technology to analyze data with the goal of predicting and preventing costly healthcare events related to chronic conditions and expensive medical and surgical procedures.
In August 2019, Marpai Health entered into an asset purchase agreement to acquire a software system and big data analytics platform for research, analysis and prediction of security related events using A.I. for law enforcement agencies (the “Purchased Assets”). The purchase price of the Purchased Assets was $3,250,000, consisting of $70,000 in cash, 31,250 shares of Marpai Health’s common stock, and the SQN Convertible Note in the aggregate principal amount of $2,930,000. Marpai Health has since customized the acquired software system and technology platform and built new A.I. modules on it for the purposes of porting the system to the cloud and making it available in a software as a service (“SaaS”) model to allow for usage in the healthcare industry and compliance with healthcare privacy and security regulations.
Marpai Health is a development stage company with no operating history. EYME serves as Marpai Health’s research and development center with nine A.I. and software researchers and engineers in Israel. For the twelve months ended December 31, 2020, Marpai Health reported no revenues and a net loss of approximately $3.9 million. As of December 31, 2020, Marpai Health reported total assets of approximately $6.5 million, of which approximately $3.8 million represented capitalized software. At March 31, 2021, Marpai Health had an accumulated deficit of $7.1 million, working capital deficit of $2.7 million and total debt of approximately $9.6 million.
Continental Benefits
Continental Benefits, LLC was founded in Florida as a limited liability company in November 2013 (“Continental Benefits”). Continental Benefits is a wholly owned subsidiary of WellEnterprises USA, LLC which was founded in 2012. Continental Benefits provides benefits outsourcing services to clients in the U.S. across multiple industries. Continental Benefits’ backroom administration and third-party administration (“TPA”) services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform and TopCare® program, Continental Benefits provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing.
For the twelve months ended December 31, 2020 and 2019, Continental Benefits reported net revenues of approximately $18.4 million and $20.3 million, respectively, and a net loss of approximately $12.5 million and $11.5 million, respectively. As of December 31, 2020 and March 31, 2021, Continental Benefits had an accumulated deficit of approximately $56.6 million and $58.4 million, respectively. WellSystems is a wholly-owned subsidiary of Continental Benefits. WellSystems had no significant activity for the years ended December 31, 2020 and 2019, and for the three months ended March 31, 2021.

In September 2019, Marpai Health began to approach TPAs in an effort to commercialize its technology. Sharing the vision of bringing to market a healthcare “payor of the future” by using advanced A.I. technology in the TPA business, Marpai Health and Continental Benefits started to have discussions about information exchange, and joint development in December 2019 and Continental Benefits has been serving as Marpai Health’s A.I. products design partner ever since. Based on the data collected by Continental Benefits, Marpai Health developed various A.I. modules as well as a delivery system for its healthcare predictions. In August 2020, Marpai Health started to explore long-term strategic opportunities with Continental Benefits. In September 2020, the parties entered into a letter of intent pursuant to which Marpai Health will acquire Continental Benefits. On April 1, 2021, pursuant to the terms of the Purchase and Reorganization Agreement, the stockholders of Marpai Health and the sole member of Continental Benefits contributed their respective securities and ownership interests in Marpai Health and Continental Benefits to Marpai, Inc. for a combination of shares of Class A common stock and Class B common stock of Marpai, Inc. (the “Acquisition”). Options to purchase 1,027,602 shares of Marpai Health common stock and warrants to purchase 1,366,746 shares of Marpai Health common stock were exchanged, on a one to one basis, for options and warrants to purchase shares of our Class A common stock. In addition, pursuant to a Note Exchange Agreement, we issued New Notes in the aggregate principal amount of $2,198,459 in exchange for certain then outstanding convertible promissory notes of Marpai Health of equivalent amount of outstanding principal and accrued but unpaid interest. The SQN Convertible Note remains outstanding. For details on the Acquisition, see section titled, “Business — Marpai, Inc.’s Acquisition of Marpai Health and Continental Benefits” below.
The healthcare industry is highly regulated and the criteria are often vague, and subject to change and interpretation by various federal and state legislatures, courts, enforcement and regulatory authorities. Only a treating physician can determine the condition and appropriate treatment for any individual patient. Future prospects of the combined company are subject to the legal, regulatory, commercial and scientific risks. Marpai Health has not been profitable since inception, and Continental Benefits has incurred significant losses for the past three years. The combined company may continue to incur operating losses for at least the next twelve months. See the section titled “Risk Factors.”
Marpai, Inc.’s Acquisition of Marpai Health and Continental Benefits
The following is a summary of the material terms of the Purchase and Reorganization Agreement. The Purchase and Reorganization Agreement contains representations and warranties that Marpai, Inc., on the one hand, and the Sellers on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase and Reorganization Agreement.
The following summary has been included in this prospectus to provide you with information regarding the terms of the Acquisition, does not purport to be complete, and is qualified in its entirety by reference to the Purchase and Reorganization Agreement.
General
On April 1, 2021, pursuant to the terms of the Purchase and Reorganization Agreement, the stockholders of Marpai Health and Continental Benefits contributed their respective ownership interests in Marpai Health and Continental Benefits to Marpai, Inc. for a combination of shares of our Class A common stock and Class B common stock (collectively, “Common Stock”) of Marpai, Inc. (the “Acquisition”). Options to purchase 1,027,602 shares of Marpai Health common stock and warrants to purchase 1,366,746 shares of Marpai Health common stock were exchanged, on a one to one basis, for options and warrants to purchase shares of our Class A common stock. In addition, pursuant to a Note Exchange Agreement, we issued New Notes in the aggregate principal amount of $2,198,459 in exchange for certain outstanding convertible promissory notes of Marpai Health of equivalent outstanding principal and accrued but unpaid interest. HillCour and WellEnterprises, LLC agreed to perform certain transition services for us pursuant to a Transition Services Agreement.
The Acquisition was treated as an integrated transaction for U.S. federal income tax purposes, qualified as a tax-free reorganization pursuant to section 351 or 368 of the Internal Revenue Code of 1986, as amended.

The Purchase and Reorganization Agreement required that Continental Benefits to not have less than $4.762 million of cash on hand, and to have no debt at the time of closing of the Acquisition.
Pursuant to the Purchase and Reorganization Agreement, Continental Benefits was valued solely for purposes of the Acquisition, on a cash-free and debt-free basis, at $8.5 million. Including the $4.762 million of cash on Continental Benefits’ balance sheet, equity totaled $13.26 million. In addition, pursuant to Purchase and Reorganization Agreement, Marpai Health was valued solely for purposes of the Acquisition at an assumed pre-money valuation of the last convertible note’s conversion price of $35 million.
As a result of the Acquisition,
•
We have acquired all of the then outstanding membership interests of Continental Benefits in exchange for 3,599,568 shares of our Class A common stock and 127,130 shares of our Class B common stock and, subject to certain adjustments as more fully described in the Purchase and Reorganization Agreement, based upon a valuation as a separate concern of $8.5 million on a cash free and debt free basis;

•
We have acquired all of the then outstanding capital stock Marpai Health in exchange for an aggregate of 3,320,765 shares of our Class A common stock and 4,099,838 shares of our Class B common stock, based upon the valuation of Marpai Health as a separate concern of $35 million;

•
We have satisfied and retired Marpai Health’s then remaining and outstanding convertible promissory notes, with aggregate outstanding principal and accrued but unpaid interest of $2,198,459, in exchange for the New Notes of equivalent aggregate principal amount;

•
Marpai Health has still the SQN Convertible Note outstanding;

•
All options granted by Marpai Health have been assumed by us and exchanged into options to purchase our Class A common stock. The exchange of certain options issued by Marpai Health to employees of EYME Technologies Ltd., a wholly owned subsidiary of Marpai Health, is subject to the issuance of a tax ruling by the Israeli Tax Authority;

•
All awards of phantom units granted under Continental Benefits, LLC Long-Term Incentive Plan were discharged; and

•
All outstanding warrants granted by Marpai Health automatically converted into warrants to purchase our Class A common stock at the same exercise price as they were initially granted by Marpai Health.

In addition, pursuant to the Purchase and Reorganization Agreement, the seller of Continental Benefits, WellEnterprises USA, LLC, as well as its owner and affiliate, HillCour, Inc., agreed, subject to the closing of the Acquisition, to be exclusively responsible for, pay, fully satisfy and otherwise discharge in full certain liabilities that existed as of April 1, 2021 (the “Closing Date”), both known and unknown as of such date:
•
Continental’s phantom unit awards outstanding on the Closing Date;

•
the failure of Continental to possess or maintain effectiveness of any permit which was required for the operation of the business of Continental Benefits prior to closing;

•
any proceedings relating to or in connection with any actual violation of or failure to comply with any Healthcare Law (as defined in the Purchase and Reorganization Agreement) prior to closing;

•
any disciplinary or enforcement action from any governmental authority related to the operation of Continental Benefits’ business prior to closing, whether or not related to taxes or a violation of Healthcare Laws;

•
any litigation or cause of action outside the ordinary course of business relating to the operation of the Continental’s business prior to Closing;

•
the failure of Continental to pay any taxes for the period prior to closing when due;

•
any violation of the Privacy and Security Laws relating to the operation of Continental’s business prior to Closing;

•
certain claims or litigation by a client of Continental; and

•
certain amounts paid by Continental in excess of the amount received from the Continental’s customer (or the customer’s health benefit plan) with respect to certain unresolved billing dispute claims.

Pre-Acquisition Entity
Structure
Marpai, Inc.’s Current Structure
Effective Time of the Acquisition
The Acquisition became effective on April 1, 2021.
Treatment of Marpai’s Stock Options and Continental Benefits’ Phantom Units
Each outstanding option of Marpai Health has been assumed by Marpai, Inc. and automatically converted into an option to purchase shares of Marpai, Inc.’s Class A common stock. Prior to the Effective

Time, Continental Benefits and HillCour have discharged all awards of phantom units granted under the Continental Benefits, LLC Long-Term Incentive Plan. The aggregate value of the discharged phantom unit awards is estimated to be $1,032,000.
Representations and Warranties
The Purchase and Reorganization Agreement contained representations and warranties of Marpai, Inc., Marpai Health, each Marpai Seller, WellEnterprises, LLC, HillCour, and Continental Benefits, for a customary transaction of this type relating to, among other things which include, in addition to other customary closing conditions, (i) organization, capacity and standing; (ii) authority and enforceability of the Purchase and Reorganization Agreement and related documents; (iii) absence of conflict; (iv) the absence of undisclosed liabilities; (v) capitalization; (vi) litigation; (vii) compliance with laws; (viii) the absence of undisclosed liabilities; (ix) absence of material adverse effect; (x) investment intent; broker fees; (xi) adequate investigation; (xii) independent investigations; (xiii) absence of rights to purchase securities of Continental Benefits; (xiv) the phantom unit schedule; (xv) absence of unnamed subsidiaries; (xvi) financial statements; (xvii) contracts; (xviii) legal company contracts; (xix) real estate; (xx) personal property; (xxi) accounts receivable; (xxii) title to assets; sufficiency of assets; (xxiii) employment matters; (xxiv) employee benefits; (xxv) litigation; (xxvi) compliance with laws; (xxvii) intellectual property; (xxviii) environmental matters; (xxix) tax matters, (xxx) insurance; (xxxi) transactions with affiliates; (xxxii) absence of certain business practices; (xxxiii) suppliers and Customers; (xxxiv) healthcare laws; (xxxv) data privacy; (xxxvi) no brokers or finders; (xxxvii) PPP Loan, (xxxvii) nonpublic offering (xxxviii) investment representation; (xxxix) title and validity of Marpai Securities; and (xxxx) Marpai, Inc. stock certificate legends.
Intended Tax Treatment of Acquisition Transaction
Consummation of the transactions contemplated by the Purchase and Reorganization Agreement, including the Acquisition along with our initial public offering, is intended to be treated as an integrated transaction for U.S. federal income tax purposes, qualified as a tax-free reorganization pursuant to section 351 or 368 of the Internal Revenue Code of 1986, as amended.
Discharge and Satisfaction of Covered Liabilities
In addition, the seller of Continental, WellSystems, LLC, as well as its owner and affiliate, HillCour, Inc., have agreed to be exclusively responsible for, pay, fully satisfy and otherwise discharge in full certain liabilities that exist as of Closing Date or may arise in the future, related to following categories of events, facts, acts, omissions, circumstances and/or subject matters, and that relate to the period prior to the Closing Date, both known and unknown as of such date (collectively, the “Covered Liabilities”):
•
Continental’s phantom unit awards outstanding on the Closing Date;

•
the failure of Continental to possess or maintain effectiveness of any permit which was required for the operation of the business of Continental Benefits prior to closing;

•
any proceedings relating to or in connection with any actual violation of or failure to comply with any Healthcare Law (as defined in the Purchase and Reorganization Agreement) prior to the Closing Date;

•
any disciplinary or enforcement action from any governmental authority related to the operation of Continental Benefits’ business prior to closing, whether or not related to taxes or a violation of Healthcare Laws;

•
any litigation or cause of action outside the Ordinary Course of Business relating to the operation of the Continental Benefits’ business prior to Closing

•
the failure of Continental to pay any taxes for the period prior to closing when due;

•
any violation of the Privacy and Security Laws relating to the operation of the Continental Benefits’ business prior to Closing;

•
any claim or litigation by a client of the Company as described in the Purchase and Reorganization Agreement; and

•
any amounts paid by the Company in excess of the amount received from the Company’s customer (or the customer’s health benefit plan) with respect to any unresolved billing dispute claim in excess of $50,000 existing as of the closing and any unresolved billing dispute claim older than one hundred eighty (180) days as of the Closing Date.

Class B Conversion
On June 28, 2021, Eli David, Yaron Eitan, Edmundo Gonzalez, Grays West Ventures LLC, HillCour Investment Fund, LLC, and WellEnterprises USA, LLC converted an aggregate of 927,817 shares of the Company’s Class B common stock they held into 4,226,968 shares of Class A common stock on a one to one basis (“Class B Conversion”). Until the Class B conversion, the Company was authorized to issue two classes of common stock, Class A common stock and Class B common stock. The issued and outstanding shares of Class B common stock were converted into Class A common stock as described above, and the authorized class of Class B common stock was eliminated with the filing of the Second Amended and Restated Charter.
Power of Attorney and Proxy
Concurrently with the Class B Conversion, the Company, (i) HillCour Investment Fund, LLC and WellEnterprises USA, LLC (together, the “HillCour Founding Group”) and (ii) Eli David, Yaron Eitan, Edmundo Gonzalez and Grays West Ventures LLC (collectively, the “Grays Founding Group,” and together with the HillCour Founding Group, the “Co-Founders”) entered into the Power of Attorney and Proxy pursuant to which the HillCour Founding Group granted the Grays Founding Group the right to vote 1,560,237 shares of the Company’s Class A common stock it held (“Proxy Shares”) on all matters relating to any of the following: (i) change to the composition of the Company’s Board of Directors; (ii) sale of all or substantially all of the Company’s assets or capital stock, or a merger involving the Company; (iii) replacement of the Company’s CEO or other C-level officers; (iv) amendment or approval of any corporate documents or agreements in connection with the Company’s corporate structure or capital raising activities; (v) approval of the Company’s annual budget and business plan; and (vi) the Company’s acquisition, joint venture or other collaborative agreements. Consequently, the HillCour Founding Group and the Grays Founding Group currently have the right to vote 3,913,268 and 3,913,263 shares of the Company’s capital stock, respectively. The Power of Attorney and Proxy also provides that the number of Proxy Shares is subject to adjustment from time to time so as to maintain as much as possible, equal voting power in the Company between the HillCour Founding Group on the one hand and the Grays Founding Group on the other, subject to certain exceptions related to transfer of shares by the parties.
Pursuant to this Power of Attorney and Proxy, the Co-Founders have also agreed to vote all their shares for the election of (a) Damien Lamendola (or another nominee of the HillCour Founding Group), (b) Edmundo Gonzalez; and (c) Yaron Eitan (or up to two other nominees of the Grays Founding Group) as the Company’s directors. The Power of Attorney and Proxy is irrevocable and will remain in full force and effect until the earlier of (i) consummation of the sale of all or substantially all of the Company’s assets, or the acquisition of the Company by a third party (by way of stock acquisition, merger, recapitalization or otherwise), or (ii) the time when the Grays Founding Group collectively owns fewer than 1,882,420 shares of the Company’s capital stock.
Directors and Executive Officers of the Combined Company
Pursuant to the terms of the Purchase and Reorganization Agreement, all of the directors of Continental Benefits have resigned. Effective as of the Closing, the combined company’s board of directors is fixed at seven members and comprised of two former members of Marpai Health’s executive management team, four independent directors, and Damien Lamendola, the indirect majority owner of WellEnterprises USA, LLC and HillCour. The composition of the board of directors is expected to satisfy the requisite sophistication and independence requirements for audit committee members pursuant to Nasdaq listing requirements.
Our current management team consists of the following member of the former Marpai Health executive management team:

Name	Combined Company Position(s)	Position(s) at Marpai Health
Edmundo Gonzalez	Chief Executive Officer, Secretary, and Director	Co-founder, CEO, and Director of Marpai Health
Indemnification
HillCour is a party to the Purchase and Reorganization Agreement solely for the purposes of its joinder provisions. HillCour agrees to pay and perform, and to be jointly and severally liable with WellEnterprises USA, LLC, the Company Seller, for its Covered Liabilities obligations and indemnification obligation to Marpai, Inc. against all Losses relating to either (collectively, the “Guaranteed Obligations”):
•
any breach by WellEnterprises, LLC or Continental Benefits of a representation or warranty in the Purchase and Reorganization Agreement or any Transaction Document; or

•
any breach, non-performance or non-compliance of any pre-Closing or post-Closing covenant or agreement of the WellEnterprises, LLC and/or pre-Closing covenant or agreement of Continental Benefits contained in the Purchase and Reorganization Agreement or any Transaction Document.

HillCour’s liability under the joinder provisions will not be affected by (a) any amendment to the Purchase and Reorganization Agreement, (b) the release or discharge of Company Seller in any creditors’ rights, receivership, bankruptcy or other insolvency proceedings, (c) the impairment, limitation or modification of the liabilities of Company Seller to Marpai, Inc. resulting from the operation of any present or future provision of the U.S. bankruptcy code or other insolvency statute, (d) any suretyship defenses or other defenses to the enforcement of guarantees generally, or (e) the rejection or disaffirmance of the Purchase and Reorganization Agreement in any such bankruptcy or insolvency proceedings.
HillCour’s obligations under the joinder provisions continue, and remain in full force and effect notwithstanding, without limitation, the dissolution of Sellers or until fulfillment or termination of all of the Guaranteed Obligations.
HillCour represents that it is deriving direct or indirect benefits from the transactions contemplated by the Purchase and Reorganization Agreement, and that HillCour’s execution of Purchase and Reorganization Agreement is a material inducement to Marpai Inc.’s execution of the Purchase and Reorganization Agreement.
Under the terms of the Purchase and Reorganization Agreement, Marpai, Inc. has agreed to indemnify WellEnterprises USA, LLC and certain of its affiliates agreed to indemnify Marpai, Inc. with respect to Losses based upon, asserted against, arising out of, or relating to: (1) any breach or inaccuracy of Marpai, Inc.’s representations and warranties, covenants and agreements in the Purchase and Reorganization Agreement; (2) any breach, non-performance of or non-compliance with any post-Closing covenant or agreement by Marpai, Inc., or Continental Benefits; and (3) fraud by Marpai, Inc.
WellEnterprises USA LLC has agreed to indemnify Marpai, Inc. with respect to Losses based upon, asserted against, arising out of, or relating to: (1) any breach or inaccuracy of WellEnterprises USA LLC’s representations and warranties, covenants and agreements in the Purchase and Reorganization Agreement; (2) any breach, non-performance of or non-compliance with any post-Closing covenant or agreement by WellEnterprises USA LLC or Continental Benefits (3) any of the Covered Liability; and (4) fraud by WellEnterprises USA LLC.
Any obligation of WellEnterprises USA LLC to indemnify Marpai, Inc. against Losses arising out of: (1) any breach or inaccuracy of any representation or warranty of Continental Benefits or Company Seller contained in the Purchase and Reorganization Agreement or any Transaction Document; (ii) any breach, non-performance or non-compliance of any pre-Closing or post-Closing covenant or agreement of the Seller and/or pre-Closing covenant or agreement of the Continental Benefits contained in the Purchase and Reorganization Agreement or any Transaction Document; will be satisfied (i) first, from the Escrow Amount, until such amount has been exhausted or released or otherwise reserved in respect of a claim, and (ii) last, directly by Company Seller.

Registration Rights
We agreed that if, following the date of the Purchase and Reorganization Agreement, we sell or issue any securities (including securities convertible into or exchangeable or exercisable for any shares of our capital stock) that entitles any holder thereof to registration rights with respect to such securities (or any shares of capital stock issuable upon conversion or exercise of such securities), or otherwise grants registration rights to any of our existing security holders (the “Registration Rights”), then we will also grant the same Registration Rights to the Marpai Sellers and WellEnterprises, LLC on a pari passu basis, provided that all securityholders with Registration Rights shall be subject to all customary provisions and restrictions required by us in relation thereto, including without limitation, lockups, cutbacks, and underwriting undertakings.
Interest of Certain Persons in the Acquisition
Certain of our officers, directors or director nominees received a direct or indirect benefit as a result of the Acquisition that would not be realized by the holders of our Class A common stock generally. See “The Acquisition — Certain Relationships and Related Party Transactions”.
Prior to the Closing, Continental Benefits was 100% owned by WellEnterprises USA LLC which was 100% owned by HillCour, Inc. (“HillCour”). HillCour also used to hold approximately 21.5% of equity interests of Marpai Health. HillCour is 100% owned by HillCour Holding Corporation. Our Director, Damien Lamendola, is the indirect majority owner of WellEnterprises USA, LLC and HillCour, and the direct majority owner of HillCour Holding Corporation. Mr. Lamendola currently indirectly holds approximately 52.4% of the outstanding capital stock of the Company, and assuming full conversion of the New Notes and the June 2021 Notes, he can hold as much as 51.7% of the outstanding capital stock of the Company.
Accounting Treatment
Marpai, Inc. accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations. In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of the purchase consideration over the fair value of the assets acquired and the liabilities assumed. The results of the Marpai Health and Continental Benefits have been included in the consolidated financial statements of Marpai, Inc. since the date of the Acquisition.
Our Business
We are a technology-driven healthcare payer, which uses A.I. to predict and help prevent costly events for our Members, and in turn lower our Clients’ health care costs. We provide administrative services, and act as TPA to self-insured employers who provide healthcare benefits to their employees. Most of our Clients are small and medium-sized companies as well as local government entities. Currently, we have over 60 Clients. We provide services to a total of over 20,000 of our Clients’ employees, and including their spouses and dependents, we serve a total of over 40,000 Members in 44 states in addition to the District of Columbia. No single Client represents more than 6% of our annual revenue.
Industry Trends in the Healthcare Payer Market
Today, some megatrends are affecting all participants in the healthcare ecosystem, including payers, providers, and patients:
1.
Rising Healthcare Costs — Healthcare expenditures have grown in the U.S. from 5% of GDP (Gross Domestic Product) in 1960 to 18% of GDP in 2019, according to Statistica, a consultancy. Per capital healthcare costs (adjusted for inflation and presented in 2020 dollars) increased from $5,801 in 1990 to $7,425 in 2000 to $10,222 in 2010, and these are projected to be greater than $12,000 in 2020 according to our analysis based on the Health System Tracker of the Peterson Center on Healthcare and Kaiser Family Foundation.

2.
A.I. to Help Manage Expansive Volume of Electronic Healthcare Data — The volume of all data of all types is estimated to double every two years, but healthcare data is growing at an even faster pace. In 2020, 2,413 exabytes of healthcare data will be generated compared to only 153 exabytes in 2013 (an exabyte is a billion gigabytes), according to Statista. With so much data, the latest breakthroughs in A.I., specifically in the field of deep learning, are beginning to make an impact in healthcare.
3.
Consumerism in Healthcare — Devices that monitor our vital signs, such as the Apple Watch® and FitBit® as well as myriad health and wellness applications, demonstrate the trend toward having consumers at the center of healthcare, including trying to change behaviors that lead to better healthcare outcomes.

Key drivers of healthcare cost increases are chronic diseases and various forms of waste.
Chronic diseases — According to the Centers for Disease Control and Prevention (“CDC”), chronic conditions such as diabetes, cardiovascular diseases and pulmonary conditions, account for 75% of the U.S. aggregate spending on healthcare each year. Our Clients’ data also suggest that the cost of care for a Member with a chronic condition, such as diabetes, hypertension, chronic obstructive pulmonary disease (“COPD”) and kidney diseases, is two to four times as much as the average cost of care for one without any chronic conditions. As many chronic diseases can be prevented and managed given early detection, it is vital that a patient who is on a path to develop these chronic diseases be identified and be given preventive care treatments as early as possible.
Waste — A survey of 54 peer-reviewed studies found that up to 30% of medical spending is wasted, according to “Waste in the US Health Care System — Estimated Costs and Potential for Savings,” published in the Journal of the American Medical Association (“JAMA”) in October 2019. Among the waste identified, they include:
•
Waste related to care coordination (organizing a patient’s care to achieve safe and effective care) — $27 billion to $78 billion annually;

•
Waste related to failure of care delivery (timely and effective care) — $102 billion to $166 billion annually; and

•
Waste related to failure to obtain the best pricing — $231 billion to $240 billion annually.

In our own Clients’ data, we see wide price variations for the same medical/healthcare procedure in the same city of between four and seven times the median cost. According to a study by UnitedHealth in published May 2019, one of the largest payers in the U.S., reducing the cost variations of common tests could result in an annual saving of $18 billion. Our TopCare® program identifies top-rated test centers and healthcare providers with pricing information and allows us to steer a Member to get the same test (e.g., MRI, CT scan) with the same equipment but at a more competitive price by switching from one provider to another within the same geographic area.
Market Opportunities
According to the Employee Benefit Research Institute, approximately 78.7% of U.S. companies with 500 or more employees offered a self-insured plan as of 2018. Collectively, private employers are the largest source of healthcare insurance in the U.S.
The market is dominated by the five largest healthcare payers — United Healthcare, BlueCross (including its licensee, Anthem), Aetna, Cigna and Humana — and according to their annual reports, they serve approximately 194 million Americans. The U.S. has an insured population of approximately 298 million, leaving 104 million people to be served by the thousand or so other insurers or TPAs based on the National Association of Insurance Commissioners U.S. Health Insurance Industry 2019 Annual Results. Continental Benefits is partnered with 2 of the largest medical networks Cigna and Aetna and is considered a strategic partner for the larger firms to capture the “middle-market” of self-insured clients.
The average annual healthcare expenditure is approximately $11,000 per person, according to the Centers for Medicare & Medicaid Services (“CMS”) as of 2018. In other words, a total of approximately $1.2 trillion in claims of healthcare costs are processed by healthcare payers that are not one of the five largest payers in the U.S. Based on our analysis of actual PEPM received by us and the estimated employee lives of 39 million, according to McLellan Consulting Services, we believe the segment of the market served by third-party administrators presents us with a market opportunity of over $20 billion in revenue. This includes our administration fees as well as our share of revenue from selling other products such as care management services or telehealth services, to our Clients.
Our A.I. Capabilities — Deep Learning
During the past few years, we have witnessed the greatest leap in performance in the history of A.I., largely due to a subfield of A.I. known as “deep learning” (or “deep neural networks”). While traditional machine learning methods require extensive manual processing (e.g., for feature extraction), deep learning methods allow for “end-to-end” learning, directly operating on raw data and predicting the final outcome.
The accuracy of deep learning-based models is significantly higher than traditional machine learning models especially when more data and more data types are available. This makes deep learning very relevant for big data platforms, which involve large quantities of data and various data types. Despite the huge success of deep learning in improving the state-of-the-art computer vision, speech recognition, text understanding, and other areas, few companies have the expertise to develop and deploy deep learning-based solutions, due to the numerous technical challenges involved. We believe that is why the application of deep learning remains limited in the healthcare space and primarily confined to medical image processing today.
We are creating a robust deep learning infrastructure that would allow us to analyze nearly any data type. More importantly, this infrastructure is expected to have the capability to automatically train on multiple data types at once and obtain unified predictions. Specifically, over time, we expect our deep learning capabilities to be used for the following data types:
•
Structured data — Any form of data that results in a tabular database. Examples of such data include laboratory tests, claims data, and payment details to healthcare providers. Our deep learning models for structured data, which rely on fully connected neural networks, allow us to automatically train on any such structured databases, and incorporate the insights into the predictive models.

•
Images — While traditional image processing requires cumbersome development for each specific use case, deep learning-based models can directly operate on any image data, without having to go through a preprocessing feature extraction phase. We are developing a series of deep learning models based on convolutional neural networks that could be extended for processing medical images, including radiology imaging such as MRI, CT Scan, X-Ray, Ultrasound, PET Scan, as well as processing other types of medical images, such as those in dermatology, pathology, and ophthalmology.

•
Text — Traditionally, analyzing text data requires lengthy natural language processing (“NLP”). Recent breakthroughs in deep learning, especially the advent of transformer networks (e.g., BERT), allow for end-to-end training of language models which are significantly more accurate than previous NLP methods. Our infrastructure includes support for these deep learning-based language models, allowing us to automatically process textual data as well. A prime example of textual medical data is the plain text description of doctors’ notes, which includes information about the symptoms, diagnosis, and treatment. Even though some of this data, such as disease codes, appear in structured databases as well, the textual data contains significantly more information that does not appear elsewhere.

•
Multi-type data — Deep learning can also be applied on multiple data sources and data types. For each data type at the first stage, the relevant deep learning models are applied (e.g., CNN for images, Transformers for text, etc.), and then, at the second stage, the processed information from various data sources is fed into a secondary deep learning model, which will provide unified predictions. This is one of the major advantages of deep learning over traditional A.I., allowing it to incorporate multiple big data sources into a single unified prediction model, far exceeding the accuracy rate achieved by traditional methods.

•
Data fusion — We have the ability to study different data types together. Data that are images (e.g., CT scan) with data that are in tabular form (e.g., figures from healthcare claims). Putting these different data types together is data fusion.

The largest technology players have been aggressive recruiters of the top A.I. talent around the world. Marpai Health has been able to recruit and maintain top talent largely due to potential employees wanting to work with Dr. Eli David. As Dr. David maintains his professorship in the A.I. field, we believe he will continue to have a pipeline of qualified candidates, mostly Masters and PhD students, who are potential hires for us as our needs expand. We believe this will give us a competitive advantage.
Our TopCare® Program
We believe that our A.I. capabilities in the area of deep learning enable us to make more accurate predictions about costly healthcare events using data types that are hard or impossible to use using traditional A.I. This allows us to help our Clients prevent costly healthcare events, and reduce the growth of long-term healthcare spending while also improving the quality of healthcare, which is commonly known as “bending the cost curve” in our industry.
Continental Benefits has been providing its TPA services on its patent-pending TopCare® program for the past two years. Since January 2021, our A.I.-powered TopCare program® became live, making it possible for us to offer care management with high-impact predictions. Our A.I. technology is able to process, analyze and store myriad types of data in large scale. Our A.I. models, collectively branded as FutureSight Advantage, recognize patterns and detect anomalies, giving us greater insights on a patient’s medical trajectory, although we do not provide medical prognosis, or are engaged in the practice of medicine of any sort. Our A.I.-enabled predictions generate real-time alerts based on that trajectory allow our call center staff to start outreaching and recommend the best care to an at-risk Member, whether that is a visit to a primary care physician or to a specialist, for a root cause or drill down analysis. With a full disclaimer to the Member that our system does not provide medical advice or prognosis, our call center staff encourages the Member to develop an actionable healthcare plan with licensed medical professionals. Using our innovative technology, TopCare® allows us to help self-insured employers manage their employees’ healthcare needs proactively.
The current data types our A.I. technology uses to predict healthcare needs include the following structured data:
•
Historical claims data (including a medical examination, referral request or pharmaceutical prescription);

•
Demographic information; and

•
Blood test and other laboratory test data.

In the future, we expect our A.I. technology to use the following unstructured data types to predict healthcare needs:
•
Pathology image;

•
Advanced images from X-ray, magnetic resonance imaging (“MRI”) and computed tomography (“CT”);

•
Electronic health records;

•
Health risk assessments;

•
Information gathered from applications used by Members; and

•
Information gathered from applications used by Members; and

•
Information gathered from wearables like Fitbit devices and the Apple watch.

In the future, we intend to incorporate clinicians directly into our TopCare® Program so that we may communicate directly with Members regarding the insights generated by our technology, subject to strict compliance with federal, state and local regulations. Our A.I.-enabled predictions help both Members and their Providers to be proactive and get in front of costly healthcare events, so they can predict, prevent, and plan around them. We believe our services to provide not only lower costs, but also better value for the money spent on healthcare, and therefore greatly reducing any waste related to care coordination and care delivery. Eventually, we hope our technology will inform Members as to any specific health risks they should be cognizant of, in order to adjust their behavior and medical care accordingly.

The key components of our TopCare® program include:
•
Deep Member Profile — We understand a Member’s health based on their medical history, demographic information, historical claims, and in some cases, what they have shared with us as their own health risk assessments. All this data is fed through various deep learning modules and automatically processed;

•
Claims Trajectory — Our A.I. models have studied millions of claims and have mapped out an expected trajectory for Members. The predictions are based on all available data on each Member. Currently, the data includes structured data, such as demographic information, historical claims, laboratory test data when available. In the future, we expect the data to include unstructured data, such as medical images, text-based assessments and other types of health records. All these data will be fed into deep learning models for each data type, and subsequently fed into a unified deep learning model which finds patterns and insights across all data and data types available for the Member; and

•
Alerts — Our A.I. models come to life via alerts, which are triggered by an event such as a particular claim. Each alert is a new data point for each Member, invoking the entire model to update its predictions. Deep learning models are especially superior for finding non-linear patterns and correlations. For example, a new data point X that apparently is completely unrelated to prediction Y, may actually affect it through complex non-linear patterns, which are very difficult for humans and traditional A.I. to find, but deep learning models are very good at finding those patterns, which trigger new actionable alerts. These alerts allow the TopCare® team to start outreaching to an at-risk Member.

Matching Members with High Quality Providers
Matching Members with high-quality providers is a key component of our services. Provider quality is continuously tracked and measured by feeding A.I. models with various provider quality databases. Monitoring providers’ outcomes, costs, and proper conduct will allow our models to score good and poor-quality providers as well as measure cost-efficiency. This information will allow us to assist Members in making more informed decisions on their healthcare provider options.
Although we do not provide medical prognosis or are engaged in the practice of medicine of any sort, we believe our A.I. technology can in the future process in-depth insights from laboratory results, imaging, and electronic health records to help us detect suspicious claims and potential over-treatment. These cases are always examined by clinicians and may be used to educate both Members and Providers, or otherwise steer Members to better healthcare solutions. High-performing Providers will be used by our A.I. models for developing the “gold standard” with respect to pricing models and to understand what is usual and customary in terms of costs.
Given the high price variability for expensive medical procedures, we want to steer Members to cost-effective but also high-quality providers. For instance, TopCare® may generate an alert for a Member who is on a trajectory to have a knee replacement surgery over the next twelve months. In that case, without specifically relaying the contents of our system-generated alerts to the Member, we will educate the Member early on his/her options in terms of highly rated orthopedic surgeons for that exact procedure within his/her geographic area. This may happen months before the actual surgery and involves the Member’s choice of care. This helps reduce any waste related to not obtaining the best pricing for healthcare options. Clients’ plans may also allow for incentives whereby the Member’s co-insurance is reduced or eliminated if he/she selects the high-quality and more cost-effective surgeon. In the future, subject to strict compliance to applicable federal, state and local laws, we plan to be able to share the insights generated by our alerts with our Members.
For our Clients, we use A.I. to design and optimize plans and costs given the historical data of its employee population and its predicted costly healthcare events. This information forms the building-blocks of plan design, risk management, and plan optimization. Continuous monitoring of the at-risk population as well as measuring how mitigation strategies are working are also key components to lowering the overall cost of claims.
Part of the technology in our TopCare® offering also tracks member outreach to see how and if the Member has responded, and what communication vehicles are the most successful for a particular Member

(e.g. text, email, phone call). This data helps us tailor outreach that best facilitates Member responses and, therefore, reduces waste related to care coordination and care delivery. The response is also fed through a feedback loop to the deep learning models to not only improve the predictions, but more importantly, the actionable alerts.
Our Products and Services
We differentiate ourselves by using A.I. to predict costly healthcare events before they happen. These predictions enable us to provide proactive intervention and superior care management to our Clients. For example, our A.I. modules help to predict which Members are likely to develop a chronic disease or require a costly medical procedure over the next twelve months. With this information, we refer Members to high quality healthcare providers who may be able to help them postpone or eliminate the onset of the chronic disease, or the need for costly medical procedures. Healthier Members cared for by high quality providers translates into lower total cost of healthcare claims for employer groups. In the future, assuming strict compliance with applicable federal, state and local regulations, we hope to be able to share the specific contents of these alerts directly with our Members.
Our current core product and service offering includes handling all aspects of administration related to a healthcare plan. We typically design for our Client a healthcare benefit plan which outlines exactly what coverage the Client would like to provide to its employees.
We then manage the plan for the Client by providing the following services:
•
Providing a Client’s employees access to a provider network via relationships with Aetna, Cigna, and regional networks;

•
Concierge type services to help members find providers and care management as well as to answer questions, such as on claims and benefits;

•
Validating and adjudicating claims from Clients’ employees, including automated adjudication;

•
Promoting health and use of high-quality providers to the member population across Clients;

•
Paying claims on behalf of our Clients; and

•
Stop-loss insurance via one or several providers.

We do not bear the financial risk with respect to the cost of the claims for any employer. Instead, the self-insured employers and stop-loss insurance companies, if the self-insured employers purchase stop-loss insurance policies to protect themselves from having higher than planned healthcare costs, bear the risk arising from the cost of claims. We sell complementary services to our Clients including care management, case management, actuarial services, health savings account administration and bill review services. Our margin on these partner products varies greatly, but each service makes the overall package for our Clients more complete.
Our Strategy
Our strategy is to create a proprietary technology platform enabling rapid growth in the healthcare payer market. With the use of A.I., we believe we can achieve our dual goals of lowering the cost of claims for Clients, while maintaining high quality healthcare outcomes for Members.
Today, we have already developed six A.I. modules to predict the following chronic conditions:
•
Type 2 Diabetes;

•
Cardio-vascular disease;

•
Kidney disease;

•
Chronic obstructive pulmonary disease (COPD);

•
High-cost imaging of knee; and

•
Knee replacement.

These modules allow us to identify which members to enroll in care management. In January 2021, our A.I.-powered TopCare program® became live, making it possible for us to offer care management with high-impact predictions. Fifteen Clients have signed up to use this enhanced product offering on a trial basis as a prototype as of September 2, 2021. We plan to continue to develop our technology, expand the number of A.I. modules TopCare® will incorporate as well as other functionalities, and sign up as many Clients who will pay a premium price for this enhanced product offering as possible.
Although our A.I. technology has not yet been integrated with any of our TPA business’ core systems, other than TopCare, to date, we plan to use A.I. in virtually every part of our TPA business by the end of 2022 as follows:
Claims management that will enable accurate auto-adjudication of most claims, which will lower our operating costs and increase our operating efficiency. This will also include detecting and flagging suspicious claims before final adjudication.
Member engagement and self-service options via an intuitive and easy-to-use application, which will also lower the cost to serve Clients and allow Members to interact with us as often as they wish. We will present the best providers in terms of quality and costs, in a manner that is centered around a Member’s needs and geography.
Continuous Provider quality tracking that will enable us to identify the best Providers and also the usual and customary practices and their related costs.
Smart plan design including cost optimization, performance monitoring and risk prediction.
We plan to use a significant amount of the proceeds from this offering to expand our research and development efforts, build technology infrastructure, and greatly expand our A.I. research. We believe all of these items are necessary in creating a “Payer of the Future” in the TPA market, and we plan to grow both organically and through acquisitions.
We leverage our A.I. capabilities to differentiate ourselves in the healthcare TPA market and expand our market footprint and penetration. We show Continental Benefits’ current Clients what their employee population may look like in terms of at-risk Members in the years to come, and how we can help them manage the related healthcare costs and design appropriate plans. We will continue to track Provider quality. We believe this approach will allow us to offer custom-made healthcare plans that can achieve the dual goals of improving Members’ general health by providing targeted and proactive intervention and optimization of care, while also controlling the escalating cost of claims and reducing waste in delivery of healthcare services.
We also plan to sell our software tools, which use advanced forms of A.I. to predict chronic conditions and other costly healthcare events, to traditional health insurance companies as well as Medicare Advantage plans. However, since we are a TPA, they may consider us to be their competitors and decide not to purchase our software tools. If this strategy fails, we will not be able to sell our software tools at a potentially high profit margin, and that in turn could negatively impact our profitability prospect. To date, we have not sold any solutions to these players.
Currently, our care management is provided by several third-party vendors. In the future, we may bring this function in-house. Care management functions may include telemedicine, prescription drug delivery, wellness programs and chronic condition management.
In September 2020, FTI was retained to assist with Continental Benefits’ organizational restructuring with a view to reduce its operating expenses and achieve break-even or near-term profitability. In November 2020, FTI recommended an organizational re-design, including reducing the ratio of managers to direct reports, eliminating the Program Management Office, counseling out employees due to performance issues, and cuts in claims and customer service departments to bring the operating costs more in line with industry norms, which resulted in the elimination of a total of 56 positions. FTI also recommended a number of cost-cutting measures, including rationalizing the IT processes, cancelling IT contracts that were not used, and generally optimizing IT expenditures. We believe that these measures, which were implemented on a rolling-basis through March 2021 immediately prior to the Acquisition, will save us on an annualized basis, approximately $5.5 million in headcount-related expenses and approximately $1.5 million in non-headcount-related expenses. The implementation of the restructuring and other recommendations will continue after completion of this offering and may take longer than planned.
We intend to invest in the core infrastructure that will allow us to be a growth platform. These investments include expansion of our A.I. research and development team in Israel, as well as expanded technology infrastructure at Continental Benefits. We will also expand our sales and marketing efforts. Our growth strategy may also include acquiring other TPAs, who can add to our client base, and building complementary modules on our platform.
Research and Development
We plan to use approximately $8.0 million of the net proceeds from this offering to fund our research and development. This amount includes hiring new A.I. scientists and acquiring data from third parties. We routinely use data from Clients, but also purchase data from other sources such as state entities, which capture claims and other healthcare data. When our team builds an A.I. model, we look to validate it with existing data. For example, we may work on data sets, which have Member data for five years. We commonly set the most recent year aside and build the models on the other four years. This allows us to test the predictions against available data, making validation of the models easier.
Currently, each FutureSight Advantage A.I. model is developed with the goal of helping redirect a costly event or prevent a chronic condition. Over the next 12 to 24 months, we plan to develop A.I. model-driven solutions for orthopedic surgeries, cardiovascular conditions and kidney disease. In the future, we expect to also expand our research and development efforts to several other conditions, including respiratory disease, liver disease and forms of cancer.
Competition
Although we believe that the services we offer our Clients are highly differentiated, we operate in a highly competitive market. We only provide administrative services to self-insured employers who provide healthcare benefits to their employees. These self-insured employers can always elect to abandon self-insurance and simply buy medical insurance from one of the large players such as, Aetna, Cigna, or United Healthcare. There can be no assurances that our Clients or prospective Clients will remain self-insured for any given period of time. If the number of employers which choose to self-insure declines, the size of our targeted market will shrink.
Also, there are other technology-driven companies focused on creating a TPA business among self-insured employers. Like us, they provide machine learning predictions models targeted at measuring risks for Members, identifying members susceptible to adverse healthcare events before they occur, and provide proactive guidance for preventive care. We compete with almost 1,000 TPAs, all of whom are vying for the same business — the management of healthcare benefits for self-insured employers. There is only one TPA at a time for every employer wanting to provide health benefits via a self-insured model, and an employer may remain with the same TPA for many years. This means that although the market is very large, not all of it is accessible by us in any one year. In addition to the very large health insurance companies, there are new players in the market such as Collective Health, Bind Health Insurance, Bright Health Group, Oscar and Centivo, which have all raised substantial venture capital funds, are pursuing a similar strategy to ours, and share our vision to use technology to transform the healthcare payer space. We believe that like us, Collective Health and Clover Health are also targeting at self-insured employers. Although all of them are relatively young companies, they have products in the market already and are known to provide technology-driven TPA services. These companies claim to save employers money and also claim to have high retention rates.
Some of the competitors named above perform care management functions as part of their offerings. Currently, we offer this function through our strategic partners. In the future, we may bring this function in-house. We believe our A.I.-enabled predictions further differentiate our solution by being able to steer Members to the appropriate healthcare Provider sooner. The ultimate gauge of success in our market will be who can help employers reduce the growth of long-term healthcare spending while also improving the quality of healthcare solutions.

Government Regulation
Overview
We believe that our business and operations as outlined above are in substantial compliance with applicable laws and regulations. Only a treating physician can determine if a prediction made by our TopCare® program is correct or appropriate for any individual patient. Our future prospects are subject to the legal, regulatory, commercial and scientific risks outlined below and under the section titled, “Risk Factors.”
The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors, increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions.
Health Care Reform
The Affordable Care Act or the ACA was enacted into law in 2010. The provisions of the ACA are comprehensive and varied and are generally directed at implementing health insurance reforms to increase health insurance coverage and reduce the number of uninsured and reshaping the health care delivery system to increase quality and efficiency and reduce cost. Certain provisions of the ACA took effect immediately or within a few months, while others will be phased in over time, ranging from one year to ten years. Because of the complexity of health care reform generally, additional legislation is likely to be considered and enacted over time. The ACA, and any subsequent health care reform legislation, will require the promulgation of substantial regulations with significant effect on the health care industry. Thus, the health care industry will be subjected to significant new statutory and regulatory requirements, and consequently to structural and operational changes and challenges, for a substantial period of time.
Reimbursement
Neither we nor our self-insured Clients receive reimbursements from federal health care programs such as Medicare and Medicaid. If in the future, we receive reimbursements from these programs, which are subject to complex statutory and regulatory requirements, administrative rulings, interpretations of policy, determinations by fiscal intermediaries and government funding restrictions, all of which would materially increase or decrease reimbursement to our Company.
Fraud and Abuse
Health care fraud and abuse laws have been enacted at the federal and state levels to regulate both the provision of services to government program beneficiaries and the methods and requirements for submitting claims for services rendered to such beneficiaries. Under these laws, individuals and organizations can be penalized for various activities, including submitting claims for services that are not provided, are billed in a manner other than as actually provided, are not medically necessary, are provided by an improper person, are accompanied by an illegal inducement to utilize or refrain from utilizing a service or product, or are billed in a manner that does not comply with applicable government requirements. Both individuals and organizations are subject to prosecution under the criminal and civil fraud and abuse statutes relating to health care providers.
The federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering or receiving remuneration to induce the referral of items or services that are reimbursable by a federal health care program. The Office of Inspector General has issued a series of regulations, known as the “safe harbors” which immunizes the parties to the business arrangement from prosecution under the Anti-Kickback Law. The failure of a business arrangement to fit within a safe harbor does not necessarily mean that the arrangement is illegal. Many states have adopted laws similar to the Anti-Kickback Law, and some apply to items and services reimbursable by any payor, including private insurers.
The so-called Stark Law prohibits physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity and the financial relationship does not fall within one of the enumerated exceptions to the Stark Law. In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payor.
The federal False Claims Act imposes liability for the submission of false or fraudulent claims for payment to the federal government. The knowing and improper failure to return an overpayment can serve as the basis for a False Claims Act action and Medicare and Medicaid overpayments must be reported and returned within 60 days of identification. The qui tam provisions of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action. Various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state health care programs, and, in several states, such laws apply to claims submitted to all payors.
The Health Insurance Portability and Accountability Act of 1996 prohibits the knowing and willful execution of a scheme to defraud any health care benefit program, including a private insurer. It also prohibits falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services.
State and Federal Privacy and Data Security Laws
The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations (HITECH) govern the collection, use, disclosure, maintenance and transmission of identifiable patient information (“Protected Health Information” or “PHI”). HIPAA and HITECH apply to covered entities, which may include health plans as well as to those entities that contract with covered entities (“Business Associates”). HITECH imposes breach notification obligations that require the reporting of breaches of “Unsecured Protected Health Information” or PHI that has not been encrypted or destroyed in accordance with federal standards.
Federal Regulations (Title 42 Part 2 of the Code of Federal Regulations) set forth very specific rules governing the use and disclosure of drug and alcohol treatment information obtained from federally-supported treatment facilities.
In addition to the federal privacy and security laws and regulations, most states have enacted data security laws governing other types of personal data such as employee and customer information.
State Managed Care Laws
State insurance and managed cared laws and regulations regulate the contractual relationships with managed care organizations, utilization review programs and third-party administrator activities. These regulations differ from state to state, and may contain network, contracting, and financial and reporting requirements, as well as specific standards for delivery of services, payment of claims, and adequacy of health care professional networks.
Corporate practice of medicine and fee-splitting and laws
Many states have laws prohibiting physicians from practicing medicine in partnership with non-physicians, such as business corporations. In some states, including New York, these take the form of laws or regulations prohibiting splitting of physician fees with non-physicians or others. As we do not engage in the practice of medicine or fee-splitting with any medical professionals, we do not believe these laws restrict our business. We merely monitor and analyze historical claims data, including our Members’ interactions with licensed healthcare professionals, and recommend the most suitable healthcare providers and/or sources of treatment. We do not provide medical prognosis or healthcare. In accordance with various states’ corporate practice of medicine laws and states’ laws and regulations which define the practice of medicine, our call center staff are prohibited from providing Members with any evaluation of any medical condition, diagnosis, prescription, care and/or treatment. Rather, our call center staff can only provide Members with general and publicly available information that is non-specific to the Members’ medical conditions and statistical information about the prevalence of medical conditions within certain populations or under certain circumstances. Our call center staff do not discuss Members’ individual medical conditions and are prohibited from asking Members for any additional protected health information (PHI) as such term is defined under HIPAA. Our call center staff have been trained and instructed to always inform Members that they are not licensed medical professionals, are not providing medical advice, and that Members should reach out to their medical provider for any medical advice.
However, any determination by a state court or regulatory agency that our service contracts with our clients violate these laws could subject us to civil or criminal penalties, invalidate all or portions of some of those contracts, require us to change or terminate some portions of our business, require us to refund portions of our services fees, and have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us. In the event that in the future we will share or allow access by Members to the contents of our alerts or related information, we will allow the same to be subject to full compliance with regulatory requirements, including, potentially, those regulations regarding the corporate practice of medicine, fee-splitting laws, and medical profession regulation.
State Laws Governing Licensure of Healthcare Professionals
State professional licensing boards contain requirements for the licensure of health care professionals and typically require a healthcare professional who is providing professional services in that state to be licensed. Some state licensing boards specifically address the licensure of professionals who are providing services via telephone or other electronic means. As a TPA, we must maintain active TPA licenses in all states that are not expressly exempt from requiring a TPA license where we conduct business.
Employees
As of September 2, 2021, we have a total of 131 full-time employees, with 11 of them located in Tel Aviv, Israel. None of them are parties to any labor agreements or are represented by a labor union. Except for Ronnie Brown, our Chief Operating Officer, and Alice Roth, our President of Marpai Labs, all our executive officers are full-time employees. Alice Roth will join full-time starting October 1, 2021.
Properties
Continental’s principal executive and administrative offices are located at 5701 East Hillsborough Ave., Suite 1417, Tampa, Florida, and consist of leased office space totaling approximately 32,842 square feet, which will expire in November 2023. Its base rent is approximately $49,360 per month, subject to annual adjustments, with aggregate minimum lease commitments at December 31, 2020, totaling approximately $1,970,695.
Marpai Health leases an additional 3,089 square feet of corporate office space for our wholly-owned subsidiary which houses our research and development team in Tel Aviv, Israel. Rent is approximately $10,500 per month. Current lease will expire in June 2024.
We believe that the current office space is adequate to meet our needs.
Legal Proceedings
We are subject to litigation arising in the ordinary course of our business, including litigation principally relating to our TPA business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, material to our business, results of operations, cash flows or financial condition. Certain legal proceedings to which Continental Benefits is currently a party are detailed below.
IRS Penalty Notice — Continental Benefits
In September 2020, Continental Benefits received Notice 972CGs from the IRS regarding certain tax penalties related to prior year 1099 tax filings. Based on the opinion of Continental Benefits’ counsel, although Continental Benefits is in the process of appealing, the full amount of penalties and interest of

$1,532,185 has been accrued as of December 31, 2020. Further interest has been put on hold by the IRS as the Company pursues the appeals process. Continental submitted a response letter to the Notice 972CGs on November 12, 2020 (“Response Letter”) requesting that the IRS not assess this penalty, under the requirement of IRC 6724(a), because Continental Benefits acted in a responsible and reasonable manner, and the incorrectly reported payee information arose from events beyond Continental Benefits’ control and was not due to willful neglect. Specifically, Continental Benefits requested removal of the penalty because the incorrectly reported information at issue was determined to have been received by Continental Benefits from the payees directly and Continental made initial and, when required, annual solicitations to payees to furnish correct TINs. The Company recently received a letter dated March 8, 2021 from the IRS that granted a $678,780 waiver for the full amount of the 1099 penalties the tax year 2018. In June 2021, the Company received written confirmation from the IRS that all outstanding penalties have been waived and that nothing is due to the IRS from the Company. The Company has completely reversed the accrual as of June 30, 2021.
CMS/Zelis Litigation
By letter dated September 3, 2020, the Centers for Medicare and Medicaid Services (“CMS”) notified Continental of a complaint alleging that Continental Benefits uses a clearinghouse (“Zelis”) that charges a percentage-based fee for Electronic Funds Transfer (“EFT”) transactions, which potentially violates HIPAA, 45 CFR 162.923(a).
CMS has indicated that the issue of providers being charged to conduct standard transactions is an industry-wide concern, and that CMS is investigating the issue. During the investigation, and until a decision is made, CMS advises that the complaint will remain open. It is in a review status and will not escalate or require additional information from Continental Benefits at this time. CMS has advised it will contact Continental Benefits if there are any questions or changes. There are no outstanding deadlines or next steps at this time.
Intellectual Property
We rely on a combination of trade secrets, patent, trademark and copyright laws in the United States, as well as intellectual property licenses and other contractual rights (including confidentiality procedures, contractual provisions, and non-disclosure and assignment-of-intellectual property agreements with our employees, independent contractors, consultants and companies with which we conduct business) to establish and protect our A.I. technology, intellectual property and proprietary rights, trade secrets, databases, and our brand.
We have registered TopCare® as a service mark in the United States, and we are the registered holder of a domain name that includes “Marpai, Inc.” We also have three patent applications pending in the United States, in the general area of generating and displaying sales leads and referrals, and gathering data in the healthcare arena. While Marpai Health continues to consult with counsel on the advisability to seek patent protection of some of its algorithms, Marpai Health relies heavily on trade secrets to protect its intellectual property around its A.I. technology.
We continue to maintain our intellectual property and confidential business information in a number of ways. For instance, we have a policy of requiring all employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us in accordance with applicable law. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Lastly, our agreements with Clients include confidentiality and non-disclosure provisions.

MANAGEMENT
Officers, Directors and Director Nominees
Our current five executive officers, three directors and four director nominees are as follows:
Name	Age	Position
Edmundo Gonzalez	48	Chief Executive Officer, Secretary and Director
Yoram Bibring	64	Chief Financial Officer
Ronnie Brown	68	Chief Operating Officer
Arthur Hoath, IV	52	Chief Revenue Officer
Alice Roth	60	President (Marpai Labs)
Yaron Eitan	64	Chairman of the Board of Directors
Damien Lamendola	65	Director
Gonen Antebi(1)(2)	48	Director Nominee
Jane Cavalier Lucas	60	Director Nominee
Vincent Kane(1)(2)	48	Director Nominee
Colleen DiClaudio(1)(2)	43	Director Nominee

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

Business Experience
The following is a brief account of the education and business experience of our current directors and executive officers:
Edmundo Gonzalez, Chief Executive Officer, Secretary and Director
Mr. Gonzalez has served as our Chief Executive Officer, Secretary, and a member of our board of directors since inception. He also served as the co-founder and Chief Executive Officer of Marpai Health since its inception in February 2019. He is the current owner of Grays West Ventures, LLC, a company through which he provided consultant services.
Mr. Gonzalez is a technology entrepreneur and investor in private and publicly traded companies with over 20 years of experience. From December 2013 to December 2018, Mr. Gonzalez served as a Partner of CNTP’s US VC Partners Management, LLC, a management company running CNTP’s series of investment funds, where he analyzed potential investments, structured deals, and monitored companies post-investment. From October 2015 to September 2020, Mr. Gonzalez served as a consultant to, and Co-founder and Chairman of the Board of FreightHub, Inc., a digital cross-border logistics company, which is now completing a transaction to become a publicly-traded company. Mr. Gonzalez also currently serves as Manager of Grays West Ventures LLC, Manager of Grays West Ventures II LLC, Manager of Grays West Real Estate LLC, and Manager of Selway Capital LLC.
Previously, Mr. Gonzalez was the co-founder and member of the Board of 340Basics Technologies, a healthcare IT company that grew from zero to $40 million of revenue in 5 years. He received a B.A. from Harvard University and an M.B.A. from Columbia Business School.
We believe that Mr. Gonzalez is qualified to serve as a member of our board of directors based on his experience building successful companies and analyzing potential investments, and perspective he brings as the former Chief Executive Officer of Marpai Health.
Yoram Bibring, Chief Financial Officer
Mr. Bibring has served as our Chief Financial Officer since September 1, 2021. In recent years, Mr. Bibring has focused on working with healthcare and analytics companies. Mr. Bibring served as Chief

Financial Officer at Touchcast, Inc. from October 2020 to August 2021. From January 2020 to October 2020, Mr. Bibring served as Chief Financial Officer of MKM Ventures. He served as Chief Financial Officer of SundaySky, Inc. from July 2017 to March 2018. Mr. Bibring served as Chief Financial Officer at Earnix from November 2016 July 2017.
Mr. Bibring is a finance and accounting veteran with over 20 years of experience. He received a B.S. from Tel Aviv University.
Ronnie Brown, Chief Operating Officer
Ms. Brown has served as our Chief Operating Officer since April 1, 2021. She also served as a Senior Advisor for Marpai Health from February 2020 to April 2021, providing advice and counsel to Marpai Health relevant to self-funded health programs and the integration of technology in processing claims. She is a healthcare industry veteran with over 30 years of experience in the self-funded healthcare insurance market. She has diverse experience in healthcare operations, benefit plan administration, cost containment, health care analytics, medical stop-loss and electronic provider payments. A frequent industry speaker, she served as national Chairperson of the Society of Professional Benefit Administrators and has been a presenter at Self Insurance Institute of America’s conferences.
From January 2013 to January 2016, Ms. Brown served as Chief Operating Officer at Zelis Healthcare (formerly Pay-Plus Solutions). From January 2016 to January 2020, she served as Vice President of Client Services and Special Projects at Inetico (currently Valenz Health). From March 2009 to July 2011, she served as Chief Operating Officer at First Services Administrators, a Florida-based Third Party Administrator. From June 1988 to February 2009, she served as Regional Vice President of Self Insured Benefit Administrators, a Florida-based Third Party Administrator. She received an AA from New York Technical College.
Arthur Hoath, Chief Revenue Officer
Mr. Hoath has served as our Chief Revenue Officer since April 5, 2021. He is a sales and marketing leader with over 20 years of experience in several healthcare sectors, including healthcare cost management, payor management, and specialty managed care. He has also been very active in industry conferences, such as HCAA, SIIA and SPBA.
Mr. Hoath served as Senior Vice President of Sales and Marketing at AMPS (Advanced Medical Pricing Solutions) from October 2019 to April 2021, where he managed strategic sales and marketing for next-generation medical claims solutions for payors, brokers, and employers. He also served as Executive Vice President of Business Development at Inetico (currently Valenz Health) from January 2016 to October 2019, and Executive Vice President of Sales and Marketing at Zelis (formerly Pay-Plus Solutions) from April 2013 to January 2016. He received a B.S. from West Chester University.
Alice Roth, President of Marpai Labs
Ms. Roth has served as our President of Marpai Labs since July 17, 2021. Ms. Roth served as CEO of MAO Food Technologies Ltd. from January 2020 to July 2021. From August 2017 to December 2018, Ms. Roth was Business Unit Manager for one of the Property & Casualty Platforms at Sapiens. From May 2016 to February 2017, Ms. Roth served as the CEO of Enolog Wise Technologies Ltd.. From August 2011 to February 2016, Ms. Roth served as the VP of Research & Development and General Manager of Israel at DVTEL.
Ms. Roth is a technology and innovation leader with over 20 years of experience. She received a B.S. from Tel Aviv University.
Yaron Eitan, Chairman of the Board
Mr. Eitan has served as Chairman of our board of directors since April 1, 2021. He served Chairman of the board of directors of Marpai Health since its inception in February 2019. Mr. Eitan has also served as a member of the board of directors of Nano Dimension, Ltd. (NASDAQ: NNDM) since April 2020, and he continues to serve in this role. He served as Executive Chairman of the board of directors of DeepCube

Ltd. from February 2017 to March 2021. Mr. Eitan also continues to serve Emporus, Ltd as a Chairman since February 2020, and Selway Capital LLC as Managing Partner since December 2008.
Yaron Eitan is a technology entrepreneur and investor of private and publicly traded companies with over 30 years of experience. He is the Chairman of deep learning company Emporus Technologies, Ltd. Previously, he was the Chairman of deep learning company DeepCube, Ltd. and co-founder and co-Chairman of 340Basics Technologies. He was a Partner at CNTP, a multi-stage investment fund, where he led all Israeli investments, and he has been a member of the board of directors of several technology companies. He received a B.S. from Haifa University and an M.B.A. from The Wharton School of the University of Pennsylvania.
We believe that Mr. Eitan is qualified to serve as a member of our board of directors based on his significant technology and entrepreneurship expertise, the perspective he brings as the former Chairman of Marpai Health, and his deep learning background.
Damien Lamendola, Director
Mr. Lamendola joined the Board on April 1, 2021. Mr. Lamendola founded Continental Benefits in 2013 and was previously the Chief Executive Officer until 2019. Mr. Lamendola has served as President of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since March 2002, and he continues to serve in this role. Mr. Lamendola also continues to serve HillCour Holding Corporation as a Board Member since 2017, WellDyneRx, LLC as a Board Member since 2017, and HillCour Investment Fund, LLC as Manager since 2017.
As President of HillCour Holding Corporation, Mr. Lamendola leads and oversees all strategic operations of multiple operating companies in the health care space. He received a B.S. from McNeese State University and an M.B.A. from Washington University.
We believe that Mr. Lamendola is qualified to serve as a member of our board of directors based on his perspective and experience building and leading strategic corporate operations and his expertise in the health care industry.
Gonen Antebi, Director Nominee
Mr. Antebi will join our board at the completion of the offering. Mr. Antebi has served as CEO of 340B Technologies d/b/a Nuvem since May 2015, and he continues to serve in this role. He also served as the CFO of Nuvem between May 2015 and November 2020.
As CEO of 340B Technologies d/b/a Nuvem, Mr. Antebi oversees all strategic operations. As the CFO, he oversaw Nuvem’s accounting and reporting, tax and Financial Planning and Analysis functional departments and had direct responsibility for analyzing Nuvem’s financial strengths and weaknesses, cash management and forecasting. Mr. Antebi worked closely with independent accounting firms to issue quarterly and annual financial reports and controlled day-to-day risk management activities. He received a B.A. from The College of Management Academic Studies.
We believe that Mr. Antebi is qualified to serve as a member of our board of directors based on his perspective and experience leading strategic corporate operations and his financial expertise and experience in the health care industry.
Jane Cavalier Lucas, Director Nominee
Ms. Cavalier Lucas will join our board at the completion of the offering. Ms. Cavalier Lucas has served as CEO of BrightMark LLC since April 2016, and she continues to serve in this role.
As CEO, Ms. Cavalier Lucas leads BrightMark LLC’s consulting business which provides branding and marketing solutions for business clients. She served as co-founder and CEO of Bright Sun Consulting from June 1996 to August 2000. She served as Executive Vice President of Strategic Planning Worldwide of McCann Erickson from October 1994 to May 1996. Ms. Cavalier Lucas received a B.S. from Union College.

We believe that Ms. Cavalier Lucas is qualified to serve as a member of our board of directors based on her perspective and experience providing branding and marketing solutions for business clients, and her experience in the health care industry.
Vincent Kane, Director Nominee
Mr. Kane will join our board at the completion of the offering. Mr. Kane has served as Senior Director & Actuary of Health and Group Benefits at Willis Towers Watson, a global risk management, insurance brokerage and advisory company, since February 2011, and he continues to serve in this role. As a Senior Director, Mr. Kane provides senior actuary consulting on client strategic design, pricing, financial analysis, health analytics and intellectual capital development at Willis Towers Watson New England. Previously, he was an actuary at Tufts Health Plan, Verisk Health, Towers Perrin, Manulife Financial and Aetna. Mr. Kane received a B.A. from Harvard University and an M.A. from The Wharton School of the University of Pennsylvania.
We believe that Mr. Kane is qualified to serve as a member of our board of directors based on his perspective and experience leading health analytics and intellectual capital development projects, and his experience in the health care industry.
Colleen DiClaudio, Director Nominee
Ms. DiClaudio will join our board at the completion of the offering. Ms. DiClaudio has served as President and Founder of 340B Technologies d/b/a Nuvem since August 2014, and she continues to serve in this role. Ms. DiClaudio also continues to serve SRAX, Inc. as a member of its board of directors since September 2017, and she served as vice president of business development of CompleteCare Health Network from June 2009 through August 2014.
As President and Founder of 340B Technologies DBA Nuvem, Ms. DiClaudio oversees day-to-day operations. She received a Master’s Degree of Public Health from the University of Medicine and Dentistry of New Jersey and a Bachelor’s Degree in Public Health from Stockton University.
We believe that Ms. DiClaudio is qualified to serve as a member of our board of directors based on her experience in business development and the healthcare technology sector, as well as her entrepreneurial background.
Number and Terms of Office of Officers and Directors
Upon consummation of this offering, our board of directors will have seven members, four of whom will be deemed “independent” under SEC and Nasdaq rules.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our certificate of incorporation as it deems appropriate.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Gonen Antebi, Jane Cavalier Lucas, Vincent Kane and Colleen DiClaudio, will be “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors will have two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the

Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee will be available on our website.
Audit Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish an audit committee of the board of directors. Applicable rules of the Nasdaq require a listed company’s audit committee to be comprised of three independent directors within one year of listing. Gonen Antebi, Colleen DiClaudio, and Vincent Kane will serve as members of our audit committee. Gonen Antebi will serve as the chairman of the audit committee. Each member of the audit committee will meet the financial literacy requirements of Nasdaq and our board of directors has determined that Gonen Antebi will qualify as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
The audit committee’s duties, which are specified in the charter adopted by us and include, but are not limited to:
•
meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•
monitoring the independence of the independent registered public accounting firm;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
inquiring and discussing with management our compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed, and establishing pre-approval policies and procedures;

•
appointing or replacing the independent registered public accounting firm;

•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•
monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with

•
regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

•
reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•
approving reimbursement of expenses incurred by our management team in identifying potential target businesses; and

•
reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee
Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a compensation committee of our board of directors. The members of our compensation committee will be Gonen Antebi, Colleen DiClaudio, and Vincent Kane. Colleen DiClaudio will serve as chairman of the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and approving the compensation of all of our other Section 16 executive officers;

•
reviewing our executive compensation policies and plans;

•
implementing and administering our incentive compensation equity-based remuneration plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with

Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Gonen Antebi, Vincent Kane and Colleen DiClaudio. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Advisory Board
Our board of advisors assists the management team with sourcing and evaluating A.I. and healthcare business opportunities, and devising plans and strategies to optimize our market opportunities where A.I. and healthcare payer businesses intersect. None of our advisors have any fiduciary obligations to present business opportunities to us. Although we do not pay cash compensation to any of our advisors for their services, they are reimbursed for any-of-pocket expenses in connection with rendering their services and are eligible for stock option awards. We intend to appoint the following advisors to our Advisory Board and their appointment shall take place upon closing of this offering:
Dr. Eli David, Chief Science Advisor
Dr. David has served as our Chief Science Advisor since April 1, 2021 and is the Chairman of our Advisory Board. He was the Chief Scientist of Marpai Health immediately prior to that, and a member of Marpai Health’s board of directors from June 2019 to January 2021. He is the current owner of Evolint, Ltd, a company through which he provides consultant services.
Dr. David is a leading expert in the field of artificial intelligence, specializing in deep learning and evolutionary computation. He has served as the Chief Technology Officer of Machine Learning/Deep Learning since April 2021 and a member of the board of directors of Nano Dimension, Ltd. (NASDAQ: NNDM) since January 2021, and he continues to serve in these roles. He has served as co-founder and a member of the board of Emporus Technologies since June 2019, and continues to serve in this role. He has also served as co-founder and Chief Technology Officer of DeepCube Ltd. from January 2018 to March 2021. Dr. David also continues to serve: Deep Instinct Ltd, as a Scientific Advisor since May 2015; Evolint Ltd, as a Consultant since April 2015; and Bar-Ilan University, as a Lecturer since March 2005.
Dr. David teaches university courses on deep learning and has also published over 50 papers in leading artificial intelligence journals, mostly focusing on applications to real-world domains. He has won several awards, including the Technology Pioneer award by the World Economic Forum. Previously, he was the co-founder of Deep Instinct, the first company to apply deep learning to cybersecurity, and Fifth Dimension. He received a B.S., M.S. and Ph.D. from Bar-Ilan University.

Michael Paas
Michael Paas is life sciences executive with experience in biopharmaceutical companies and in strategy consulting. Currently, he leads the Value & Access organization at AbbVie, a publicly traded biopharmaceutical company. Previously, he served in leadership positions for global market access and pricing at Regeneron and Bristol-Myers Squibb. He received a B.A. from The Johns Hopkins University, an M.P.H. from the Columbia Mailman School of Public Health and an M.B.A. from the Columbia Business School.
Winston Churchill
Winston Churchill is a long-time investor in in numerous private and publicly traded companies. He has been the managing general partner of SCP Partners, a multi-stage venture capital firm, since its founding in 1996. Currently, he is also Board member of three public companies: Amkor Technology, Inc. (NASDAQ: AMKR), Innovative Solutions & Support, Inc. (NASDAQ: ISSC) and Recro Pharma, Inc. (NASDAQ: REPH). Previously, he served as Board member of MedStar Health, a $5.6 billion regional healthcare system based in Maryland. He received a B.S. from Fordham University, an M.A. in Economics from Oxford University as a Rhodes Scholar and a J.D. degree from Yale Law School.
Ariel Zamir
Ariel Zamir is an artificial intelligence and deep learning leader with commercial deployment experience. Currently, he is the Chief Operating Officer and Israel General Manager of Cognigo, an A.I.-driven data protection platform that was acquired by NetApp in 2019. Previously, Ariel was the Vice President of Research & Development at Fifth Dimension and Research & Development Team Leader at Verint Systems. He received an M.B.A. from Kellogg-Recanati International.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth the total compensation paid during the last two fiscal years ended December 31, 2019 and December 31, 2020 to our (1) Chief Executive Officer, (2) one other highly compensated executive officer who earned more than $100,000 during the fiscal year ended December 31, 2020, and (3) two highly compensated executive officers that were not yet serving as executive officers on December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Total ($)
Edmundo Gonzalez, Chief Executive Officer and Director	2019	$180,000(2)	—	$1,162,764(3)	$1,342,764
	2020	$240,000	—		$240,000
Mordechai Geva, Former Chief Technology Officer	2019	$160,078(4)	—	$643,991(5)	$803,989
	2020	$226,427	—		$226,427
Arthur Hoath, IV, Chief Revenue Officer(6)	2019	$—	—	$—	$—
	2020	$—	—	—	$—
Yoram Bibring, Chief Financial Officer(7)	2019	$—	—	$—	$—
	2020	$—	—	$—	$—

(1)
The amounts reported represent the aggregate grant date fair value of the restricted stock awards, in each case, calculated in accordance with Financial Accounting Standards Board (FASB), Accounting Standards Codification (“ASC”), Topic 718.

(2)
Edmundo Gonzalez joined Marpai Health as Chief Executive Officer since its inception in February 2019, and continues in this role with Marpai. This amount includes cash salary payments of $20,000 per month for CEO services as a consultant under a consulting agreement between Marpai Health and Grays West Ventures LLC dated July 29, 2019.

(3)
Edmundo Gonzalez was awarded 822,581 shares of Marpai Health’s restricted stock for an aggregate purchase price of $18.06 under the terms of a Restricted Stock Purchase Agreement dated July 29, 2019 (the “Grays West RSA”). Mr. Gonzalez was issued 822,581 shares of our Class B common stock in exchange for his 822,581 restricted shares of Marpai Health on April 1, 2021.

(4)
Mordechai Geva joined Marpai Health as Chief Technology Officer in March 2019, and departed from this role with Marpai on September 1, 2021. This amount includes cash salary payments of NIS 64,800 ($20,153, based on an exchange ratio of $0.311:1 NIS as of September 2, 2021) plus VAT per month for services as Chief Technology Officer under a consulting agreement between Marpai and Keystone Systems Ltd., dated July 29, 2019.

(5)
Mordechai Geva was awarded 100,000 shares of Marpai Health’s restricted stock for an aggregate purchase price of $10.00 under the terms of a Restricted Stock Purchase Agreement dated July 29, 2019 (the “Keystone RSA”). Dr. Geva was issued 100,000 shares of our Class A common stock in exchange for his 100,000 restricted shares of Marpai Health on April 1, 2021.

(6)
Arthur Hoath, IV joined Marpai as Chief Revenue Officer in April 2021, and continues in this role. Mr. Hoath, IV did not receive compensation of any kind from Marpai, or our subsidiaries, in 2019 or 2020.

(7)
Yoram Bibring joined Marpai as Chief Financial Officer on September 1, 2021, and continues in this role. Mr. Bibring did not receive compensation of any kind from Marpai, or our subsidiaries, in 2019 or 2020.

Director Compensation
None of our current three directors has received any compensation for services as a member of the Board of Directors of either Marpai Health or Continental Benefits during the past two fiscal years. Our directors are and will continue to be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf.
Benefit Plans
We maintain a defined contribution employee retirement plan, or 401(k) plan, for our full-time employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other full-time employees, if they are considered an employee and not a consultant. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $19,500 for calendar year 2021, and other testing limits. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2020 may be up to an additional $6,500 above the statutory limit. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
We have no pension, or profit sharing programs for the benefit of directors, officers or other employees, but our officers and directors may recommend adoption of one or more such programs in the future. We do not sponsor any qualified or non-qualified pension benefit plans, nor do we maintain any non-qualified defined contribution or deferred compensation plans.
2021 Global Stock Incentive Plan
On May 7, 2021, our Board of Directors and the holders of all of our issued and outstanding shares of common stock approved the adoption of our 2021 Global Stock Incentive Plan (the “2021 Plan”) which is comprised of (i) an Israeli Sub-Plan that is designated for Israeli residents; and (ii) a U.S. Sub-Plan for U.S. persons. The 2021 Plan provides for the grant of incentive stock options, restricted stocks, restricted stock units, and other equity-based awards (collectively, the “Awards”). We had reserved a total of 1,503,421 shares of Class A common stock for grants of Awards to our employees, directors, advisory board members, consultants and the like (collectively, the “Participants”) under the 2021 Plan (including the Israeli Sub-Plan and the U.S. Sub-Plan) or otherwise as shall be determined by the Board or any committee designated by it. No option grants shall be made under the 2021 Plan or the Israeli Sub-Plan until the date which is 30 days after filing the relevant forms with the Israeli Tax Authority (the “ITA”), or such earlier date at which the 2021 Plan may be approved by the ITA. The 2021 Plan shall expire in May 2031.
If any Common Stock with respect to which the Participant has the right to purchase and/or receive under the 2021 Plan shall terminate, expire or otherwise cease to exist, such Common Stock shall again be available for grant as Awards under the 2021 Plan. To date, incentive stock options for 1,503,421 shares of Class A common stock have been approved by the Board for grant under the 2021 Plan, with 25% of the options vesting on the first anniversary of the grant, and 6.25% at the end of each sequent three-month period over the following three years.
Director and Officer Liability Insurance
We intend to purchase director and officer liability insurance that provides financial protection for our directors and officers in the event that they are sued in connection with the performance of their services and also provides employment practices liability coverage, which insures for harassment and discrimination suits.
Employment Agreements
Chief Executive Officer
On July 29, 2019, we entered into a one-year consulting agreement with Grays West Ventures LLC for consulting services from our Chief Executive Officer, Edmundo Gonzalez, which automatically renewed after an initial one-year term until April 1, 2021. Mr. Gonzalez received an annual base salary of $20,000 per month in each of 2019 and 2020, and compensation in the form of the right to purchase 822,581 shares of Marpai Health’s common stock in 2019. No equity awards were granted to Mr. Gonzalez during 2020.

Mr. Gonzalez did not receive any annual bonus during the fiscal years ended December 31, 2019 and December 31, 2020. Mr. Gonzalez received benefits equal to $4,533.52 in 2019, and $14,197.81 in 2020.
On April 1, 2021, we entered into an at-will employment agreement with Mr. Gonzalez, which remains in effect as of the date of this prospectus. Mr. Gonzalez receives a base salary of $350,000 per year, and he may receive an annual bonus based on mutually agreed performance targets. Mr. Gonzalez receives executive benefits including group medical and dental insurance equal to 3% of his salary.
Mr. Gonzalez’s employment agreement provides that that he will be entitled to severance if we terminate his employment without “Cause” (as defined in the employment agreement), if he terminates his employment for “Good Reason” (as defined in the employment agreement), or following his death or permanent disability. In any event in which Mr. Gonzalez is entitled to severance pursuant to these provisions, we shall continue to pay Mr. Gonzalez his then-in-effect base salary and provide benefit continuation at our expense for a period of six months from the date of termination of employment if during his first year of employment; for a period of nine months from the date of termination of employment if terminated on or after the one-year anniversary but before the two-year anniversary of his employment date; and for twelve months from the date of termination of employment if he is terminated after the two-year anniversary of his employment. Any severance payable to Mr. Gonzalez shall be payable in equal installments in the same manner and in our regular payroll cycle as other salaried executive employees are paid.
Chief Financial Officer
On June 17, 2021, we entered into an at will employment agreement with our Chief Financial Officer, Yoram Bibring, which remains in effect as of the date of this prospectus. Mr. Bibring has served as our Chief Financial Officer since September 1, 2021 and he receives a base salary of $255,000 per year. He may receive an annual bonus that is equal to 50% of the annualized rate of his base salary with the exception of Mr. Bibring’s target 2021 bonus, which is $75,000, based on mutually agreed performance targets. Mr. Bibring’s employment agreement also includes compensation in the form of 125,000 options to purchase Class A common stock, under our 2021 Global Share Incentive Plan. These 125,000 options will vest over four years, with 15,625 vesting at the six-month anniversary of his initial employment, an additional 15,625 vesting at the first anniversary of his initial employment date, 2,604 vesting at each of the following 35 months after the first anniversary, and 2,610 vesting at month 36. Mr. Bibring’s employment agreement provides that full vesting will take place if Marpai is sold or otherwise in the event of a change in control of Marpai (other than as a result of this offering). The exercise price per share for these options will be the price at which shares of Class A common stock are sold in this offering. Mr. Bibring receives executive benefits including group medical and dental insurance at a cost equal to 8% of his salary, a 401k plan with 5% contribution match by the company (up to allowed limits), and short-term and long-term disability benefits.
Mr. Bibring’s employment agreement provides that he will be entitled to severance if we terminate his employment of: (1) twelve months of his salary, target bonus and benefits, if Marpai is sold or in the event of a change of control of Marpai (other than as a result of this offering) that results in his termination within 24 months; or (2) six months, for any other situation where we terminate his employment without cause. Any severance payable to Mr. Bibring shall be payable in equal installments in the same manner and in our regular payroll cycle as other salaried executive employees are paid.
Former Chief Technology Officer
We entered into an indefinite consulting agreement with our former Chief Technology Officer, Mordechai Geva, through our subsidiary, EYME Technologies, Ltd. on July 29, 2019, which was terminated on September 1, 2021. Under the terms of this consulting agreement, Mr. Geva provided services to the Company as an independent contractor, through his wholly-owned company, Keystone Systems Ltd. Mr. Geva received an annual base salary of NIS 64,800 ($20,153, based on an exchange ratio of $0.311:1 NIS:1 NIS as of September 2, 2021) plus VAT per month in each of 2019 and 2020, and compensation in the form of the right to purchase 455,582 shares of Marpai Health’s common stock. Mr. Geva did not receive any annual bonus during the fiscal years ended December 31, 2019 and December 31, 2020. No equity awards were granted to Mr. Geva during 2020. Mr. Geva’s compensation was paid to his wholly owned company, Keystone and he was responsible for all of his own benefits.

On March 24, 2021, we entered into an at will employment agreement with Mr. Geva. Mr. Geva received an annual base salary of NIS 56,250 ($17,494, based on an exchange ratio of $0.311:1 NIS as of September 2, 2021) plus social benefits per month. Mr. Geva was entitled to receive executive benefits including group medical and dental insurance equal to 13% of his salary. This employment agreement was mutually terminated on August 31, 2021.
Under the terms of the March 24, 2021 employment agreement, Mr. Geva will receive severance payment equal to two months’ pay.
Chief Revenue Officer
We entered into an at will employment agreement with our Chief Revenue Officer, Arthur Hoath, IV, on March 9, 2021, which remains in effect as of the date of this prospectus. Mr. Hoath will receive a base salary of $240,000 per year, and compensation in the form of 182,233 options to purchase Class A common stock, under the company’s 2019 Global Share Incentive Plan. These 182,233 options will vest over four years with 25% of the options vesting on the first anniversary of the grant, and 6.25% at the end of each sequent three-month period over the following three years. The exercise price per share for these options will be the price at which shares of Class A common stock are sold in the offering. Mr. Hoath received a signing bonus of $15,000, and he may receive a bonus of up to $90,000, for a Year 1 advance and mutually agreed commissions on net revenue. Mr. Hoath may receive executive benefits including group medical and dental insurance at a cost equal to 8% of his salary.
President of Marpai Labs
On July 4, 2021, we entered into an at will employment agreement with our President of Marpai Labs, Alice Roth, which remains in effect as of the date of this prospectus. Ms. Roth receives a base salary of $70,000 NIS ($21,770, based on an exchange ratio of $0.311:1 NIS as of September 2, 2021) per month, and she may receive an annual bonus that is equal to 20% of the annualized rate of her base salary, based on mutually agreed performance targets. Ms. Roth’s employment agreement also includes compensation in the form of 125,000 options to purchase Class A common stock, under the company’s 2021 Global Share Incentive Plan. These 125,000 options will vest over four years with 25% of the options vesting on the first anniversary of the grant, 2,604 vesting at each of the following 35 months after the first anniversary, and 2,610 vesting at month 36. The exercise price per share for these options will be the price at which shares of Class A common stock are sold in this offering. Ms. Roth receives executive benefits including group medical and dental insurance equal to 8% of her salary.
Ms. Roth’s employment agreement provides that that she will be entitled to severance if we terminate her employment in an amount equal to three months’ salary and social benefits. Any severance payable to Ms. Roth shall be payable in equal installments in the same manner and in our regular payroll cycle as other salaried executive employees are paid.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and with our directors and executive officers, including those discussed in the sections titled “Management” and “Executive Compensation,” and the registration rights described in the section titled “Description of Capital Stock — Registration Rights,” the following is a description of each transaction since January 1, 2020 or any currently proposed transaction in which:
•
we, Marpai Health or Continental Benefits have been or are to be a party;

•
the amount involved exceeded or exceeds $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and

•
any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For information on our compensation arrangements, including employment, termination of employment and with our directors and executive officers, see the sections titled “Management” and “Executive Compensation,” and the registration rights described in the section titled “Description of Capital Stock — Registration Rights.”
Purchase and Reorganization Agreement
On April 1, 2021, we entered into the Purchase and Reorganization Agreement with Mr. Gonzalez, our Chief Executive Officer, Mr. Eitan, our current Chairman of the Board, Dr. David, our Chief Science Advisor, and other then stockholders and holders of convertible notes of Marpai Health, Continental Benefits, WellEnterprises USA, LLC, and for the sole purposes of a joinder in connection with the Guaranteed Obligations, HillCour. On May 7, 2021, parties entered into an addendum to the Purchase and Reorganization Agreement to correct interest miscalculations on certain Original MH Notes. Pursuant to the terms of the Purchase and Reorganization Agreement, we acquired all of the outstanding capital stock of Marpai Health and all of the outstanding membership interests of Continental Benefits. Prior to the Closing of the Acquisition in April 2021, Continental Benefits was 100% owned by WellEnterprises USA LLC which was 100% owned by HillCour. HillCour is 100% owned by HillCour Holding Corporation. Our Director, Damien Lamendola, is the indirect majority owner of WellEnterprises USA, LLC and HillCour, and the direct majority owner of HillCour Holding Corporation. Giving effect to the conversion of the New Notes and the June 2021 Notes, Mr. Lamendola beneficially owns approximately 51.7% of the outstanding capital stock of Marpai, Inc.
For more information regarding the Acquisition, and interests of certain of our officers, directors and greater than 5% stockholders, please see “Business — Marpai, Inc.’s Acquisition of Marpai Health and Continental Benefits,” “Business — Interests of Certain Persons in the Acquisition” and “Security Ownership of Certain Beneficial Owners and Management.”
Power of Attorney and Proxy
We, (i) HillCour Investment Fund, LLC and WellEnterprises USA, LLC (together, the “HillCour Founding Group”) and (ii) Eli David, Yaron Eitan, Edmundo Gonzalez and Grays West Ventures LLC (collectively, the “Grays Founding Group,” and together with the HillCour Founding Group, the “Co-Founders”) entered into an Agreement Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of a Power of Attorney and Proxy (“Power of Attorney and Proxy”). Pursuant to the Power of Attorney and Proxy, the HillCour Founding Group granted the Grays Founding Group the right to vote 1,560,237 shares of our Class A common stock it held (“Proxy Shares”) on all matters relating to any of the following: (i) change to the composition of our Board of Directors; (ii) sale of all or substantially all of our assets or capital stock, or a merger involving us; (iii) replacement of our CEO or other C-level officers; (iv) amendment or approval of any corporate documents or agreements in connection with our corporate structure or capital raising activities; (v) approval of our annual budget and business plan; and (vi) our acquisition, joint venture or other collaborative agreements. Consequently, the HillCour Founding Group and the Grays Founding Group currently have the right to vote 3,913,268 and 3,913,263 shares of our capital stock, respectively. The Power of Attorney and Proxy also provides that the number of Proxy Shares is subject to adjustment from time to time so as to maintain as much as possible, equal voting power in us between the HillCour Founding Group on the one hand and the Grays Founding Group on the other, subject to certain exceptions related to transfer of shares by the parties. The Power of Attorney and Proxy is irrevocable and will remain in full force and effect until the earlier of (i) consummation of the sale of all or substantially all of our assets, or the acquisition of us by a third party (by way of stock acquisition, merger, recapitalization or otherwise), or (ii) the time when the Grays Founding Group collectively owns fewer than 1,882,420 shares of our capital stock. For as long as this Power of Attorney and Proxy remains in effect, the HillCour Founding Group and the Grays Founding Group are therefore deemed to be a “group” under Rule 13d-5(d) of the Exchange Act.
Pursuant to this Power of Attorney and Proxy, the Co-Founders have also agreed to vote all their shares for the election of (a) Damien Lamendola (or another nominee of the HillCour Founding Group), (b) Edmundo Gonzalez; and (c) Yaron Eitan (or up to two other nominees of the Grays Founding Group) as our directors. Pursuant to this Power of Attorney and Proxy, the Co-Founders collectively hold an aggregate of more than 70% of the voting power of our common stock and therefore, the we can be classified as a “controlled company” under the rules of the Nasdaq Capital Market.
Transition Services Agreement
On April 1, 2021, in order to enable Continental Benefits and its employees to continue to operate in an effective manner immediately following the Acquisition, we entered into a Transition Services Agreement with WellEnterprises, LLC, HillCour, LLC and Continental Benefits, pursuant to which WellEnterprises, LLC and HillCour, LLC provide Continental Benefits transitional services through May 31, 2021 and in return, we pay HillCour, LLC for the time spent by employees and third party service providers on a cost-incurred basis. On May 7, 2021, we entered into a supplemental Transition Service Agreement whereby HillCour agreed to provide additional treasury and banking services to us through July 1, 2021 at a rate of $6,000 per month.
HillCour’s Financial Support
In March 2021, in connection with the audit of Marpai Health and Continental Benefits, HillCour gave the March Support Letters to each of Marpai Health and Continental Benefits agreeing to provide (i) Marpai Health capital to fund its operating expenses until April 2022 if the Company is unable to complete this offering, or secure enough funding or revenue to fund Marpai Health’s operations, which was projected at the time to be approximately between $3.5 million and $4.5 million, and (ii) Continental Benefits capital to fund its operations through April 30, 2022, which was projected at the time to be between $6.5 million and $8.0 million.
In May 2021, the two March Support Letters were superseded by HillCour’s May Support Letter which that if Marpai, Inc. fails to (i) complete this offering, (ii) raise sufficient capital through private rounds of financings, or (iii) secure sufficient operating cash to fund its operating expenses, HillCour, subject to such further conditions, and in a form to be mutually determined, will provide Marpai, Inc. funding and financial support necessary to pay for its operating expenses so Marpai, Inc. is able to continue to operate in its normal course of business through July 31, 2022.
In August 2021, HillCour’s May Support Letter was superseded by its August Support Letter which provides that if Marpai, Inc. fails to (i) complete this offering, (ii) raise sufficient capital through private rounds of financings, or (iii) secure sufficient operating cash to fund its operating expenses, HillCour, subject to such further conditions, and in a form to be mutually determined, will provide Marpai, Inc. funding and financial support necessary to pay for its operating expenses so Marpai, Inc. is able to continue to operate in its normal course of business through September, 2022.
On July 29, 2021, Marpai, Inc. issued to HillCour Investment Fund LLC a promissory note in the principal amount of up to $3,000,000 (the “HillCour Promissory Note”). Interest on the HillCour Promissory Note accrues at the rate of 6% per annum. All outstanding principal and accrued interests thereunder shall become due and payable on the earlier of (i) January 29, 2022, or (ii) closing of this offering. As of the date of this prospectus, $1,500,000 of the HillCour Promissory Note has been drawn down. In connection with the issuance of the HillCour Promissory Note, Marpai, Inc. also issued to HillCour Investment Fund, LLC warrants to purchase a number of unregistered Class A common stock equal to the quotient of (i) 30% of the outstanding principal amount of the HillCour Promissory Note as of the date of closing of this offering, divided by (ii) the per share offering price of the Class A common stock in this offering. These warrants will be exercisable into 50,000 unregistered shares of the Company’s Class A common stock at the closing of this offering, based on the assumed offering price of $9.00 per share.
Consulting Fees
Marpai Health has received consulting services from Edmundo Gonzalez and Yaron Eitan, who are also shareholders. The total cost of these consulting services for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019 was approximately $436,000 and $329,000, respectively. The accounts payable to these shareholders as of December 31, 2020 and December 31, 2019 was $16,000 and $0, respectively.
Sales
Continental Benefits was a party to an administration services agreement with HillCour, Inc., an entity that was affiliated through common ownership to provide certain services, including but not limited to, enrollment and eligibility management, claims administration, and network access. Continental Benefits generated $346,333 and $291,013 in revenue from affiliates during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, $9,113 and $27,944, respectively, was due from the affiliate. Continental Benefits generated $291,013 and $116,137 in revenue from this affiliate for the years ended December 31, 2020 and 2019, respectively.
Management Fees
Continental Benefits remitted management fees for legal, human resources and risk management services provided by HillCour, Inc. Continental Benefits believed that the charges for these services were consistent with costs that could be obtained from third parties and/or hiring additional staffing to support its business needs. During the years ended December 31, 2020 and 2019, Continental Benefits expensed $170,670 and $176,148, respectively, in such management fees, which are reflected in selling, general, and administrative expenses on the accompanying consolidated statement of operations. We do not expect to pay HillCour any more management fees after March 2021.
Commitments and Contingencies
Continental Benefits has been charged certain administrative tax penalties by the IRS related to prior year 1099 tax filings. Based on the opinion of Continental Benefits’ counsel, although Continental Benefits is in the process of appealing, the full amount of penalties and interest of $1,532,185 has been accrued as of December 31, 2020. Further interest has been put on hold by the IRS as Continental Benefits pursues the appeals process. The Company recently received a letter dated March 8, 2021 from the IRS that granted a $678,780 waiver for the full amount of the 1099 penalties the tax year 2018. In June 2021, the Company received written confirmation from the IRS that all outstanding penalties have been waived and that nothing is due to the IRS from the Company. The Company has completely reversed the accrual as of June 30, 2021.
Policy for Approval of Related Party Transactions
Prior to the consummation of this offering, we will adopt our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Marpai, Inc. A form of the Code of Ethics that we plan to adopt prior to the consummation of this offering is filed as an exhibit to the registration statement of which this prospectus forms a part.

In addition, the audit committee of our board of directors will adopt a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, or directors, or our or any of their affiliates.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our Class A common stock as of the date of this prospectus, and as adjusted to reflect the sale of our Class A common stock offered by this prospectus, by:
•
each person known by us to be the beneficial owner of more than 5% of our outstanding Class A common stock;

•
each of our executive officers, directors and director nominees that beneficially owns Class A common stock; and

•
all our executive officers, directors and director nominees as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the date of this prospectus pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our common stock beneficially owned by them.
	Shares Beneficially Owned Prior to this Offering(1)		Shares Beneficially Owned After this Offering(2)
	Shares	%	Shares	%
Name and Address of Beneficial Owner(3)
Edmundo Gonzalez(4)†	1,498,810	13.0%	1,498,810	10.5%
Yaron Eitan(5)†	809,719	7.0%	809,719	5.6%
Ronnie Brown(6)	36,065	*	36,065	*
Yoram Bibring	0	0.0%	0	0.0%
Alice Roth	0	0.0%	0	0.0%
Art Hoath(7)	0	0.0%	0	0.0%
Damien Lamendola(8)†	5,971,863	51.7%	5,971,863	41.7%
Gonen Antebi	0	0.0%	0	0.0%
Colleen DiClaudio	0	0.0%	0	0.0%
Vincent Kane	54,670	*	54,670	*
Jane Cavalier Lucas	12,246	*	12,246	*
All Directors, Director Nominees and Officers as a Group (eleven persons)	8,383,373	72.5%	8,383,373	58.5%
Other Greater than 5% Beneficial Owners
Dr. Eli David(9)†	913,273	7.9%	913,273	6.4%
Midwood 43 Trust(10)	685,482	5.9%	685,482	4.8%

*
Less than 1%.

†
These individuals share voting power over a total of 7,826,531 shares of our Class A common stock as a result of the Power of Attorney and Proxy, and are therefore deemed to be a “group” under Rule 13d-5(d) of the Exchange Act.

(1)
Assumes that the New Notes and the June 2021 Notes convert.

(2)
Assumes that the underwriters do not exercise their over-allotment option.

(3)
Unless otherwise noted, the business address of each of the persons and entities listed above is c/o Marpai Inc 5701 East Hillsborough Ave., Suite 1417, Tampa, FL, 33610-5428.

(4)
Includes warrants to purchase 379,650 shares of Class A common stock, exercisable at $7.90 per share, all of which are held by Grays West Ventures LLC. Mr. Gonzalez is the sole member of Grays West Ventures LLC.

(5)
Includes warrants to purchase 227,791 shares of Class A common stock, exercisable at $7.90 per share.

(6)
Includes options to purchase 91,116 shares of Class A common stock, exercisable at $2.58 per share, of which 36,065 are vested.

(7)
Excludes options to purchase 182,233 shares of Class A common stock, exercisable at $2.58 per share, of which none are vested.

(8)
Mr. Lamendola is the Manager of HillCour Investment Fund, LLC and has sole voting and investment power over the shares of common stock held by HillCour. This amount includes warrants to purchase 364,466 shares of Class A common stock at $1.43 per share and warrants to purchase 50,000 shares of Class A common stock at $9.00 per share. HillCour’s address is 4830 W. Kennedy Blvd., Suite 100, Tampa, FL 33609.

(9)
Includes warrants to purchase 227,791 shares of Class A common stock, exercisable at $7.90 per share.

(10)
Mr. Arnold Jung is the natural person with voting and investment power over the shares owned by Midwood 43 Trust.

DESCRIPTION OF CAPITAL STOCK
The following descriptions of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws that will be in effect upon completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.
General
Our Second Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) authorizes us to issue up to 227,791,050 shares of Class A common stock, par value $0.0001 per share, of which 11,147,302 shares of Class A common stock are currently issued and outstanding. On September 2, 2021, we effected a forward split of our Class A common stock at ratio of 4.555821 for 1.
Until July 8, 2021 the Company was authorized to issue two classes of common stock, Class A common stock and Class B common stock. The authorized Class B common stock was eliminated with the filing of the Second Amended and Restated Certificate of Incorporation on July 8, 2021.
Immediately prior to the completion of this offering, there shall be 11,147,302 shares of our Class A common stock issued and outstanding, and warrants and options outstanding to purchase approximately 2,884,416 shares of our Class A common stock.
Common Stock
We have one class of common stock, the Class A common stock.
Voting Rights
Each share of Class A common stock is entitled to one vote.
Subdivisions, Combinations or Reclassifications.
Shares of Class A common stock may generally not be subdivided, combined or reclassified. Notwithstanding the foregoing, shares Class A common stock may be subdivided, combined or reclassified, if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent, if permitted) of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Company.
Liquidation, Dissolution or Winding Up.
Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A common stock will be entitled to receive ratably all assets of the Company available for distribution to its stockholders.
Merger or Consolidation.
In the case of any distribution or payment in respect of the shares of Class A common stock upon the consolidation or merger of the Company with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A common stock.
Exclusive Forum
Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Company’s Certificate of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Amended and Restated Certificate of Incorporation.
The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Amended and Restated Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Options
As of September 2, 2021, we had outstanding options to purchase an aggregate of 1,422,112 shares of our Class A common stock, with a weighted-average exercise price of approximately $1.77 per share.
Warrants
As of September 2, 2021, we had outstanding warrants to purchase 1,047,839 shares of our Class A common stock at $7.90 per share, a warrant to purchase 364,466 shares of our Class A common stock at $1.43 per share and a warrant to purchase 50,000 shares of our Class A common stock at $9.00 per share.
Anti-Takeover Provisions of Delaware Law and Charter Provisions
Certain provisions of Delaware law and certain provisions included in our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
Removal of Directors
Our bylaws provide that shareholders may only remove a director for cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.
Amendments to Bylaws
Our Amended and Restated Certificate of Incorporation limited the abilities of the directors and stockholders to amend our Bylaws in certain circumstances. In particular, the Bylaws may be amended only by the vote of a majority of all of the directors then in office, or by the stockholders in accordance with the provisions of the Bylaws, and the Delaware General Corporation Law.
No Cumulative Voting
Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Special Meetings of Stockholders
Our bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer at the request of a majority of our board of directors, by our Chief Executive Officer or President or by the holders of not less than 25% of the holders of stock entitled to vote at the meeting.
Business Combinations with Interested Stockholders
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:
•
before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•
upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•
at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
The ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our Board of Directors to issue preferred stock without further stockholder action could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws may be amended by action of the board of directors, which could have further anti-takeover effects, and which could limit the price investors would be willing to pay in the future for shares of our common stock.
Registration Rights
We agreed that if, following the date of the Purchase and Reorganization Agreement, we sell or issue any securities (including securities convertible into or exchangeable or exercisable for any shares of our capital stock) that entitles any holder thereof to registration rights with respect to such securities (or any shares of capital stock issuable upon conversion or exercise of such securities), or otherwise grants registration rights to any of our existing security holders (the “Registration Rights”), then we will also grant the same

Registration Rights to the Marpai Sellers and WellEnterprises, LLC on a pari passu basis, provided that all securityholders with Registration Rights shall be subject to all customary provisions and restrictions required by us in relation thereto, including without limitation, lockups, cutbacks, and underwriting undertakings.
Listing
We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “MRAI.”
Transfer Agent
The transfer agent for our securities is American Stock Transfer & Trust Company LLC whose address is 6201 15th Ave, Brooklyn, NY 11219, and whose telephone number is (718) 921-8200.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of shares of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares are currently available for sale due to contractual and legal restrictions on resale. Nonetheless, sales of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise equity capital in the future.
Based on the number of shares outstanding as of September 2, 2021, upon the closing of this offering, 14,333,617 shares of common stock will be outstanding, assuming no exercise of outstanding options or warrants and no exercise of the underwriters’ option to purchase additional shares. Of the outstanding shares, all of the shares of common stock sold in this offering (including pursuant to the underwriters’ exercise of their option to purchase additional shares) will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.
The remaining shares of our common stock outstanding after this offering are restricted securities, as that term is defined in Rule 144 under the Securities Act or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 promulgated under the Securities Act.
Rule 144
In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the Securities and Exchange Commission under an exemption from registration provided by Rule 144 under the Securities Act.
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the number of shares of our common stock then outstanding, which will equal approximately 143,336 shares immediately after the closing of this offering based on the number of shares of our common stock outstanding as of September 2, 2021 and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock; or

•
the average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.
Lock-Up Agreements
All of our directors and executive officers are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our Class A common stock, options or warrants to acquire shares of our Class A common stock or any security or instrument related to our Class A common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of twelve (12)

months. from the date of this prospectus without the prior written consent of ThinkEquity LLC. All of our other existing shareholders are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our Class A common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our Class A common stock, for a period of six (6) months from the date of this prospectus without the prior written consent of ThinkEquity LLC. See the section of this prospectus titled “Underwriting.”
Rule 701
Rule 701, as in effect on the date of this prospectus, permits resale of shares in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of the employees, executive officers or officers who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701.
Registration Rights
We agreed that if, following the date of the Purchase and Reorganization Agreement, we sell or issue any securities (including securities convertible into or exchangeable or exercisable for any shares of our capital stock) that entitles any holder thereof to registration rights with respect to such securities (or any shares of capital stock issuable upon conversion or exercise of such securities), or otherwise grants registration rights to any of our existing security holders (the “Registration Rights”), then we will also grant the same Registration Rights to the Marpai Sellers and WellEnterprises, LLC on a pari passu basis, provided that all securityholders with Registration Rights shall be subject to all customary provisions and restrictions required by us in relation thereto, including without limitation, lockups, cutbacks, and underwriting undertakings.

UNDERWRITING
ThinkEquity LLC, is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:
Underwriter	Number of Units
ThinkEquity LLC
Total
The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
Over-Allotment Option
We have granted a 45-day option to the representative of the underwriters to purchase up to 416,667 additional shares of our common stock at a public offering price of $[ ]per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of common stock by the underwriters in excess of the total number of shares of common stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
Discounts and Commissions
The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[ ] per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.
The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.
	Per Unit	Without Over- allotment	With Over- allotment
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)
The non-accountable expense allowance will not payable with respect to representative’s exercise of the over-allotment option.

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering. The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option. We have paid an expense deposit of $50,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).
We have also agreed to pay certain of the representative’s expenses relating to the offering, including (a) filing fees associated with the review of the offering by FINRA; (b) all fees and expenses relating to the listing of such public securities on the Nasdaq Capital Market, including any fees charges by The Depository Trust for new securities; (c) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (d) all fees, expenses and disbursements relating to the registration or qualification of the shares of our common stock under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of our common stock under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (f) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (g) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones, each of which the Company or its designee shall provide within a reasonable time after the closing of this offering in such quantities as the representative may reasonably request in an amount not to exceed $3,000 in the aggregate; (h) the fees and expenses of the Company’s accountants, transfer agents and public relations firm; (i) fees and expenses of the underwriter’s legal counsel not to exceed $125,000; (j) a $29,500 cost associated with the underwriters use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (k) $10,000 for data services and communications expenses; and (l) up to $20,000 of the underwriters’ actual accountable “road show” expenses for the offering.
Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $1,535,715.
Representative’s Warrants
Upon closing of this offering, we have agreed to issue to the representative as compensation the Representative’s Warrants to purchase up to 138,889 shares of common stock (5% of the aggregate number of shares of common stock sold in this offering inclusive of the over-allotment option, or the Representative’s Warrants). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.
The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative (or permitted assignees under Rule 5110(e)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(A). The piggyback registration rights provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(A). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Right of First Refusal
Until twelve (12) months from the closing date of this offering, the representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twelve (12) month period, on terms customary to the representative. The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.
Lock-Up Agreements
Pursuant to “lock-up” agreements, we, our executive officers and directors, and stockholders, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of twelve months after the date of this prospectus in the case of our officers and directors and six months after the date of this prospectus in the case of, the Company and any successor of the Company and other securityholders.
Discretionary Accounts
The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.
Nasdaq Capital Market Listing
We have applied to list our shares of common stock for trading on The Nasdaq Capital Market under the symbol “MRAI.” No assurance can be given that our listing application will be approved. The closing of this offering is contingent upon the successful listing of our common stock on the Nasdaq Capital Market.
Determination of Offering Price
The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.
Other
From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus.

Indemnification
We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.
Price Stabilization, Short Positions, and Penalty Bids
In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.
Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.
These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.
Electronic Distribution
This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the “Relevant Implementation Date”, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of our securities may be made to the public in that Relevant Member State at any time:
•
to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•
in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive, provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and securities to be offered so as to enable an investor to decide to purchase or subscribe securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together, the relevant persons). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Canada
The offering of our common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where our common stock may be offered and sold, and therein may only be made with investors that are purchasing, or deemed to be purchasing, as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any offer and sale of our common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein our common stock is offered and/or sold or, alternatively, where such registration is not required.
Any resale of our common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which require resales to be made in accordance with an exemption from, or in a transaction not subject to, prospectus requirements under applicable Canadian securities laws. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Upon receipt of this prospectus, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur québecois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS
The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York. The underwriters are being represented by Blank Rome LLP, New York, New York.
EXPERTS
The consolidated balance sheets of Marpai Health as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2020 and for the period from February 14, 2019 (inception) to December 31, 2019, the consolidated balance sheets of Continental Benefits as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in member’s equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the balance sheet of Marpai, Inc. as of March 31, 2021 have been audited by UHY LLP, independent registered public accounting firm, as stated in its report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.
We also maintain a website at www.MarpaiHealth.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

MARPAI, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Marpai, Inc. and Subsidiaries
Results of Review of Interim Financial Information
We have reviewed the condensed consolidated balance sheet of Marpai, Inc. and Subsidiaries (the “Company”) as of June 30, 2021, and the related condensed consolidated statements of operations for the six-month periods ended June 30, 2021 and 2020, and condensed consolidated statements of changes in stockholders’ equity (deficit) and statements of cash flows for the six-month periods then ended, and the related notes (collectively referred to as the “interim consolidated financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Marpai Health, Inc., a wholly owned subsidiary of Marpai, Inc., as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended (not presented herein); and in our report dated March 18, 2021, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2020, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.
Emphasis of Matter Regarding Liquidity
As discussed in Note 2 to the condensed consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations, and historically has relied on equity and debt financings for the development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2.
Basis for Review Results
These interim consolidated financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB and in accordance with Statements for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB and auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We have served as the Company’s auditor since 2020.
Melville, NY
August 25, 2021, except for Note 3 and Note 17, as to which the date is September 22, 2021

MARPAI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30, 2021 (Unaudited)	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$2,339,223	$1,754,569
Restricted cash	5,541,798	63,363
Accounts receivable	60,699	—
Unbilled receivable	45,054	—
Prepaid expenses and other current assets	603,762	262,211
Other receivables	31,187	100,038
Total current assets	8,621,723	2,180,181
Property and equipment, net	738,708	195,404
Capitalized software, net	6,903,397	3,818,959
Operating lease right-of-use assets	1,699,695	337,316
Goodwill	1,676,239	—
Intangible assets, net	6,721,650	—
Security deposits	52,277	—
Total assets	$26,413,689	$6,531,860
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$517,514	$159,168
Accounts payable – related party	—	15,725
Accrued expenses	1,605,885	267,967
Accrued fiduciary obligations	5,195,939	—
Deferred revenue	261,843	—
Current portion of operating lease liabilities	699,379	96,472
Current portion of convertible notes payable	716,936	1,866,237
Due to related party	3,637	243,638
Total current liabilities	9,001,133	2,649,207
Convertible notes payable, net of current portion	5,003,225	7,095,887
Other long-term liabilities	45,000	—
Operating lease liabilities, net of current portion	1,212,146	283,265
Deferred tax liabilities	2,001,012	—
Total liabilities	17,262,516	10,028,359
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.0001 par value, 50,000,000 shares authorized; 2,446,826 issued and outstanding at June 30, 2021 and 31,250 issued and outstanding at December 31, 2020	245	3
Additional paid-in capital	20,155,391	2,044,373
Accumulated deficit	(11,004,463)	(5,540,875)
Total stockholders’ equity (deficit)	9,151,173	(3,496,499)
Total liabilities and stockholders’ equity (deficit)	$26,413,689	$6,531,860
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
(UNAUDITED)
	Six Months Ended June 30,
	2021	2020
Revenue	$3,531,512	$—
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	2,720,483	—
General and administrative	2,814,950	773,223
Research and development	549,374	1,025,986
Sales and marketing	1,443,785	5,623
Information technology	731,230	—
Facilities	226,892	—
Depreciation and amortization	420,967	37,885
Total costs and expenses	8,907,681	1,842,717
Operating loss	(5,376,169)	(1,842,717)
Other income (expenses)
Interest income	28	5
Other income	54,398	12,733
Interest expense	(276,061)	(226,335)
Foreign exchange loss	(15,784)	(2,188)
Loss before provision for income taxes	(5,613,588)	(2,058,502)
Income tax benefit	(150,000)	—
Net loss	$(5,463,588)	$(2,058,502)
Net loss per share, basic & fully diluted	$(3.81)	$(4.24)
Weighted average number of common shares	1,433,087	485,463
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, January 1, 2020	31,250	$3	$799,743	$(1,672,891)	$(873,145)
Fair value of warrants issued with convertible note	—	—	213,828	—	213,828
Share-based compensation	—	—	641,510	—	641,510
Net loss	—	—	—	(2,058,502)	(2,058,502)
Balance, June 30, 2020 (Unaudited)	31,250	$3	$1,655,081	$(3,731,393)	$(2,076,309)
Balance, January 1, 2021	31,250	$3	$2,044,373	$(5,540,875)	$(3,496,499)
Exchange of common shares of Marpai Health, Inc. (see Note 1)	(31,250)	(3)	—	—	(3)
Issuance of common shares of Marpai, Inc. (see Note 1)	2,446,826	245	17,351,679	—	17,351,924
Warrants issued for cash	—	—	53,333	—	53,333
Share-based compensation	—	—	705,006	—	706,006
Net loss	—	—	—	(5,463,588)	(5,463,588)
Balance, June 30, 2021 (Unaudited)	2,446,826	$245	$20,155,391	$(11,004,463)	$9,151,173
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC.AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended June 30
	2021	2020
Cash flows from operating activities:
Net loss	$(5,463,588)	$(2,058,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	420,967	37,885
Share-based compensation	706,006	641,510
Amortization of right-of-use asset	41,810	38,079
Amortization of debt discount	26,728	48,571
Interest accrued on convertible notes payable	246,230	175,133
Convertible note issued for professional services	75,000	—
Deferred taxes	(150,000)	—
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expense and other assets	(210,138)	10,002
(Increase) in accounts receivable and unbilled receivable	(13,522)	—
Decrease (increase) in other receivable	68,851	(6,229)
Increase in security deposit	2,592	—
(Decrease) in accounts payable	(567,261)	(1,326)
(Decrease) in accounts payable – related party	(15,725)	—
Increase in accrued expenses	70,210	106,269
Increase in accrued fiduciary obligations	1,125,031	—
(Decrease) in operating lease liabilities	(55,722)	(42,573)
(Decrease) in due to related party	(240,001)	—
(Decrease) in other liabilities	(943,377)	—
Net cash used in operating activities	(4,875,909)	(1,051,181)
Cash flows from investing activities:
Cash and restricted cash acquired as part of Acquisition (see Note 4)	11,384,035	—
Capitalization of software development costs	(972,181)	—
Purchase of property and equipment	(26,189)	(31,137)
Net cash provided by (used in) investing activities	10,385,665	(31,137)
Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	500,000	1,600,000
Proceeds from issuance of warrants	53,333	—
Net cash provided by financing activities	553,333	1,600,000
Net increase in cash, cash equivalents and restricted cash	6,063,089	517,682
Cash, cash equivalents and restricted cash at beginning of the year	1,817,932	246,276
Cash, cash equivalents and restricted cash at end of the year	$7,881,021	$763,958
Reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheet
Cash and cash equivalents	$2,339,223	$706,633
Restricted cash	5,541,798	57,325
Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$7,881,021	$763,958
Supplemental disclosure of non-cash activity
Conversion of convertible notes into common stock at the closing of the Acquisition	$4,174,992	$—
Common stock issued as part of the Acquisition	$8,500,000	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS
Organization
Marpai, Inc. (“Marpai”) was formed as a Delaware corporation on January 22, 2021 with the intention to facilitate an initial public offering (“IPO”) and other related transactions in order to carry on the business of two healthcare subsidiaries, Marpai Health, Inc. (“Marpai Health”) and Continental Benefits LLC (“Continental Benefits”).
Marpai Health, a Delaware corporation, was incorporated on February 14, 2019. On March 21, 2019, EYME Technologies Ltd. (“EYME”), a wholly owned subsidiary of Marpai Health located in Israel, was formed. Marpai Health, along with its wholly-owned subsidiary, EYME, are hereinafter referred to as the “Marpai Health”.
On April 1, 2021, pursuant to the terms of the Amended and Restated Equity Interest Purchase and Reorganization Agreement, as was further addended on May 7, 2021 (collectively, the “Agreement”), the stockholders of the Marpai Health and the sole member of Continental Benefits, LLC contributed their respective shares and ownership interests in Marpai Health and Continental Benefits to Marpai in consideration for shares of the Marpai’s Class A and Class B common stock. Additionally, options to purchase 225,558 shares of Marpai Health’s common stock and warrants to purchase 300,000 shares of Marpai Health’s common stock were exchanged, on a one to one basis, for options and warrants to purchase shares of Marpai’s common stock (the above transactions shall be referred to as the “Acquisition”). As part of the Acquisition, approximately $3,800,000 of Marpai Health’s convertible promissory notes were exchanged for shares of common stock of Marpai immediately prior to the Acquisition. As part of the Acquisition, pursuant to a Note Exchange Agreement, Marpai acquired Marpai Health’s certain outstanding convertible promissory notes, with aggregate outstanding principal and accrued but unpaid interest of $2,198,459, in exchange for the issuance of Marpai’s convertible promissory notes of equivalent aggregate principal amount. The Agreement called for Continental Benefits to not have less than $4.762 million of cash on hand, and to have no debt at the time of closing of the Acquisition.
For accounting purposes, Continental Benefits was considered the acquiree and Marpai Health was considered the acquirer. The acquisition was accounted for using the acquisition method of accounting. See Notes 3 and 4 for additional information.
Marpai, along with its subsidiaries, Marpai Health and Continental Benefits, are hereinafter referred to as the “Company”.
Nature of Business
The Company’s mission is to positively change healthcare for the benefit of (i) its future clients who are self-insured employers that pay for their employees’ healthcare benefits and will engage the Company to administer the latter’s healthcare claims, (ii) employees who receive these healthcare benefits from its future Clients, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products.
Marpai Health engages in developing and marketing artificial intelligence and healthcare technology for customers to analyze data to predict and prevent costly events related to diagnostic errors, hospital visits and administrative issues.
Continental Benefits and its wholly owned subsidiary WellSystems, LLC (“WellSystems”) provide benefits outsourcing services to clients in the United States across multiple industries. The Company’s backroom administration and third-party administration (“TPA”) services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, the Company provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)
Reconciliation Act (“COBRA”) administration, and benefit billing services. Continental Benefits and WellSystems are Florida limited liability companies.
Continental Benefits provides the technology platform, consisting of fully integrated billing and enrollment, claims administration, and customer service to administer the TPA services. Continental Benefits engages primarily in selling and customer relationship activities for supported clients.
The recent global pandemic outbreak, or COVID-19, continues to adversely impact commercial activity, globally and in the United States, and has contributed to significant volatility in financial markets. The outbreak could have a continued adverse impact on economic and market conditions, including business and financial services disruption. As of the date these condensed consolidated financial statements were available to be issued, the effects of impact are unknown and the Company will continue to monitor the potential impact of COVID-19 on the Company’s condensed consolidated financial statements.
NOTE 2 — LIQUIDITY
The accompanying condensed consolidated financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying condensed consolidated financial statements as of the period ended June 30, 2021, the Company has an accumulated deficit of $11,004,463 and working capital deficit of $379,410. At June 30, 2021, the Company had total debt of $5,720,161 and $2,339,223 of unrestricted cash on hand. Since inception, the Company has met its cash needs through proceeds from issuing convertible notes and warrants. The Company’s cash requirements are generally for operating activities and debt repayments.
The Company believes cash on hand, and a commitment from the Company’s major investor to fund the Company’s operations, will allow the Company to continue as a going concern for a period of twelve months from date of the issuance of the condensed consolidated financial statements.
If the Company does not: 1) complete its initial public offering, 2) raise sufficient capital to fund its operating expenses through private rounds of financings; 3) secure sufficient operating cash to fund its operating expenses, the Company’s major investor agreed to provide additional funds so the Company and its subsidiaries can continue to operate in their normal course of business through September 30, 2022.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
These condensed consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, EYME and Marpai Health, for all the periods presented and Continental Benefits from April 1, 2021, the date of the Acquisition (see Note 4). All references to the Company and Marpai Health for periods prior to the Acquisition are interchangeable as if the Acquisition was in effect for all periods presented in the condensed consolidated financial statements and related notes. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Marpai Health’s consolidated

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
financial statements for the year ended December 31, 2020. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results for the full years.
In order to properly present our condensed consolidated financial statements in accordance with Staff Accounting Bulletin (“SAB”) Topic 11B, we have recast our statements of operations to properly disclose that depreciation and amortization were excluded from costs of services.
The financial information as of December 31, 2020 presented in the unaudited condensed consolidated financial statements is derived from the audited consolidated financial statements of Marpai Health for the year ended December 31, 2020.
Business Combination
The Company accounts for business combinations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, valuation of share-based compensation, accrued expenses, useful lives of internally developed software, intangible assets and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, income tax accruals and the valuation allowance for deferred income taxes.
The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.
Concentrations of Credit Risk
The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of June 30, 2021 and December 31, 2020 was approximately $1,832,000 and $1,505,000, respectively. No losses have been incurred to date on any deposit balances.
No customer accounted for greater than 10% of total revenue during for the six months ended June 30, 2021. At June 30, 2021, three customers each accounted for greater than 10% of accounts receivable, respectively.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Restricted Cash
Restricted cash balances are composed of funds held on behalf of clients in a fiduciary capacity and cash held in a separate bank account pledged to a bank as collateral for a bank guarantee provided to the lessor to secure the Company’s obligations under its lease agreement. Fiduciary funds generally cannot be utilized for general corporate purposes and are not a source of liquidity for the Company. A corresponding fiduciary obligation, included in current liabilities in the accompanying condensed consolidated balance sheets, exists for disbursements to be made on behalf of the clients and may be more than the restricted cash balance if payment from customers has not been received.
Accounts Receivable
Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer, which typically occurs within one month.
The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on historical write-off experience and the aging of outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has determined that no allowance for doubtful accounts was necessary as of June 30, 2021.
Fair Value Measurements
The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are what market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.
The three levels of the fair value hierarchy are described below:
Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 — Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, accrued expenses, and debt at fixed interest rates, approximate their fair values at June 30, 2021 and December 31, 2020, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the six months ended June 30, 2021 and 2020.
Property and Equipment
Property and equipment consisting of office and computer equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives.
Useful Lives
Equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of 5 years or lease term
Capitalized Software
The Company complies with the guidance of ASC Topic 350-40, “Intangibles — Goodwill and Other — Internal Use Software”, in accounting for its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by-project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.
Goodwill
Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. The Company operates in one reporting segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the Consolidated Statement of Operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31. No goodwill impairment was identified for the six months ended June 30, 2021.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Intangible Assets
Intangible assets consist of customer relationships, non-compete agreements, and amounts attributed to patent and patent applications that were acquired through an acquisition and are amortized on a straight-line basis over useful lives ranging from five to ten years. The Company’s intangible assets are reviewed for impairment when events or circumstances indicate their carrying amount may not be recoverable. The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value. No impairment of the Company’s intangible assets was recorded for the six months ended June 30, 2021 and 2020.
Convertible Debt
The Company evaluates convertible debt to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto. In assessing the convertible debt instruments, the Company determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC Topic 470, “Debt” (“ASC 470”), the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).
Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Conventional convertible debt, for which the fair value option is not elected at issuance, is accounted for as straight debt with no accounting recognition of the embedded equity option.
The convertible debt the Company issued has the following typical characteristics:
•
The debt security is convertible into the common stock of the issuer at a specified price or price that can be measured at the option of the holder.

•
The debt security was sold at a price or has a value at issuance not significantly in excess of the face amount.

•
It bears an interest rate that is lower than the Company would obtain for nonconvertible debt.

•
If converted, the Company must deliver shares of its stock to the investor (i.e., physical settlement). There is no cash conversion feature by which the convertible debt can be settled in full or in part in cash upon conversion.

•
The initial conversion price of the security is greater than the market value of the common stock at time of issuance and there is no beneficial conversion feature (“BCF”) upon issuance to be bifurcated and separately accounted for.

Since the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company accounts for convertible debt instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.
Income Taxes
The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at June 30, 2021 and December 31, 2020.
Revenue Recognition
Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As the Company completes its performance obligations, which are identified below, it has an unconditional right to consideration, as outlined in the Company’s contracts.
Contract Balances
At June 30, 2021, the balances of the Company’s accounts receivable from contracts with customers were $60,699 and the balances of the Company’s unbilled receivables from contracts with customers were $45,054. When the Company receives consideration from a customer prior to transferring services to the customer under the terms of the customer contracts, it records deferred revenue on the Company’s condensed consolidated balance sheet, which represents a contract liability. At June 30, 2021, the balances of the deferred revenue were $261,843 and the Company had performance guarantee liabilities of $229,414. The Company anticipates that it will satisfy all of its performance obligations associated with its contract liabilities within a year.
Significant Payment Terms
Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. Invoices for services performed over time are typically sent to customers on the last business day of each calendar month in arrears. The Company does not offer discounts if the customer pays some or all an invoiced amount prior to the due date.
Consideration paid for services rendered by the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services.
The Company uses the practical expedient not to account for significant financing components because the period between recognition and collection does not exceed one year for most of the Company’s contracts.
Timing of Performance Obligations
Most of the Company’s contracts with customers obligate the Company to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, and benefit billing. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report claims, and control of these services is transferred to the customer. The Company has the right to receive payment for all services rendered.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Determining and Allocating the Transaction Price
The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer.
To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.
The Company’s contracts with customers have fixed fee prices that are denominated per employee per month. The Company includes amounts of variable consideration in a contract’s transaction price only to the extent that the Company has a relatively high level of confidence that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to a significant reversal. The Company considers all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.
Share-Based Compensation
The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation — Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of Accounting Standards Update (“ASU”) 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting” (“ASU 2018-07”). Compensation expense is measured at the grant date, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant.
For modification of stock compensation awards, the Company records the incremental fair value of the modified award as share-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification.
For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.
For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price, which is determined by a 409a valuation, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.
If factors change and the Company employs different assumptions, share-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining share-based compensation expense and the actual factors which become

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining share-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For share-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.
The fair value of options and share awards granted under the stock option plan during the six months ended June 30, 2021 and 2020 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:
	2021	2020
Risk-free interest rates	0.912%	1.026 – 1.399%
Expected life	5 years	6.25 years
Expected volatility	40.81%	34.60%
Expected dividend yield	0.00%	0.00%
Foreign Currency Translation
For non-U.S. operations, the functional currency is U.S. dollars since these operations are a direct and integral component or extension of the parent Company’s operations. As a result, the transactions of those operations that are denominated in foreign currencies are re-measured into U.S. dollars, and any resulting gains or losses are included in earnings.
Foreign Operations
Operations outside the United States include EYME. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.
Earnings Per Share
Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share are calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At June 30, 2021 and 2020, there were 1,329,846 and 1,153,738 common share equivalents, respectively. For the six months ended June 30, 2021 and 2020, these potential shares were excluded from the shares used to calculate diluted earnings per share. These securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.
Segments
Operating segments are defined as components of an entity for which separate financial information is available. The Chief Operating Decision Maker (“CODM”) reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 13 to the condensed consolidated financial statements.
Offering Costs
In connection with the IPO, the Company has or will incur accounting, legal and other costs. Such costs will be deferred and recorded as a reduction to stockholders’ equity and recorded against the proceeds from the offering. In the event the offering is aborted, such deferred offering costs will be expensed.
Leases
The Company’s leases are accounted for under FASB ASC Topic 842, “Leases” (“Topic 842”). At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right of use assets are recorded based on the present value of lease payments over the expected lease term and adjusted for lease incentives. Lease incentives are recognized when earned and reduce our operating lease asset related to the lease. They are amortized through the operating lease assets as reductions of lease expense over the lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Options to extend or terminate a lease are included in the calculation of the lease term to the extent that the option is reasonably certain of exercise. The Company has concluded that it is reasonably certain it would exercise such options; therefore, the lease term includes the extension period stated within the lease.
Leases with an initial term of 12 months or less that do contain purchase options or renewal terms that the Company is reasonably certain to exercise are not recorded on the condensed consolidated balance sheet. The Company recognizes the lease expense for such leases on a straight-line basis in the condensed consolidated statement of operations over the lease term.
Recently Adopted Accounting Pronouncements
In November 2019, the FASB issued ASU No. 2019-08 “Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration Payable to a Customer.” ASU No. 2019-08 amends and clarifies ASU No. 2018-07, which was adopted by the Company on January 1, 2019, to require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. For entities that have already adopted the amendments in ASU No. 2018-07, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its unaudited condensed consolidated financial statements.
In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its condensed consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 is intended to simplify various aspects related to accounting

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
for income taxes, eliminates certain exceptions to the general principles in ASC Topic 740 related to intra-period tax allocation, simplifies when companies recognize deferred taxes in an interim period, and clarifies certain aspects of the current guidance to promote consistent application. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2021. The adoption of this guidance did not have a material impact on its condensed consolidated financial statements.
Recently Issued Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06.
ASU 2020-06 also requires that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or share. This amendment removes current guidance that allows an entity to rebut this presumption if it has a history or policy of cash settlement. Furthermore, ASU 2020-06 requires the application of the if converted method for calculating diluted earnings per share, the treasury stock method will be no longer available. In addition, ASU 2020-06 clarifies that an average market price should be used to calculate the diluted EPS denominator in cases in which the exercise prices may change on the basis of an entity’s share price or changes in the entity’s share price may affect the number of shares that may be used to settle a financial instrument and that an entity should use the weighted-average share count from each quarter when calculating the year-to-date weighted-average share. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its condensed consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its condensed consolidated financial statements.
NOTE 4 — ACQUISITION
On April 1, 2021, the Company consummated the Acquisition that resulted in the acquisition of Continental Benefits. According to the Agreement, Continental Benefits was valued, on a cash-free and debt-free basis, at $8.5 million. In addition, pursuant to the Agreement, Marpai Health is valued at an assumed pre-money valuation of the last convertible note’s conversion price of $35 million.
For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. For the Acquisition, Marpai Health is the accounting acquirer

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 4 — ACQUISITION (Continued)
and Continental Benefits is deemed to be the acquired company for financial reporting purposes based on an evaluation of the following facts and circumstances:
1.
Marpai Health’s legacy stockholders hold a majority ownership and voting interest in the Company;

2.
Marpai Health’s senior management team comprise the senior management of the Company; and

3.
Directors appointed by Marpai Health hold a majority of board seats of the Company.

Other factors were considered but they would not change the preponderance of factors indicating that Marpai Health was the accounting acquirer.
The following table represents the allocation of the preliminary purchase consideration among the Continental Benefits’ assets acquired and liabilities assumed at their estimated acquisition-date fair values:
Purchase Price
Equity value	$13,262,000
Cash acquired	(4,762,000)
Total purchase price paid, net of cash acquired	$8,500,000
Purchase Price Allocation
Restricted cash	$6,622,035
Accounts receivable	92,231
Prepaid expenses and other current assets	131,413
Property and equipment	1,601,990
Intangible assets	1,010,000
Capitalized software	1,230,000
Operating lease – right of use assets	1,532,925
Goodwill	1,676,239
Trademarks	1,860,000
Patents and patent applications	700,000
Customer relationships	3,370,000
Security deposits	54,869
Account payable	(925,608)
Accrued expenses	(1,267,708)
Accrued fiduciary obligations	(4,070,908)
Operating lease liabilities	(1,716,246)
Deferred tax liability	(2,151,012)
Deferred revenue	(1,205,220)
Other long-term liabilities	(45,000)
Total fair value of net assets acquired and liabilities assumed	$8,500,000

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 4 — ACQUISITION (Continued)
The following table summarizes the estimated fair values of Continental Benefits’ identifiable intangible assets, their estimated useful lives and expected amortization periods:
	Acquisition Fair Value	Useful Life in Years
Trademarks	$1,860,000	10 Years
Intangible assets	1,010,000	5 Years
Customer relationships	3,370,000	7 Years
Patents and patent applications	700,000	Work in process
The following unaudited pro forma summary presents consolidated information of the Company as if the business combination had occurred on January 1, 2020:
	Six Months Ended June 30, 2021 (pro forma)	Year Ended December 31, 2020 (pro forma)
Revenue	$7,746,593	$18,388,192
Net loss	(7,479,835)	(17,620,431)
The pro forma financial information includes adjustments that are directly attributable to the business combination and are factually supportable. The pro forma adjustments include incremental amortization expense of $303,566 related to intangible and tangible assets acquired.
The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating the two companies.
Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations.
NOTE 5 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following at:
	June 30, 2021	December 31, 2020
Equipment	$195,691	$25,892
Furniture and fixtures	341,769	76,493
Leasehold improvements	375,099	190,806
Total cost	912,559	293,191
Accumulated depreciation	(173,851)	(97,787)
Property and equipment, net	$738,708	$195,404
Depreciation expense for the six months ended June 30, 2021 and 2020 was $76,064 and $37,885, respectively.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 6 — CAPITALIZED SOFTWARE
Capitalized software consists of the following at:
	June 30, 2021	December 31, 2020
Capitalized software	$2,238,810	$—
Accumulated amortization	(126,553)	—
Net carrying amount	2,112,257	—
Capitalized software in-process	4,791,140	3,818,959
Capitalized software, net	$6,903,397	$3,818,959
Amortization expense for the six months ended June 30, 2021 was $126,553.
Estimated amortization for capitalized software for future periods is as follows:
Year Ended December 31,
2021 (six months)	$223,881
2022	447,762
2023	447,762
2024	447,762
2025	447,762
Thereafter	97,328
$2,112,257
NOTE 7 — INTANGIBLE ASSETS
Intangible assets consist of the following:
	June 30, 2021
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	10 Years	$1,860,000	$(46,712)	$1,813,288
Intangible assets	5 Years	1,010,000	(50,731)	959,269
Customer relationships	7 Years	3,370,000	(120,907)	3,249,093
Patents and patent applications	Work in process	700,000	—	700,000
		$6,940,000	$(218,350)	$6,721,650
Amortization expense for the six months ended June 30, 2021 was $218,350.
Estimated amortization for intangible assets for future periods is as follows:

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 7 — INTANGIBLE ASSETS (Continued)
Year Ended December 31,
2021 (six months)	$434,714
2022	869,429
2023	869,429
2024	869,429
2025	869,429
Thereafter	2,809,220
$6,721,650
NOTE 8 — LEASES
EYME leases office space in Tel Aviv, Israel. The lease agreement commenced on May 1, 2019 and expires on June 15, 2021. The lease calls for monthly rent payments of $10,250. EYME exercised an extension option and the lease term was extended for a period of three years, through June 15, 2024, with a 3% increase in base rent.
On August 1, 2019, EYME entered into sublease with expiration date of May 14, 2021. The lease calls for monthly rent payments of $2,857. The sublease has been extended for an additional three years, through June 15, 2024.
Continental Benefits leases facilities and equipment under noncancelable operating leases through July 2025.
On January 15, 2021, Continental Benefits entered into sublease with expiration date of November 30, 2023. The sublease calls for rent payments of approximately $14,000 plus tax in monthly payments.
Operating lease expense for the six months ended June 30, 2021 and 2020 was approximately $220,750 and $57,006, respectively. Sublease income for the six months ended June 30, 2021 and 2020 was approximately $61,095 and $12,733, respectively and is included in other income within the accompanying condensed consolidated statement of operations.
The Company’s future lease payments, which are presented as current maturities of operating leases and noncurrent operating lease liabilities on the Company’s consolidated balance sheet as of June 30, 2021 and include the optional extension, are as follows:
Year Ended December 31,
2021(six months)	$416,064
2022	827,607
2023	785,908
2024	83,683
2025	12,661
Total lease payments	2,125,923
Less: imputed interest	(214,398)
Present value of lease liabilities	1,911,525
Less: current lease liabilities	(699,379)
Long-term lease liabilities	$1,212,146
The remaining lease term, including the optional extension, was 2.5-3 years as of June 30, 2021.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 8 — LEASES (Continued)
The following is a summary as of June 30, 2021, of the expected sublease income:
Year Ended December 31,
2021(six months)	$108,663
2022	222,083
2023	178,409
2024	13,527
2025	—
Thereafter	—
Total sublease income	$522,682
NOTE 9 — SHARE-BASED COMPENSATION
Stock Options
The Company has a Global Stock Incentive Plan (the “Plan”) under which the Company may grant stock options for up to 330,000 common shares. Both incentive stock options and non-qualified stock options expire ten years from the date of the grant.
The following table summarizes the stock option activity:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2021	102,741	$0.64	9.25	$1,315,512
Granted	223,170	15.12
Forfeited/Cancelled	(6,675)	0.01
Exercised	—	—
Balance at June 30, 2021	319,236	10.78	9.43	$317,567
Exercisable at June 30, 2021	61,784	$6.34	9.06	$335,243
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2020	—	$—	—	—
Granted	102,741	0.64
Forfeited/Cancelled	—	—
Exercised	—	—
Balance at June 30, 2020	102,741	0.64	9.75	932,288
Exercisable at June 30, 2020	—	$—	—	—

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 9 — SHARE-BASED COMPENSATION (Continued)
The following table summarizes the Company’s non-vested stock options:
	Non-vested Options Outstanding	Weighted- Average Grant Date Fair Value
At January 1, 2021	93,734	$5.51
Options granted	223,170	3.71
Options forfeited/cancelled	(6,675)	6.96
Options exercised	—	—
Options vested	(52,777)	4.44
At June 30, 2021	257,452	$4.24
	Non-vested Options Outstanding	Weighted- Average Grant Date Fair Value
At January 1, 2020	—	$—
Options granted	102,741	5.58
Options forfeited/cancelled	—	—
Options exercised	—	—
Options vested	—	—
At June 30, 2020	102,741	$5.58
For the six months ended June 30, 2021 and 2020, the Company recognized $158,695 and $77,669 of stock compensation expense, respectively, relating to stock options. As of June 30, 2021, there was $1,031,625 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of four years.
Restricted Stock Awards
In July 2019, the Board of Directors authorized grants of restricted stock awards (“RSAs”) through a restricted stock award purchase agreement to certain founders, consultants and advisors of the Company. Certain grants to the Company’s founders were fully vested at the date of incorporation, other grants vest over a four-year period on each anniversary of the grant date, based on continued employment, and other grants vested based on various milestones. The shares of common stock underlying the RSAs are issued upon grant.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 9 — SHARE-BASED COMPENSATION (Continued)
The following table summarizes the restricted stock awards activity:
	Restricted Stock Awards	Weighted- Average Grant Date Fair Value Per Share
Outstanding at January 1, 2021	315,922	$6.70
Granted	—	—
Forfeited/cancelled	(23,546)	8.18
Vested	(88,280)	6.52
Outstanding at June 30, 2021	204,096	$6.48
Outstanding at January 1, 2020	467,685	$6.44
Granted	—	—
Forfeited/cancelled	—	—
Vested	(39,352)	6.44
Outstanding at June 30, 2020	428,333	$6.44
For the six months ended June 30, 2021 and 2020, the Company recognized $547,311 and $563,841 of stock compensation expense, respectively, relating to RSAs. As of June 30, 2021, there was $1,235,427 of unrecognized compensation expense related to unvested restricted share awards that is expected to be recognized over a weighted-average period of 2 years.
NOTE 10 — CONVERTIBLE DEBT
Marpai Health Convertible Notes
During 2019, Marpai Health entered into convertible debt agreements (the “2019 Convertible Notes”) with several investors for aggregate principal of $1,500,000 due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes is to be automatically converted upon the Marpai Health’s next equity financing round with gross proceeds to the Marpai Health of at least $2,000,000, into the most senior class of shares of the Marpai Health issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum Marpai Health pre-money valuation of $8,000,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, at a conversion price based on the maximum Marpai Health pre-money valuation of $8,000,000 on a fully diluted basis into the most senior class of stock. In the event the Marpai Health consummates a change of control (as defined in the note) prior to the maturity date and prior to the conversion or repayment of the notes, the notes shall become due and payable upon the date of consummation of such change of control in an amount equal to the greater of: (i) 1.5 times the note amount, plus any accrued and unpaid interest; or (ii) at a price determined based on the maximum Marpai Health pre-money valuation of $8,000,000 on a fully diluted basis, immediately prior to the change of control. The 2019 Convertible Notes accrue interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.
On October 24, 2019, in connection with the software asset purchase, Marpai Health entered into a convertible debt agreement (“Purchase Note”) with the seller for a principal of $2,930,000 due five years from the note date. The Purchase Note contains the following conversion terms: Upon the occurrence of an

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 10 — CONVERTIBLE DEBT (Continued)
equity investment in the Marpai Health’s capital stock, with proceeds of at least US $10,000,000, including the amount covered by a conversion of any outstanding convertible notes and debts into shares of capital stock of the Marpai Health on or before the maturity date (a “Qualified Financing”), the holder shall be entitled to, but not obligated to, convert the balance of this note, in whole or in part, into the securities sold in the Qualified Financing at a conversion price equal to (x) the cash price paid per share for equity securities by the investors in the Qualified Financing multiplied by (y) 0.80. The Purchase Note accrues interest at 6% per annum, payable in cash at maturity or convertible to shares as previously described herein.
During 2020, Marpai Health entered into three tranches of convertible debt agreements (the “2020 Convertible Notes”) with several investors for aggregate principal of $4,125,000, comprised of $800,000 for the first tranche (“1st Tranche”) $1,500,000 for the second tranche (“2nd Tranche”), $1,900,000 for the third tranche, comprised of $1,775,000 in cash proceeds, $50,000 notes issued in exchange for legal services provided and $75,000 of cash which was funded in February 2021 (“3rd Tranche”), due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes is to be automatically converted upon Marpai Health’s next equity financing round with gross proceeds to Marpai Health of at least $2,000,000, other than initial public offering (“IPO”), into the most senior class of shares of the Marpai Health issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum Marpai Health pre-money valuation of $8,000,000 for the 1st Tranche, $16,000,000 for the 2nd Tranche and $35,000,000 for the 3rd Tranche on a fully diluted basis; or (ii) a twenty percent (20%) discount for the 1st Tranche and the 2nd Tranche, and a thirty percent (30%) discount for the 3rd Tranche on the lowest price per share paid by the investors in such a financing round. The outstanding principal amount of the 3rd Tranche and accrued interest will be converted automatically into unregistered shares of common stock of the Marpai Health concurrently with the closing of the IPO at a price 70% of the per share public offering price stated in the final prospectus for the IPO. Unless otherwise automatically converted upon an IPO or in a financing round, the notes could be converted discretionarily in certain situations, at a conversion price based the maximum Marpai Health pre-money valuation of $8,000,000 for the 1st Tranche, $16,000,000 for the 2nd Tranche and $35,000,000 for the 3rd Tranche, on a fully diluted basis into the most senior class of stock. In the event the Marpai Health consummates a change of control (as defined in the note) prior to the maturity date and prior to the conversion or repayment of the notes, the notes shall become due and payable upon the date of consummation of such change of control in an amount equal to the greater of: (i) 1.5 times the note amount, plus any accrued and unpaid interest; or (ii) net proceeds to be received if the notes had converted at a price determined based on the maximum Marpai Health pre-money valuation of $8,000,000 for the 1st Tranche, $16,000,000 for the 2nd Tranche and $35,000,000 for the 3rd Tranche, on a fully diluted basis, immediately prior to the change of control. The 2020 Convertible Notes accrue interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.
During February 2021 and March 2021, Marpai Health entered into convertible debt agreements (the “2021 Convertible Notes”) with several investors for aggregate principal of $250,000 due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes is to be automatically converted upon the Marpai Health’s next equity financing round with gross proceeds to the Marpai Health of at least $2,000,000, other than initial public offering (“IPO”), into the most senior class of shares of the Marpai Health issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum Marpai Health pre-money valuation of $35,000,000 on a fully diluted basis; or (ii) a thirty percent (30%) discount on the lowest price per share paid by the investors in such a financing round. The outstanding principal amount of and accrued interest will be converted automatically into unregistered shares of common stock of the Marpai Health concurrently with the closing of the IPO at a price 70% of the per share public offering price stated in the final prospectus for the IPO. Unless otherwise automatically converted upon an IPO or in a financing round, the notes could be converted discretionarily in certain situations, at a conversion price based on the maximum Marpai Health pre-money valuation of $35,000,000 on a fully diluted basis into the

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 10 — CONVERTIBLE DEBT (Continued)
most senior class of stock. In the event the Marpai Health consummates a change of control (as defined in the note) prior to the maturity date and prior to the conversion or repayment of the notes, the notes shall become due and payable upon the date of consummation of such change of control in an amount equal to the greater of: (i) 1.5 times the note amount, plus any accrued and unpaid interest; or (ii) net proceeds to be received if the notes had converted at a price determined based on the maximum Marpai Health pre-money valuation of $35,000,00 on a fully diluted basis, immediately prior to the change of control. The 2021 Convertible Notes accrue interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.
In connection with the Acquisition, $3,800,000 of total principal and $374,992 of total accrued interest of Marpai Health’s convertible notes, comprised of $1,500,000 of principal and $82,586 of accrued interest of the 2019 Convertible Notes and $2,300,000 of principal and $292,406 of accrued interest of the 2020 Convertible Notes, were exchanged for shares of common stock of the Company immediately prior to the Acquisition. Upon conversion of these notes, the remaining unamortized debt discount was recorded to additional paid-in-capital. All other 2020 Convertible Notes and the 2021 Convertible Notes in a total principal amount of $2,150,000 and total accrued interest of $48,458, were exchanged for new Marpai promissory notes at the same terms as the original notes.
Marpai Convertible Notes
In June 2021, the Marpai entered into convertible debt agreements (the “June 2021 Notes”) with several investors for aggregate principal of $300,000, out of which $175,000 were funded in June 2021 and $75,000 notes issued in exchange for marketing services provided, leaving $50,000 unfunded at June 30, 2021. The notes are due two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes is to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, other than initial public offering (“IPO”), into the most senior class of shares of the Company issued in such financing round at a price per share equal a thirty percent (30%) discount on the lowest price per share paid by the investors in such a financing round. The outstanding principal amount of and accrued interest will be converted automatically into unregistered shares of common stock of the Company concurrently with the closing of the IPO at a price 70% of the per share public offering price stated in the final prospectus for the IPO. Unless otherwise automatically converted upon an IPO or in a financing round, the notes could be converted discretionarily in certain situations, at a conversion price based the maximum company pre-money valuation of $48,262,000 on a fully diluted basis into the most senior class of stock. In the event the Company consummates a change of control (as defined in the note) prior to the maturity date and prior to the conversion or repayment of the notes, the notes shall become due and payable upon the date of consummation of such change of control in an amount equal to the greater of: (i) 1.5 times the note amount, plus any accrued and unpaid interest; or (ii) net proceeds to be received if the notes had converted at a price determined based on the maximum company pre-money valuation of $35,000,000 on a fully diluted basis, immediately prior to the change of control. The June 2021 Notes accrue interest at 8% per annum, payable in cash at maturity or convertible to shares.
The convertible notes and their conversion features do not meet the definition of a derivative and the embedded conversion option is not subject to bifurcation and classification in the financial statements as liabilities at fair value.
The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $ 246,230 and $175,133 for the six months ended June 30, 2021 and 2020, respectively.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 10 — CONVERTIBLE DEBT (Continued)
The aggregate balance of the convertible notes payable is as follows at:
	June 30, 2021	December 31, 2020
Convertible notes payable	$5,378,458	$8,555,000
Accrued interest	341,703	518,924
Less: unamortized debt discount	—	(111,800)
Total convertible notes payable, net	5,720,161	8,962,124
Less: current portion of convertible notes payable	(716,936)	(1,866,237)
Convertible notes payable, net of current portion	$5,003,225	$7,095,887
Minimum annual payments for the future periods are as follows:
Year Ended December 31,
2021 (six months)	$268,851
2022	2,982,750
2023	1,662,008
2024	806,552
$5,720,161
NOTE 11 — WARRANTS
Marpai Health Warrants
On January 17, 2020, Marpai Health issued warrants to an investor to purchase up to 80,000 common shares at an exercise price of $6.50 per share. The warrants were issued in connection with a certain convertible note. Marpai Health estimated the fair value of the warrants to be $213,828 based on a Black-Scholes option pricing model, and recorded it as debt discount which amortizes to interest expense over the period of the loan and as additional paid-in capital. The warrants expire and are no longer exercisable at the fifth anniversary of the date the warrants were issued.
The following assumptions were used when calculating the issuance date fair value:
Exercise price of the warrants	$6.50
Contractual life of the warrants	5 years
Current value of the underlying common stock	$9.71
Expected volatility	35.04%
Expected dividend yield	0.00%
Risk-free interest rate	1.693%
In February 2021, Marpai Health granted warrants at a purchase price of $0.25 per share to several founders of Marpai Health to purchase up to 203,333 shares of common stock at an exercise price of $36 per share. The warrants expire and are no longer exercisable at the fifth anniversary of the date the warrants were issued. The warrants were purchased for a cash payment of $50,833 which is included in additional paid-in capital as of June 30, 2021.
On April 1, 2021, as part of the Acquisition, Marpai Health’s outstanding warrants in the amount of 283,333 shares were automatically converted into warrants to purchase Marpai common stock at the same exercise price and terms they were initially granted by Marpai Health.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 11 — WARRANTS (Continued)
Marpai Warrants
In April 2021, Marpai granted warrants at a purchase price of $0.25 per share to a consultant of the Company to purchase up to 10,000 shares of common stock at an exercise price of $36 per share. The warrants expire and are no longer exercisable at the fifth anniversary of the date the warrants were issued. The warrants were purchased for a cash payment of $2,500 which is included in additional paid-in capital as of June 30, 2021.
The table below summarizes the Company’s warrant activities:
	Number of Common Shares Warrants	Exercise Price Range Per Share	Weighted Average Exercise Price
Balance at January 1, 2021	80,000	$6.50	$6.50
Granted	213,333	36.00	36.00
Forfeited	—	—	—
Exercised	—	—	—
Balance at June 30, 2021	293,333	$6.50 to 36.00	$27.95
Balance at January 1, 2020	—	$ —	$—
Granted	80,000	6.50	6.50
Forfeited	—	—	—
Exercised	—	—	—
Balance at June 30, 2020	80,000	$ 6.50	$6.50
NOTE 12 — INCOME TAXES
The effective tax rate was 2.67% and 0% for the six months ended June 30, 2021 and 2020. The effective tax rate differs from the federal tax rate of 21% for the six months ended June 30, 2021 and 2020 due primarily to the full valuation allowance, and other discrete items.
At December 31, 2020, the Company had federal and state net operating losses (“NOLs”) in the amount of $483,102 and $517,885, respectively. Federal NOLs do not expire and state NOLs will expire on various dates from 2039 to 2040.
Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.
None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”), state or foreign tax authorities.
NOTE 13 — SEGMENT INFORMATION
Research and development activities are conducted through EYME. Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 13 — SEGMENT INFORMATION (Continued)
Long-lived assets including capitalized software, property and equipment and operating lease right-of-use, by geographic region, are as follows at:
	June 30, 2021	December 31, 2020
United States	$15,512,493	$3,250,666
Israel	2,010,396	1,101,013
Total long-lived assets	$17,522,889	$4,351,679
NOTE 14 — RELATED PARTY TRANSACTIONS
The Company received consulting services from various shareholders. The total cost of these consulting services for the six months ended June 30, 2021 and 2020 was approximately $140,000 and $95,000, respectively. The accounts payable to these certain shareholders as of June 30, 2021 and December 31, 2020 was approximately $0 and $16,000, respectively.
On December 30, 2020, the Company received an advance from a certain investor for reimbursement of certain expenses. This is recorded on the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020 in the amount of $3,637 and $243,638 respectively.
NOTE 15 — ACCRUED SEVERANCE PAY
EYME’s employees are all based in Israel. Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. All of the employees of EYME elected to be included under section 14 of the Severance Pay Law, 1963 (“Section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the condensed consolidated balance sheet.
Total expenses related to severance pay amounted to approximately $55,032 and $34,763 for the six months ended June 30, 2021 and 2020, respectively.
NOTE 16 — SUBSEQUENT EVENTS THROUGH AUGUST 25, 2021
For purposes of preparing the consolidated financial statements, the Company considered events through August 25 2021, the date the consolidated financial statements were available for issuance. Management did not identify any events requiring adjustments to or disclosure in the consolidated financial statements, except those noted below
In July 2021, the Company received aggregate principal of $50,000 from an investor for the June 2021 Notes (see Note 10).
On July 29, 2021, the Company entered into a short-term promissory note with a related party which provides the Company a revolving line of credit up to $3,000,000 at annual interest rate of 6%. All outstanding principal and accrued interest are due and payable on earlier of (i) the six (6) month anniversary date hereof or (ii) initial public offering (“IPO”) date of the Company. In connection with the note, the Company issued warrants to the related party at a price equal to the per share price of the Company’s Class A Common Stock at the closing of its IPO. The number of shares exercisable is 30% of the drawn principal amount of the note, divided by the warrant price.

MARPAI, INC.AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
NOTE 16 — SUBSEQUENT EVENTS THROUGH AUGUST 25, 2021 (Continued)
In August 2021, the Company approved the repricing of 208,170 stock options under the Global Stock Incentive Plan to $11.77 per share.
NOTE 17 — SUBSEQUENT EVENTS FROM AUGUST 26, 2021 TO SEPTEMBER 22, 2021
On September 2, 2021, the Company effected a forward split at a ratio of 4.555821-for-1 to increase authorized capital shares from 50,000,000 shares of Class A common stock with a par value $0.0001 per share to 227,791,050 shares of Class A common stock with a par value of $0.0001 per share (the “2021 Forward Split”). As a result of the 2021 Forward Split, the Company has 11,147,302 shares of Class A common stock issued and outstanding as of September 2, 2021.

MARPAI HEALTH, INC. AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Marpai Health, Inc. and Subsidiary
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Marpai Health, Inc. and Subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2020 and for the period from February 14, 2019 (inception) to December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from February 14, 2019 (inception) to December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Liquidity
As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, negative cash flows from operations, and historically has relied on issuance of convertible notes to fund development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2. Our opinion is not modified with respect to this matter.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit.
We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2020.
Melville, NY
March 18, 2021

MARPAI HEALTH, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
	December 31,
	2020	2019
ASSETS:
Current assets:
Cash and cash equivalents	$1,754,569	$187,340
Restricted cash	63,363	58,936
Prepaid expenses and other current assets	262,211	16,010
Other receivables	100,038	27,857
Total current assets	2,180,181	290,143
Property and equipment, net	195,404	284,683
Capitalized software	3,818,959	3,250,000
Operating lease right-of-use assets	337,316	415,299
Total assets	$6,531,860	$4,240,125
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$159,168	$44,878
Accounts payable – related party	15,725	—
Accrued expenses	44,955	19,653
Employee and payroll accruals	223,012	47,762
Current portion of operating lease liabilities	96,472	86,971
Current portion of convertible notes payable	1,866,237	—
Due to related party	243,638	—
Total current liabilities	2,649,207	199,264
Convertible notes payable, net of current portion	7,095,887	4,534,270
Operating lease liabilities, net of current portion	283,265	379,736
Total liabilities	10,028,359	5,113,270
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 1,500,000 shares authorized; 31,250 issued and outstanding	3	3
Additional paid-in capital	2,044,373	799,743
Accumulated deficit	(5,540,875)	(1,672,891)
Total stockholders’ deficit	(3,496,499)	(873,145)
Total liabilities and stockholders’ deficit	$6,531,860	$4,240,125
The accompanying notes are an integral part of these consolidated financial statements.

MARPAI HEALTH, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2020	Period from February 14, 2019 (Inception) to December 31, 2019
Revenue	$—	$—
Cost of revenue	—	—
Gross profit	—	—
Operating expenses
Research and development	1,840,772	674,857
General and administrative	1,499,376	890,035
Sales and marketing	27,583	21,610
Total operating expenses	3,367,731	1,586,502
Operating loss	(3,367,731)	(1,586,502)
Other income (expenses)
Other income	25,846	16,902
Interest expense	(521,140)	(106,933)
Foreign exchange (loss) gain	(4,959)	3,642
Loss before provision for income taxes	(3,867,984)	(1,672,891)
Income tax expense	—	—
Net loss	$(3,867,984)	$(1,672,891)
Loss per share, basic & fully diluted	$(7.26)	$(5.28)
Weighted average number of common shares	533,137	316,746
The accompanying notes are an integral part of these consolidated financial statements.

MARPAI HEALTH, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Common Stock
	Shares	Amount	Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, February 14, 2019 (Inception)	—	$—	$—	$—	$—
Issuance of common shares in connection with asset purchase	31,250	3	249,997	—	250,000
Share-based compensation	—	—	549,746	—	549,746
Net loss	—	—	—	(1,672,891)	(1,672,891)
Balance, December 31, 2019	31,250	$3	$799,743	$(1,672,891)	$(873,145)
Fair value of warrants issued with convertible note	—	—	213,828	—	213,828
Share-based compensation	—	—	1,030,802	—	1,030,802
Net loss	—	—	—	(3,867,984)	(3,867,984)
Balance, December 31, 2020	31,250	$3	$2,044,373	$(5,540,875)	$(3,496,499)
The accompanying notes are an integral part of these consolidated financial statements.

MARPAI HEALTH, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2020	Period from February 14, 2019 (Inception) to December 31, 2019
Cash flows from operating activities:
Net loss	$(3,867,984)	$(1,672,891)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,384	23,403
Shared-based compensation	1,030,802	549,746
Amortization of right-of-use asset	77,983	48,060
Amortization of debt discount	102,028	—
Interest accrued on convertible notes payable	414,654	104,269
Professional services performed in exchange for convertible notes	50,000	—
Changes in operating assets and liabilities:
(Increase) in prepaid expense and other assets	(318,380)	(43,867)
Increase in accounts payable	114,290	44,878
Increase in accounts payable – related party	15,725	—
Increase in accrued expenses	200,552	67,415
(Decrease) increase in operating lease liabilities	(86,971)	3,348
Increase in due to related party	243,638	—
Net cash used in operating activities	(1,949,279)	(875,639)
Cash flows from investing activities:
Capitalization of software development costs	(568,959)	—
Purchase of capitalized software	—	(70,000)
Purchase of property and equipment	(30,746)	(308,085)
Reimbursement of leasehold improvements from sublease	45,640	—
Net cash used in investing activities	(554,065)	(378,085)
Cash flows from financing activities:
Proceeds from issuance of convertible notes payable	4,075,000	1,500,000
Net cash provided by financing activities	4,075,000	1,500,000
Net increase in cash, cash equivalents and restricted cash	1,571,656	246,276
Cash, cash equivalents and restricted cash at beginning of the year	246,276	—
Cash, cash equivalents and restricted cash at end of the year	$1,817,932	$246,276
Supplemental disclosure of non-cash investing and financing activity
Convertible debt issued to purchase capitalized software	$—	$2,930,000
Purchase of capitalized software asset with issuance of common shares	$—	$250,000
Initial recognition of operating lease right-of-use assets, net of lease incentive	$—	$463,359
Initial recognition of operating lease liabilities	$—	$520,759
Issuance of warrants in connection with convertible debt	$213,828	$—
Professional services performed in exchange for convertible notes	$50,000	$—
Reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheet
Cash and cash equivalents	$1,754,569	$187,340
Restricted cash	63,363	58,936
Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$1,817,932	$246,276
The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS
Marpai Health, Inc. (“Marpai”) a Delaware corporation, was incorporated on February 14, 2019. Marpai is a development stage company with no operating history and no revenues. On March 21, 2019, EYME Technologies Ltd. (“EYME”), a wholly owned subsidiary of Marpai Health, Inc located in Israel, was formed. Marpai, along with its wholly-owned subsidiary, EYME, are hereinafter referred to as the “Company”. The Company engages in developing and marketing artificial intelligence and healthcare technology for customers to analyze data to predict and prevent costly events related to diagnostic errors, hospital visits and administrative issues.
The recent global pandemic outbreak, or COVID-19, continues to adversely impact commercial activity, globally and in the United States, and has contributed to significant volatility in financial markets. The outbreak could have a continued adverse impact on economic and market conditions, including business and financial services disruption. As of the date these financial statements were available to be issued, the effects of impact are unknown and the Company will continue to monitor the potential impact of COVID-19 on the Company’s consolidated financial statements.
NOTE 2 — LIQUIDITY
The accompanying consolidated financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying consolidated financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements as of the year ended December 31, 2020, the Company has an accumulated deficit of $5,540,875 and working capital deficit of $469,026. At December 31, 2020, the Company had total debt of $9,073,924 and $1,754,569 of unrestricted cash on hand. Since inception, the Company has met its cash needs through issuing convertible notes. The Company’s cash requirements are generally for operating activities and debt repayments.
As of December 31, 2020, the Company believes cash on hand, and a commitment from its major investor to fund the Company’s operations, will allow the Company to continue as a going concern for a period of twelve months from date of the issuance of the consolidated financial statements. The Company currently has a cash position that is projected to cover the Company’s operating expenses until June 2021. If the Company has not: 1) completed its initial public offering, which is planned for late second quarter of 2021, 2) secured another private round of financing; 3) or secured enough revenue to fund its operations, then the major investor is prepared to fund the gaps so that the Company has enough liquidity to operate at least until April 2022. Total un-funded operating expenses until April 2022 are planned to be in a range of $3,500,000 to $4,500,000 based on the Company’s current projections.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with GAAP. The accompanying consolidated financial statements include the accounts of Marpai and its wholly owned subsidiary, EYME. All significant intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, valuation of stock-based compensation, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, income tax accruals and the valuation allowance for deferred income taxes. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.
Concentrations of Credit Risk
The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of December 31, 2020 and 2019 was $1,504,569 and $116,611, respectively. No losses have been incurred to date on any deposit balances.
Restricted Cash
Restricted cash includes cash held in a separate bank account pledged to a bank as collateral for a bank guarantee provided to the lessor to secure the Company’s obligations under its lease agreement.
Fair Value Measurements
The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are what market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.
The three levels of the fair value hierarchy are described below:
Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 — Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include accounts payable, accrued expenses, and debt at fixed interest rates, approximate their fair values at December 31, 2020 and 2019, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.
Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019.
Property and Equipment
Property and equipment consisting of office and computer equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives.
Useful Lives
Equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of 5 years or lease term
Capitalized Software
The Company complies with the guidance of ASC Topic 350-40, “Intangibles — Goodwill and Other — Internal Use Software”, in accounting for its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three years. Amortization commences when the software is available for its intended use.
Convertible Debt
The Company evaluates convertible debt to determine the impact (if any) of 1) embedded conversion option; 2) beneficial conversion feature; 3) bifurcation; 4) derivative liability; and 5) fair value adjustments and other expenses thereto. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC Topic 470, “Debt” (“ASC 470”), the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”).
Conventional convertible debt is a financial instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash. Conventional convertible debt, for which the fair value option is not elected at issuance, is accounted for as straight debt with no accounting recognition of the embedded equity option.
The convertible debt the Company issued has the following typical characteristics:
•
The debt security is convertible into the common stock of the issuer at a specified price or price that can be measured at the option of the holder.

•
The debt security was sold at a price or has a value at issuance not significantly in excess of the face amount.

•
It bears an interest rate that is lower than the Company would obtain for nonconvertible debt.

•
If converted, the Company must deliver shares of its stock to the investor (i.e., physical settlement). There is no cash conversion feature by which the convertible debt can be settled in full or in part in cash upon conversion.

•
The initial conversion price of the security is greater than the market value of the common stock at time of issuance and there is no beneficial conversion feature (“BCF”) upon issuance to be bifurcated and separately accounted for.

Since the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company accounts for convertible debt instruments in accordance with ASC 470-20, Debt with Conversion and Other Options.
Income Taxes
The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2020 and 2019.
Share-Based Compensation
The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation — Stock Compensation”. In addition, the Company issues stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of ASC 2018-07. Compensation expense is measured at the grant date, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant.
For modification of stock compensation awards, the Company records the incremental fair value of the modified award as stock-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification.
For options granted to non-employees, the expected life of the option used is the contractual term of each such option. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees.
For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price, which is determined by a 409a valuation, and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts. If factors change and the Company employs different assumptions, stock-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining stock-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining stock-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.
The fair value of options and share awards granted under the stock option plan during the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:
	2020	2019
Risk-free interest rates	0.285 – 1.399%	1.445%
Expected life	5 – 6.25 years	6.25 years
Expected volatility	34.60 – 41.07%	34.70%
Expected dividend yield	0.00%	0.00%
Foreign Currency Translation
For non-U.S. operations, the functional currency is U.S. dollars since these operations are a direct and integral component or extension of the parent Company’s operations. As a result, the transactions of those operations that are denominated in foreign currencies are re-measured into U.S. dollars, and any resulting gains or losses are included in earnings. Foreign currency loss was recognized in the amount of $4,959 for the year ended December 31, 2020 and foreign currency gain was recognized in the amount of $3,642 for the period from February 14, 2019 (inception) to December 31, 2019 and is included in other expenses in the consolidated statement of operations.
Foreign Operations
Operations outside the United States include a subsidiary in Israel. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.
Research and Development
Research and development costs incurred prior to the application development stage of the Company’s internal use software are expensed as incurred. Research and development costs prior to the application development stage amounted to $1,840,772 and $674,857 for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019, respectively.
Earnings Per Share
Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share are calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At December 31, 2020 and 2019, there were 1,196,601 and 716,851 common share equivalents, respectively. For the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019, these potential shares were excluded from the shares used to calculate diluted earnings per share. These securities were not included in the computation of diluted net earnings per share as their effect would have been antidilutive.
Segments
Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the

Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 12 to the consolidated financial statements.
Leases
In February 2016, the FASB issued Accounting Standard Update, or (“ASU”), No. 2016-02, Leases (“Topic 842”), to enhance the transparency and comparability of financial reporting related to leasing arrangements. The Company adopted the standard effective February 14, 2019 (inception). At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right of use assets are recorded based on the present value of lease payments over the expected lease term and adjusted for lease incentives. Lease incentives are recognized when earned and reduce our operating lease asset related to the lease. They are amortized through the operating lease assets as reductions of lease expense over the lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Options to extend or terminate a lease are included in the calculation of the lease term to the extent that the option is reasonably certain of exercise. The Company has concluded that it is reasonably certain it would exercise such options; therefore, the lease term includes the extension period stated within the lease.
Leases with an initial term of 12 months or less that do contain purchase options or renewal terms that the Company is reasonably certain to exercise are not recorded on the consolidated balance sheet. The Company recognizes the lease expense for such leases on a straight-line basis in the consolidated statement of operations over the lease term. As a result, the Company does not recognize deferred rent on the consolidated balance sheet.
On May 1, 2019, the Company recorded right-of-use assets and corresponding lease liabilities of $463,359 and $520,759, respectively, based on the present value of the minimum rental payments utilizing an incremental borrowing rate of 8.43%. The right-of-use asset reflects a reduction of $57,400 for lease incentives. As of December 31, 2020, the right-of-use assets and corresponding lease liabilities in the Company’s consolidated balance sheet were $337,316 and $379,737, respectively. The adoption of this standard did not have a material impact on the Company’s consolidated statement of operations and consolidated statement of cash flows.
Recently Adopted Accounting Pronouncements
In November 2019, the FASB issued ASU No. 2019-08 “Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration Payable to a Customer.” ASU No. 2019-08 amends and clarifies ASU No. 2018-07, which was adopted by the Company on January 1, 2019, to require that an entity measure and classify share-based payment awards granted to a customer by applying the guidance in Topic 718. For entities that have already adopted the amendments in ASU No. 2018-07, the amendments in this ASU are effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its unaudited consolidated financial statements.
In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance will not have a material impact on its consolidated financial statements.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06.
ASU 2020-06 also requires that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or share. This amendment removes current guidance that allows an entity to rebut this presumption if it has a history or policy of cash settlement. Furthermore, ASU 2020-06 requires the application of the if converted method for calculating diluted earnings per share, the treasury stock method will be no longer available. In addition, ASU 2020-06 clarifies that an average market price should be used to calculate the diluted EPS denominator in cases in which the exercise prices may change on the basis of an entity’s share price or changes in the entity’s share price may affect the number of shares that may be used to settle a financial instrument and that an entity should use the weighted-average share count from each quarter when calculating the year-to-date weighted-average share. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company’s credit facilities already contain comparable alternative reference rates that would automatically take effect upon the LIBOR phase out, and it is also reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU No. 2019-12 is intended to simplify various aspects related to accounting for income taxes, eliminates certain exceptions to the general principles in ASC Topic 740 related to intra-period tax allocation, simplifies when companies recognize deferred taxes in an interim period, and clarifies certain aspects of the current guidance to promote consistent application. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2021. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.
NOTE 4 — PROPERTY AND EQUIPMENT
Property and equipment consist of the following at:
	December 31, 2020	December 31, 2019
Equipment	$25,892	$11,200
Furniture and fixtures	76,493	76,493
Leasehold improvements	190,806	220,393
Total cost	293,191	308,086
Accumulated depreciation	(97,787)	(23,403)
Property and equipment, net	$195,404	$284,683
The Company received $45,640 as reimbursement for leasehold improvements from sublease during the year ended December 31, 2020. Depreciation expense for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019 was $74,384 and $23,403, respectively, and is included in research and development expense in the consolidated statement of operations.

NOTE 5 — CAPITALIZED SOFTWARE
On August 12, 2019, the Company entered into an asset purchase agreement for a software system for research, analysis and prediction of security related events for law enforcement agencies (the “Purchased Assets”). The Company intends to customize the acquired software system for purposes of porting it to the cloud and making it available in a software as a service (“SaaS”) model to accommodate for healthcare usage and compliance with healthcare privacy and security regulation.
The purchase price of the Purchased Assets was $3,250,000, which consisted of $70,000 in cash, $250,000 for the fair value of the issuance of 31,250 common shares of the Company, and $2,930,000 for the issuance of a convertible promissory note.
On August 31, 2020, the software system project reached the development stage. The Company capitalized direct internal and external costs of $568,959 as of December 31, 2020. There was no amortization for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019 as the assets had not yet been placed in service.
NOTE 6 — LEASES
In May 2019, EYME entered into a lease agreement for office space in Tel Aviv, Israel. The lease agreement commenced on May 1, 2019 and expires on June 15, 2021. The lease calls for monthly rent payments of $10,250. The lease agreement includes an extension option for an additional period of thirty-six months which includes an increase in base rent of three percent. EYME recognized a right-of-use asset of $463,359 and operating lease liabilities of $520,759. EYME has recorded operating lease expense in the amount of $114,012 and $76,008 during the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019, respectively.
On August 1, 2019, EYME entered into sublease with expiration date of May 14, 2021. The lease calls for rent payments of $2,857 in monthly payments. Sublease income for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019 was $25,846 and $16,902, respectively, and is included in other income within the accompanying consolidated statement of operations.
The Company’s future lease payments, which are presented as current maturities of operating leases and noncurrent operating lease liabilities on the Company’s consolidated balance sheet as of December 31, 2020 are as follows:
2021	$124,845
2022	126,690
2023	126,690
2024	61,978
Total lease payments	440,203
Less: imputed interest	(60,466)
Present value of lease liabilities	379,737
Less: current lease liabilities	(96,472)
Long-term lease liabilities	$283,265
The remaining lease term was 3.5 years as of December 31, 2020.
NOTE 7 — STOCK-BASED COMPENSATION
Stock Options
In October 2019, the Company adopted the Global Stock Incentive Plan (the “Plan”) under which the Company may grant stock options for up to 150,000 common shares. Both incentive stock options and non-qualified stock options expire ten years from the date of the grant.
The following table summarizes the stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2019	—	$—
Granted	102,741	0.64
Forfeited/Expired	—	—
Exercised	—	—
Balance at December 31, 2020	102,741	0.64	9.25	$1,315,512
Exercisable at December 31, 2020	9,007	$0.01	9.25	$120,966
The following table summarizes the Company’s non-vested stock options:
	Non-vested Options Outstanding	Weighted-Average Grant Date Fair Value
At December 31, 2019	—	$—
Options granted	102,741	5.59
Options forfeited/cancelled	—	—
Options exercised	—	—
Options vested	(9,007)	6.43
At December 31, 2020	93,734	$5.51
For the year ended December 31, 2020, the Company recognized $149,483 stock compensation expense relating to stock options. As of December 31, 2020, there was $425,037 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of four years.
Restricted Stock Awards
In July 2019, the Board of Directors authorized grants of restricted stock awards (“RSAs”) through a restricted stock purchase agreement to certain founders, consultants and advisors of the Company. The fair value of the RSAs were determined based on a Black-Scholes valuation on the date of grant and will be recognized as stock-based compensation expense over the requisite service period. Certain grants to the Company’s founders were fully vested at the date of incorporation, other grants vest over a four-year period on each anniversary of the grant date, based on continued employment, and other grants vested based on various milestones. At December 31, 2020, there were 355,274 RSAs outstanding and 596,124 RSAs vested. The shares of common stock underlying the RSAs are not considered issued and outstanding until vested and common stock is issued.
The following table summarizes the restricted stock unit activity:
	Restricted Stock Units	Weighted-Average Grant Date Fair Value Per Share
At February 14, 2019	—	$—
Granted	921,898	6.44
Vested	(454,213)	6.44
Outstanding at December 31, 2019	467,685	6.44
Granted	29,500	9.71
Exercised	—	—
Vested	(141,911)	6.54
Outstanding at December 31, 2020	355,274	$6.67

For the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019, the Company recognized $881,319 and $549,746 of stock compensation expense, respectively, relating to RSAs. As of December 31, 2020, there was $1,694,301 of unrecognized stock-based compensation expense related to non-vested RSAs, which is expected to be recognized over a weighted average period of 2.65 years.
NOTE 8 — CONVERTIBLE DEBT
During 2019, the Company entered into convertible debt agreements (the “2019 Convertible Notes”) with several investors for aggregate principal of $1,500,000 due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes is to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $8,000,000 on a fully diluted basis; or (ii) a twenty percent (20%) discount on the lowest price per share paid by the investors in such a financing round. Unless otherwise automatically converted in such financing round, the notes could be converted discretionarily in certain situations, at a conversion price based on the maximum company pre-money valuation of $8,000,000 on a fully diluted basis into the most senior class of stock. In the event the Company consummates a change of control (as defined in the note) prior to the maturity date and prior to the conversion or repayment of the notes, the notes shall become due and payable upon the date of consummation of such change of control in an amount equal to the greater of: (i) 1.5 times the note amount, plus any accrued and unpaid interest; or (ii) at a price determined based on the maximum company pre-money valuation of $8,000,000 on a fully diluted basis, immediately prior to the change of control. The 2019 Convertible Notes accrue interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.
On October 24, 2019, in connection with the software asset purchase, the Company entered into a convertible debt agreement (“Purchase Note”) with the seller for a principal of $2,930,000 due five years from the note date. The Purchase Note contains the following conversion terms: Upon the occurrence of an equity investment in the Company’s capital stock, with proceeds of at least US $10,000,000, including the amount covered by a conversion of any outstanding convertible notes and debts into shares of capital stock of the Company on or before the maturity date (a “Qualified Financing”), the holder shall be entitled to, but not obligated to, convert the balance of this note, in whole or in part, into the securities sold in the Qualified Financing at a conversion price equal to (x) the cash price paid per share for equity securities by the investors in the Qualified Financing multiplied by (y) 0.80. The Purchase Note accrues interest at 6% per annum, payable in cash at maturity or convertible to shares as previously described herein.
During 2020, the Company entered into three tranches of convertible debt agreements (the “2020 Convertible Notes”) with several investors for aggregate principal of $4,125,000, comprised of $800,000 for the first tranche (“1st Tranche”) $1,500,000 for the second tranche (“2nd Tranche”), $1,900,000 for the third tranche, comprised of $1,775,000 in cash proceeds, $50,000 notes issued in exchange for legal service provided and $75,000 of cash which was funded in February 2021 (“3rd Tranche”), due, in each case, two years from the note date, at the following conversion terms: The outstanding principal balance and unpaid accrued interest of the notes is to be automatically converted upon the Company’s next equity financing round with gross proceeds to the Company of at least $2,000,000, other than initial public offering (“IPO”), into the most senior class of shares of the Company issued in such financing round at a price per share equal to the lesser of the following: (i) a price determined based on the maximum company pre-money valuation of $8,000,000 for the 1st Tranche, $16,000,000 for the 2nd Tranche and $35,000,000 for the 3rd Tranche on a fully diluted basis; or (ii) a twenty percent (20%) discount for the 1st Tranche and the 2nd Tranche, and a thirty percent (30%) discount for the 3rd Tranche on the lowest price per share paid by the investors in such a financing round. The outstanding principal amount of the 3rd Tranche and accrued interest will be converted automatically into unregistered shares of common stock of the Company concurrently with the closing of the IPO at a price 70% of the per share public offering price stated in the final prospectus for the IPO. Unless otherwise automatically converted upon an IPO or in a financing round, the notes could be converted discretionarily in certain situations, at a conversion price based the maximum company pre-money valuation of $8,000,000 for the 1st Tranche, $16,000,000 for the 2nd Tranche and $35,000,000 for the 3rd Tranche, on a fully diluted basis into the most senior class of stock. In the event the

Company consummates a change of control (as defined in the note) prior to the maturity date and prior to the conversion or repayment of the notes, the notes shall become due and payable upon the date of consummation of such change of control in an amount equal to the greater of: (i) 1.5 times the note amount, plus any accrued and unpaid interest; or (ii) net proceeds to be received if the notes had converted at a price determined based on the maximum company pre-money valuation of $8,000,000 for the 1st Tranche, $16,000,000 for the 2nd Tranche and $35,000,000 for the 3rd Tranche, on a fully diluted basis, immediately prior to the change of control. The 2020 Convertible Notes accrue interest at 8% per annum, payable in cash at maturity or convertible to shares as previously described herein.
Management determined that the convertible notes and their conversion features do not meet the definition of a derivative and the embedded conversion option is not subject to bifurcation and classification in the financial statements in liabilities at fair value.
The Company recorded interest expense pursuant to the stated interest rates on the convertible notes in the amount of $414,654 and $104,270 for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019, respectively.
The aggregate balance of the convertible notes payable is as follows at:
	December 31 2020	December 31, 2019
Convertible notes payable	$8,555,000	$4,430,000
Accrued interest	518,924	104,270
Less: unamortized debt discount	(111,800)	—
Total convertible notes payable, net	$8,962,124	$4,534,270
Less: current portion of convertible notes payable	(1,866,237)	—
Convertible notes payable, net of current portion	$7,095,887	$4,534,270
Minimum annual payments for the future periods are as follows:
Year Ended December 31,
2021	$1,866,237
2022	5,289,388
2023	1,046,344
2024	871,955
$9,073,924
NOTE 10 — WARRANTS
On January 17, 2020, the Company issued warrants to an investor to purchase up to 80,000 common shares at an exercise price of $6.50 per share. The warrants were issued in connection with a certain convertible note. The Company estimated the fair value of the warrants to be $213,828 based on a Black-Scholes option pricing model, and recorded it as debt discount which amortizes to interest expense over the period of the loan and as additional paid-in capital. The warrants expire and are no longer exercisable at the fifth anniversary of the date the warrants were issued.
The following assumptions were used when calculating the issuance date fair value:
Exercise price of the warrants	$6.50
Contractual life of the warrants	5 years
Current value of the underlying common stock	$9.71
Expected volatility	35.04%
Expected dividend yield	0.00%
Risk-free interest rate	1.693%

NOTE 11 — INCOME TAXES
The effective tax rate was 30.35% and 34.61% for the years ended December 31, 2020 and for the period from February 14, 2019 (inception) to December 31, 2019. The effective tax rate differs from the federal tax rate of 21% for the years ended December 31,2020 and for the period from February 14, 2019 (inception) to December 31, 2019 due to the valuation allowance, and other discrete items.
At December 31, 2020, the Company had federal and state net operating losses (“NOLs”) in the amount of $483,102 and $517,885. Federal NOLs do not expire and state NOLs will expire on various dates from 2039 to 2040.
	Federal	States
Expire in 2039	$—	$98,494
Expire in 2040	—	226,566
Indefinite life	483,102	192,825
Total	$483,102	517,885
The Company is in process of evaluating the effects that a change in ownership under Internal Revenue Code Section 382, may limit the potential utilization of its NOLs going forward.
Temporary differences which give rise to a significant portion of deferred tax assets are as follows at:
	December 31, 2020	December 31, 2019
Startup costs	463,690	$171,092
Stock compensation – RSAs	434,384	190,270
Net operating loss – Federal	101,452	20,684
Net operating loss – State	46,209	11,944
	1,045,735	393,990
Less: Valuation allowance	(1,045,735)	(393,990)
Net deferred tax asset	$—	$—
Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.
Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, as of December 31, 2020, a valuation allowance of $1,045,735 has been recorded to recognize the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.
None of the Company’s Federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”), state or foreign tax authorities.
NOTE 12 — SEGMENT INFORMATION
Research and development activities are conducted through EYME. Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year.

Long-lived assets including capitalized software, property and equipment and operating lease right-of-use, by geographic region, are as follows at:
	December 31, 2020	December 31, 2019
United States	$3,250,666	$3,250,000
Israel	1,101,013	699,981
Total long-lived assets	$4,351,679	$3,949,981
NOTE 13 — RELATED PARTY TRANSACTIONS
The Company received consulting services from various shareholders. The total cost of these consulting services for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019 was approximately $436,000 and $329,000, respectively. The accounts payable to these certain shareholders as of December 31, 2020 and December 31, 2019 was $16,000 and $0, respectively.
On December 30, 2020, the Company received an advance from a certain investor for reimbursement of certain expenses. This is recorded on the consolidated balance sheet as of December 31, 2020 in the amount of $243,638.
NOTE 14 — ACCRUED SEVERANCE PAY
EYME’s employees are all based in Israel. Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. All of the employees of EYME elected to be included under section 14 of the Severance Pay Law, 1963 (“Section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the consolidated balance sheet.
Total Company expenses related to severance pay amounted to approximately $80,000 and $8,500 for the year ended December 31, 2020 and the period from February 14, 2019 (inception) to December 31, 2019, respectively.
NOTE 15 — STOCKHOLDERS’ DEFICIT
In October 2019, the Company issued 31,250 shares of common stock in connection with the purchase of the software asset (see Note 5). The fair value of the common stock was $250,000 based on the fair value of the common shares at the date they were issued.
NOTE 16 — SUBSEQUENT EVENTS
For purposes of preparing the consolidated financial statements, the Company considered events through March 18, 2021, the date the consolidated financial statements were available for issuance. Management did not identify any events requiring adjustments to or disclosure in the consolidated financial statements, except those noted below.
On January 29, 2021, the Company entered into a transaction to acquire Continental Benefits, LLC (“Continental”). The companies are currently in the process of, among other things, due diligence, the execution of a definitive agreement, obtaining necessary board of director and stockholder approvals and satisfaction of other customary conditions.
On February 11, 2021, the Board approved the increase of total stock options the Company may grant under the Stock Incentive Plan to 230,000 common shares.
In February 2021, the Company received aggregate principal of $75,000 from several investors for the 3rd Tranche of convertible note (see Note 8).

In February 2021, the Company granted warrants at a purchase price of $0.25 per share to several founders of the Company at an exercise price of $36 per share. The warrants were purchased in exchange for $50,833 cash paid.
In February 2021, the Company cancelled grants of 30,000 RSAs to consultants and granted 48,500 stock options under the Global Stock Incentive Plan as replacement. The options’ exercise price is $18.42. The options expire ten years from the date of the grant.

CONTINENTAL BENEFITS, LLC AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Advisors and
Member of Continental Benefits LLC and Subsidiary
Results of Review of Interim Financial Information
We have reviewed the condensed consolidated balance sheet of Continental Benefits LLC and Subsidiary (the “Company”) as of March 31, 2021, and the related condensed consolidated statements of operations for the three- month periods ended March 31, 2021 and 2020, and condensed consolidated statements of changes in member’s equity and statements of cash flows for the three-month periods then ended, and the related notes (collectively referred to as the “interim consolidated financial statements”). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the year then ended (not presented herein); and in our report dated March 23, 2021, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2020, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.
Emphasis of Matter Regarding Liquidity
As discussed in Note 2 to the condensed consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations, and historically has relied on member contributions for the development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2.
Basis for Review Results
These interim consolidated financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB and in accordance with Statements for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB and auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We have served as the Company’s auditor since 2020.
Melville, NY
June 29, 2021

Continental Benefits, LLC and Subsidiary
Consolidated Balance Sheets
	March 31, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets
Cash	$4,579,903	$6,982,163
Restricted cash	6,622,035	6,889,701
Accounts receivable – net
Trade	56,703	37,489
Unbilled	35,528	41,208
Prepaid expenses	131,413	193,406
Total current assets	11,425,582	14,143,967
Property and equipment – net	1,338,195	1,469,400
Operating lease right-of-use assets	1,532,925	1,658,935
Deposits	54,869	54,869
Total assets	$14,351,571	$17,327,171
LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$925,608	$529,224
Deferred revenue	1,606,960	777,041
Accrued and other current liabilities:
Accrued compensation	894,191	985,220
Accrued fiduciary obligations	4,070,908	5,949,654
Accrued performance guarantees	200,914	207,916
Accrued penalties	853,405	1,532,185
Other accrued liabilities	39,373	56,615
Operating lease liabilities, current	585,204	570,312
Total current liabilities	9,176,563	10,608,167
Operating lease liabilities, non-current portion	1,131,042	1,281,362
Long term sublease deposit	45,000	—
Total liabilities	10,352,605	11,889,529
COMMITMENTS AND CONTINGENCIES
Member’s equity
General member’s interest	62,393,788	62,080,334
Accumulated deficit	(58,394,822)	(56,642,692)
Total member’s equity	3,998,966	5,437,642
Total liabilities and member’s equity	$14,351,571	$17,327,171
The accompanying notes are an integral part of these consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Consolidated Statements of Operations
	Three Months Ended March 31,
	2021	2020
Net sales	$4,215,082	$5,274,224
Cost of revenue
Service fees	2,306,355	2,723,925
Direct expense – claims	424,137	571,245
Direct expense – member services	365,783	474,640
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	3,096,275	3,769,810
Gross profit	1,118,807	1,504,414
Operating expenses
Administrative	1,045,397	1,889,382
Information technology	865,966	1,342,691
Sales and marketing	628,487	797,240
Facilities	184,718	199,360
Depreciation	162,373	144,709
Total operating expenses	2,886,941	4,373,382
Operating loss	(1,768,134)	(2,868,968)
Other non operating income
Interest income	—	11,221
Other income	16,004	—
Total non operating income	16,004	11,221
Net loss	$(1,752,130)	$(2,857,747)
The accompanying notes are an integral part of these consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Consolidated Statements of Changes in Member’s Equity
	Contributed Capital	Accumulated Deficit	Total
Balance at December 31, 2019	$53,250,039	$(44,104,511)	$9,145,528
Distributions	(1,173,524)	—	(1,173,524)
Net loss	—	(2,857,747)	(2,857,747)
Balance at March 31, 2020 (Unaudited)	$52,076,515	$(46,962,258)	$5,114,257
Balance at December 31, 2020	$62,080,334	$(56,642,692)	$5,437,642
Contributions	313,454	—	313,454
Net loss	—	(1,752,130)	(1,752,130)
Balance at March 31, 2021 (Unaudited)	$62,393,788	$(58,394,822)	$3,998,966
The accompanying notes are an integral part of these consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Consolidated Statements of Cash Flows
	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(1,752,130)	$(2,857,747)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	162,373	144,709
Amortization of right-of-use asset	126,010	118,921
Changes in operating assets and liabilities:
Accounts receivable	(19,214)	158,642
Unbilled receivables	5,680	661,901
Prepaid expenses and other assets	61,993	8,161
Accounts payable	396,384	(580,293)
Deferred revenue	829,919	867,647
Operating lease liabilities	(135,428)	(122,081)
Other accrued liabilities	(2,672,799)	(79,439)
Net cash used in operating activities	(2,997,212)	(1,679,579)
Cash flows from investing activities
Purchase of property and equipment	(31,168)	(109,225)
Deposits	45,000	(3,500)
Net cash provided by (used in) investing activities	13,832	(112,725)
Cash flows from financing activities
Capital contributions (distributions)	313,454	(1,173,524)
Net cash provided by (used in) financing activities	313,454	(1,173,524)
Net decrease in cash and restricted cash	(2,669,926)	(2,965,828)
Cash and restricted cash at beginning of period	13,871,864	12,100,423
Cash and restricted cash at ending of period	$11,201,938	$9,134,595
Reconciliation of cash and restricted cash to the balance sheets:
Cash	$4,579,903	$4,165,579
Restricted cash	6,622,035	4,969,016
Total cash and restricted cash	$11,201,938	$9,134,595
The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements
Note 1 — Nature of Business
Continental Benefits, LLC (“Continental” or “Continental Benefits”) and its wholly owned subsidiary, WellSystems, LLC (“WellSystems”), (collectively, the “Company”) provide benefits outsourcing services to clients in the United States across multiple industries. The Company’s backroom administration and third-party administration (“TPA”) services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, the Company provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing services. Continental and WellSystems are Florida limited liability companies.
Continental provides the technology platform, consisting of fully integrated billing and enrollment, claims administration, and customer service to administer the TPA services. Continental engages primarily in selling and customer relationship activities for supported clients. For the three months ended March 31, 2021 and 2020, there was no significant activity in WellSystems.
Note 2 — Liquidity
The accompanying condensed consolidated financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying condensed consolidated financial statements at March 31, 2021, the Company has an accumulated deficit of $58,394,822 and has working capital of $2,249,019. At March 31, 2021, the Company has no debt and $4,579,903 of unrestricted cash on hand. We have historically met our cash needs through a combination of cash flows from operating activities, and periodic contributions from our member. Our cash requirements are generally for operating activities.
Effective April 1, 2021, Continental is a wholly owned subsidiary of Marpai, Inc. (see Note 10 — Subsequent Events). The major investor of Marpai, Inc. has committed to financially support operations for the next twelve months from issuance of these financial statements.
Note 3 — Summary of Significant Accounting Policies
Basis of Presentation
These condensed consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2020. The results of operations for the three-months ended March 31, 2021 and 2020 are not necessarily indicative of the results for the full years.
The financial information as of December 31, 2020 presented in the unaudited condensed consolidated financial statements is derived from the audited consolidated financial statements for the year ended December 31, 2020.
Continental and WellSystems have been affiliated through common ownership since inception. Effective October 1, 2017, the former common control investors in WellSystems assigned 100 percent of their membership interests in WellSystems to Continental, thereby making WellSystems a wholly owned subsidiary of Continental. The restructuring resulted in no change to the carrying amounts of WellSystems’ assets and liabilities. The accompanying condensed consolidated financial statements present the accounts of WellSystems, LLC and Continental Benefits, LLC on a consolidated basis. As described in Note 1, there

Note 3 — Summary of Significant Accounting Policies (Continued)
was no significant activity for the three months ended March 31, 2021 and 2020 at the WellSystems level. During 2018, the operations of WellSystems were transferred to Continental as the activities were integrated with Continental. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include, but are not limited to, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, and the likelihood of payment of client performance guarantees. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.
Fair Value Measurements
The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.
The three levels of the fair value hierarchy are described below:
Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 — Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 — Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, accounts payable, and accrued expenses, approximate their fair values principally due to the short-term nature, maturities or nature of interest rates of the above listed items.
Cash and Cash Equivalents
Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts. The company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of March 31, 2020 and December 31, 2020 were approximately $4,100,000 and $6,500,000, respectively. No losses have been incurred to date on any deposit balances.
Restricted Cash
Restricted cash balances are composed of funds held on behalf of clients in a fiduciary capacity. Fiduciary funds generally cannot be utilized for general corporate purposes and are not a source of

Note 3 — Summary of Significant Accounting Policies (Continued)
liquidity for the Company. A corresponding fiduciary obligation, included in current liabilities in the accompanying consolidated balance sheets, exists for disbursements to be made on behalf of clients and at times may be more than the restricted cash balance if payment from customers has not been received.
Trade Accounts Receivable
Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month.
The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on historical write-off experience and the aging of outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has determined that no allowance for doubtful accounts was necessary as of March 31, 2021 and 2020.
Concentration of Credit Risk
No customer accounted for greater than 10% of total revenue during for the three months ended March 31, 2021 and 2020. At March 31, 2021, three customers accounted for greater than 10% of accounts receivable, respectively. At December 31, 2020, four customers accounted for 42%, 24%, 22% and 10% of accounts receivable, respectively.
Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value.
Property and Equipment
Property and equipment are recorded at cost. The straight-line method is used for computing depreciation. Assets are depreciated over their estimated useful lives, ranging from three to five years. Typically, IT equipment and software are depreciated over three years and furniture and fixtures are depreciated over five years. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.
Software Development Costs
The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives, generally three years. Amortization commences when the software is available for its intended use. Costs associated with upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenue and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenue are impaired and expensed during the period of such determination.

Note 3 — Summary of Significant Accounting Policies (Continued)
The Company capitalized approximately $0 and $37,000 of internally developed software costs during the three months ended March 31, 2021 and 2020, respectively.
Income Taxes
The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Taxable income and losses of the Company are reported on the income tax returns of the Company’s member, and no provision for federal income taxes has been recorded in the accompanying consolidated financial statements.
Revenue Recognition
Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As the Company completes its performance obligations, which are identified below, it has an unconditional right to consideration, as outlined in the Company’s contracts.
Contract Balances
At March 31, 2021 and December 31, 2020, the balances of the Company’s accounts receivable from contracts with customers were $56,703 and $37,489, respectively. At March 31, 2021 and December 31, 2020, the balances of the Company’s unbilled receivables from contracts with customers were $35,528 and $41,208, respectively. When the Company receives consideration from a customer prior to transferring services to the customer under the terms of the customer contracts, it records deferred revenue on the Company’s condensed consolidated balance sheet, which represents a contract liability. At March 31, 2021 and December 31, 2020, the balances of the deferred revenue were $1,606,960 and $777,041, respectively. At March 31, 2021 and December 31, 2020, the Company had performance guarantee liabilities of $200,914 and $207,916, respectively. The Company anticipates that it will satisfy all of its performance obligations associated with its contract liabilities within a year.
Significant Payment Terms
Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. Invoices for services performed over time are typically sent to customers on the last business day of each calendar month in arrears. The Company does not offer discounts if the customer pays some or all of an invoiced amount prior to the due date.
Consideration paid for services rendered by the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services.
The Company uses the practical expedient not to account for significant financing components because the period between recognition and collection does not exceed one year for most of the Company’s contracts.
Timing of Performance Obligations
Most of the Company’s contracts with customers obligate it to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, and benefit billing. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report the claim, and control of these services is transferred to the customer. The Company has the right to receive payment for all services rendered.
Determining and Allocating the Transaction Price
The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer.

Note 3 — Summary of Significant Accounting Policies (Continued)
To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.
The Company’s contracts with customers have fixed fee prices that are denominated per employee per month. The Company includes amounts of variable consideration in a contract’s transaction price only to the extent that the Company has a relatively high level of confidence that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence including customer service metrics and cost savings metrics that supports its qualitative assessment of whether revenue would be subject to a significant reversal. The Company considers all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.
Advertising
Advertising costs are expensed as incurred. Advertising costs amounted to $19,230 and $6,410 for the three months ended March 31, 2021 and 2020, respectively.
Segments
Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.
Leases
At lease inception, the Company determines whether an arrangement is or contains a lease. Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities, and noncurrent operating lease liabilities in the consolidated financial statements. ROU assets represent the Company’s right to use leased assets over the term of the lease. Lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term.
For operating leases, ROU assets and lease liabilities are recognized at the commencement date. The lease liability is measured as the present value of the lease payments over the lease term. The Company uses the rate implicit in the lease if it is determinable. When the rate implicit in the lease is not determinable, the Company uses its incremental borrowing rate at the commencement date of the lease to determine the present value of the lease payments. The incremental borrowing rate is the rate incurred to borrow on a collateralized basis over a similar term for an amount equal to the lease payments in a similar economic environment. Operating ROU assets are calculated as the present value of the remaining lease payments plus unamortized initial direct costs plus any prepayments less any unamortized lease incentives received. Lease terms may include renewal or extension options to the extent they are reasonably certain to be exercised. The assessment of whether renewal or extension options are reasonably certain to be exercised is made at lease commencement. Factors considered in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of any leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option were not exercised. Lease expense is recognized on a straight-line basis over the lease term. The Company has elected not to recognize an ROU asset and obligation for leases with an initial term of twelve months or less. The expense associated with short term leases is included in lease expense in the statement of income.
Leases with an initial term of twelve months or less that do contain purchase options or renewal terms that the Company is reasonably certain to exercise are not recorded on the consolidated balance sheet. The

Note 3 — Summary of Significant Accounting Policies (Continued)
Company recognizes the lease expense for such leases on a straight-line basis in the consolidated statement of operations over the lease term. As a result, the Company does not recognize deferred rent on the consolidated balance sheet. To the extent a lease arrangement includes both lease and non-lease components, the Company has elected to account for the components as a single lease component.
Recently Adopted Accounting Pronouncements
On January 1, 2020, the Company adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and elected the optional transition method to apply the transition provisions from the effective date of adoption. The comparative periods presented herein reflect the former accounting guidance and the required comparative disclosures are included in Note 5- Leases. There was no cumulative-effect adjustment to beginning retained earnings as a result of adopting ASC 842. The objective of this ASU, along with several related ASUs issued subsequently, is to increase transparency and comparability between organizations that enter into lease agreements. For lessees, the key difference of the new standard from the previous guidance (Topic 840) is the recognition of a right-of-use (ROU) asset and lease liability on the balance sheet. The most significant change is the requirement to recognize ROU assets and lease liabilities for leases classified as operating leases. The standard requires disclosures to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.
In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.
In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606.” ASU No. 2018-18 was issued to resolve the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The adoption of this standard did not have any material effect on the Company’s consolidated financial statements or any component of member’s equity.
In August 2018, the FASB issued ASU No. 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

Note 3 — Summary of Significant Accounting Policies (Continued)
Recently Issued Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company is reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.
Note 4 — Property and Equipment
Property and equipment consist of the following at:
	March 31, 2021	December 31, 2020
Software	$1,936,882	$1,932,534
Office equipment	382,845	382,119
Furniture and fixtures	152,734	159,331
Leasehold improvements	269,846	259,519
Total cost	2,742,307	2,733,503
Accumulated depreciation	1,404,112	1,264,103
Net property and equipment	$1,338,195	$1,469,400
Depreciation and amortization expense for the three months ended March 31, 2021 and 2020 was $162,373 and $144,709 respectively
Note 5 — Leases
The Company leases facilities and equipment under noncancelable operating leases through July 2025. Rent expense for three months ended March 31, 2021 and 2020 was $161,814 and $155,657, respectively.
On January 15, 2021, the Company entered into sublease with expiration date of November 30, 2023. The lease calls for rent payments of approximately $14,000 plus tax in monthly payments.
Sublease income for the three months ended March 31, 2021 was approximately $16,000 and is included in other income within the accompanying consolidated statement of operations.
The Company’s future lease payments, which are presented as current operating lease and noncurrent operating lease liabilities on the Company’s consolidated balance sheet as of March 31, 2021 are as follows:
Years Ending December 31,	Amount
2021 (nine months)	$524,281
2022	700,917
2023	659,218
2024	21,705
2025	12,661
Total lease payments	1,918,782
Less: imputed interest	(202,536)
Present value of lease liabilities	1,716,246
Less: current lease liabilities	(585,204)
Long-term lease liabilities	$1,131,042

Note 5 — Leases (Continued)
Other Information:
Weighted average remaining lease term – operating lease:	2.8 years
Weighted-average discount rate – operating lease:	8.0%
Note 6 — Long-term Incentive Plan
Effective November 1, 2017, Continental established the Continental Benefits, LLC Long-term Incentive Plan (the “2017 Plan”), which provides for up to 150,000 incentive compensation awards to be made to employees, directors, or consultants in the form of phantom shares. Phantom shares granted under the 2017 Plan may be subject to additional performance-based vesting conditions, but only vest after the consummation of a change of control event. Subject to the terms of the 2017 Plan, vested phantom shares are valued based on a fair market value formula and may be exercised upon a distributable event for cash. As such, the value of vested phantom shares will be recognized as a liability at such time as a change of control is certain to occur. On April 1, 2021, a change of control event occurred (see Note 10 — Subsequent Events). No liability has been recorded at March 31, 2021 as the benefits should be recorded when the business combination is consummated.
No phantom shares were granted prior to December 31, 2017. As of March 31, 2021, 80,000 shares are outstanding, and no shares have been recognized as a liability. There is no set exercise price for the phantom shares.
Note 7 — Related Party Transactions
The following is a description of transactions between the Company and related parties:
Sales
The Company is party to an administration services agreement with an entity that was affiliated through common ownership to provide certain services, including, but not limited to, enrollment and eligibility management, claims administration, and network access. The Company generated $13,182 and $85,364 in revenue from affiliates during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, $4,358 and $9,113, respectively, was due from the affiliate and included in trade accounts receivable in the accompanying condensed consolidated balance sheets.
Management Fees
The Company remits management fees for services provided from certain entities related through common ownership. During the three months ended March 31, 2021 and 2020, the Company expensed $42,420 and $42,915, respectively, in such management fees, which are reflected in selling, general, and administrative expenses on the accompanying condensed consolidated statement of operations. Management believes the charges for the services are consistent with costs that could be obtained from third parties and/or hiring additional staffing to support current business levels. No amounts were payable to related parties as of March 31, 2021 and December 31, 2020.
Note 8 — Retirement Plans
In coordination with an affiliate, the Company sponsors a 401(k) plan for eligible employees. The Company matches 100 percent of the first 4 percent of eligible compensation that is deferred by employees. Employees are fully vested in the matching contributions. Contributions to the plan totaled $88,611 and $66,410 for the three months ended March 31, 2021 and 2020, respectively.

Note 9 — Commitments and Contingencies
Contingencies
The Company has been charged certain administrative tax penalties by the IRS related to prior year 1099 tax filings. In March 2021, the Company received a favorable ruling from the IRS waiving the 2018 tax year penalty of $678,780. Based on the opinion of the Company’s counsel, although the Company is in the process of appealing the remaining tax years, the full amount of the remaining penalties and interest of $853,405 has been accrued as of March 31, 2021. In June 2021, the Company received written confirmation from the IRS that all outstanding penalties have been waived and that nothing is due to the IRS from the Company. The Company has completely reversed the accrual as of June 30, 2021.
Uncertainties
The COVID-19 pandemic has developed rapidly in 2020, with a significant number of cases. Measures taken by various governments to contain the virus have affected economic activity. The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for the Company’s employees (such as social distancing and working from home).
At this stage, the impact on our business and results has not been significant and based on our experience to date we expect this to remain the case. We will continue to follow the various government policies and advice and, in parallel, we will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health of our people.
Note 10 — Subsequent Events
For the purposes of preparing the condensed consolidated financial statements, the Company considered events through June 29, 2021, the date the condensed consolidated financial statements were available for issuance. Management did not identify any events requiring adjustments to or disclosure in the condensed consolidated financial statements, except those noted below.
Acquisition
On April 1, 2021, pursuant to the terms of the Amended and Restated Equity Interest Purchase and Reorganization Agreement, as was further amended on May 7, 2021 (collectively, the “Agreement”), the stockholders of Marpai Health and the sole member of Continental Benefits contributed their respective shares and ownership interests in Marpai Health and Continental Benefits to Marpai, Inc. in consideration for shares of Marpai Inc.’s Class A and Class B common stock. Additionally, options to purchase 225,558 shares of Marpai Health common stock and warrants to purchase 300,000 shares of Marpai Health common stock were exchanged, on a one to one basis, for options and warrants to purchase shares of Marpai Inc.’s Common stock (the above transactions shall be referred to as the “Acquisition”). Each share of Marpai Inc.’s Class A common stock is entitled to one vote, and each share of Marpai Inc.’s Class B common stock is entitled to ten votes, voting together as one class. Each share of Class B common stock is convertible into one share of Class A common stock at any time by the holder. Shares of Class A common stock are not convertible into shares of Class B common stock. As part of the Acquisition, pursuant to a Note Exchange Agreement, Marpai, Inc. acquired Marpai Health’s certain outstanding convertible promissory notes, with aggregate outstanding principal and accrued but unpaid interest of $2,198,459, in exchange for the issuance of Marpai, Inc.’s convertible promissory notes of equivalent aggregate principal amount.
IRS Penalties
In June 2021, the Company received written confirmation from the IRS that all outstanding administrative tax penalties relating to prior year 1099 tax filings have been waived and the Company has subsequently reversed the accrual of $853,405.

CONTINENTAL BENEFITS, LLC AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Member of Continental Benefits, LLC and Subsidiary
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Continental Benefits, LLC and Subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in member’s equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for lease in 2020 due to the adoption of the FASB’s Accounting Standards Codification (“ASC”) Topic 842, Leases. The Company adopted this change using the modified retrospective approach.
Emphasis of Matter Regarding Liquidity
As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations, and historically has relied on member contributions to fund development of its product and funding of its operating expenses. Management’s evaluation of these conditions, as well as management’s plans to mitigate these matters are described in Note 2. Our opinion is not modified with respect to this matter.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit.
We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2020.
Melville, NY
March 23, 2021

Continental Benefits, LLC and Subsidiary
Consolidated Balance Sheets
	Years Ended December 31,
	2020	2019
ASSETS
Current assets
Cash	$6,982,163	$8,314,591
Restricted cash	6,889,701	3,785,832
Accounts receivable – net
Trade	37,489	576,271
Unbilled	41,208	1,094,906
Prepaid expenses	193,406	119,171
Total current assets	14,143,967	13,890,771
Property and equipment – net	1,469,400	1,831,113
Operating lease right-of-use assets	1,658,935	—
Deposits	54,869	54,876
Total assets	$17,327,171	$15,776,760
LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$529,224	$1,115,928
Deferred revenue	777,041	1,124,569
Accrued and other current liabilities:
Accrued compensation	985,220	710,128
Accrued fiduciary obligations	5,949,654	2,930,309
Current portion of deferred rent	—	26,432
Accrued performance guarantees	207,916	256,000
Accrued penalties	1,532,185	—
Other accrued liabilities	56,615	276,406
Operating lease liabilities, current	570,312	—
Total current liabilities	10,608,167	6,439,772
Deferred rent – net of current portion	—	191,460
Operating lease liabilities, non-current portion	1,281,362	—
Total liabilities	11,889,529	6,631,232
COMMITMENTS AND CONTINGENCIES
MEMBER’S EQUITY
General members interest	62,080,334	53,250,039
Accumulated deficit	(56,642,692)	(44,104,511)
Total member’s equity	5,437,642	9,145,528
Total liabilities and member’s equity	$17,327,171	$15,776,760
The accompanying notes are an integral part of these consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Consolidated Statements of Operations
	Years Ended December 31,
	2020	2019
Net sales	$18,388,192	$20,327,320
Cost of revenue
Cost of sales	10,507,319	10,960,684
Direct expense – claims	1,871,683	2,641,375
Direct expense – member services	1,552,006	1,860,983
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	13,931,008	15,463,042
Gross profit	4,457,184	4,864,278
Operating expenses
Administrative	8,700,352	6,314,695
Information technology	4,223,350	5,440,224
Sales and marketing	2,724,368	3,562,888
Facilities	762,649	659,006
Depreciation expense	596,152	505,719
Total operating expenses	17,006,871	16,482,532
Operating loss	(12,549,687)	(11,618,254)
Other nonoperating Income
Interest income	11,506	129,085
Gain on disposal of asset	—	2,600
Total nonoperating income	11,506	131,685
Net loss	$(12,538,181)	$(11,486,569)
The accompanying notes are an integral part of these consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Consolidated Statements of Changes in Member’s Equity
	Contributed Capital	Accumulated Deficit	Total
Balance – December 31, 2018	$43,926,786	$(32,617,942)	$11,308,844
Contributions	9,323,253	—	9,323,253
Net loss	—	(11,486,569)	(11,486,569)
Balance – December 31, 2019	$53,250,039	$(44,104,511)	$9,145,528
Contributions	8,830,295	—	8,830,295
Net loss	—	(12,538,181)	(12,538,181)
Balance – December 31, 2020	$62,080,334	$(56,642,692)	$5,437,642
The accompanying notes are an integral part of these consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(12,538,181)	$(11,486,569)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	596,152	505,719
Gain on disposal of property and equipment	—	(2,600)
Amortization of right-of-use asset	485,417	—
Changes in operating assets and liabilities:
Accounts receivable	538,572	1,486,182
Unbilled receivables	1,053,698	(594,500)
Prepaid expenses and other assets	(74,231)	(1,406)
Accounts payable	(586,704)	(410,368)
Deferred revenue	(347,528)	1,030,151
Deferred rent	—	(12,617)
Operating lease liabilities	(510,670)	—
Other accrued liabilities	4,558,747	(3,444,590)
Net cash used in operating activities	(6,824,728)	(12,930,598)
Cash flows from investing activities
Purchase of property and equipment	(234,126)	(323,984)
Proceeds from disposition of property and equipment	—	22,873
Deposits	—	74,441
Net cash used in investing activities	(234,126)	(226,670)
Cash flows from financing activities
Capital contributions	8,830,295	9,323,253
Net cash provided by financing activities	8,830,295	9,323,253
Net increase (decrease) in cash and restricted cash	1,771,441	(3,834,015)
Cash and restricted cash – beginning of year	12,100,423	15,934,438
Cash and restricted cash – end of year	$13,871,864	$12,100,423
Supplemental disclosure of non-cash investing and financing activity:
Initial recognition of operating lease right-of-use assets	$2,055,146	$—
Initial recognition of operating lease liabilities	$2,273,038	$—
Reconciliation of cash and restricted cash to the balance sheets:
Cash	$6,982,163	$8,314,591
Restricted cash	6,889,701	3,785,832
Total cash and restricted cash	$13,871,864	$12,100,423
The accompanying notes are an integral part of these consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Notes to the Consolidated Financial Statements
Note 1 — Nature of Business
Continental Benefits, LLC (“Continental”) and its wholly owned subsidiary, WellSystems, LLC (“WellSystems”), (collectively, the “Company”) provide benefits outsourcing services to clients in the United States across multiple industries. The Company’s backroom administration and third-party administration (“TPA”) services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, the Company provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (COBRA) administration, and benefit billing services. Continental and WellSystems are Florida limited liability companies formed in November 2013 and August 2012, respectively.
Continental provides the technology platform, consisting of fully integrated billing and enrollment, claims administration, and customer service to administer the TPA services. Continental engages primarily in selling and customer relationship activities for supported clients. For the years ended December 31, 2020 and 2019, there was no significant activity in WellSystems.
Note 2 — Liquidity
The accompanying financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern. The accompanying financial statements have been prepared on a basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, as of the year ended December 31, 2020, the Company has an accumulated deficit of $56,642,692 and working capital of $3,535,800. At December 31, 2020, the Company does not have any debt and $6,982,163 of unrestricted cash on hand. The Company has historically met its cash needs through a combination of cash flows from operating activities, and periodic contributions from our member. The Company’s cash requirements are generally for operating activities.
The Company believes cash on hand and the continued committed support from the Company’s member will allow the Company to continue as a going concern for the next twelve months from the issuance of these financial statements. The member has provided a formal support letter which covers anticipated support in the range of $6.5 million to $8.0 million in a form to be mutually determined and with the commitment in effect through April 22, 2022. The member has contributed $8,830,295 and $9,323,253 during the years ended December 31, 2020 and 2019, respectively.
Note 3 — Summary of Significant Accounting Policies
Basis of Presentation
These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the period presented in accordance with GAAP.
Continental and WellSystems have been affiliated through common ownership since inception. Effective October 1, 2017, the former common control investors in WellSystems assigned 100% of membership interests in WellSystems to Continental, thereby making WellSystems a wholly owned subsidiary of Continental. The restructuring resulted in no change to the carrying amounts of WellSystems’ assets and liabilities. The accompanying consolidated financial statements present the accounts of WellSystems, LLC and Continental Benefits, LLC on a consolidated basis. As described in Note 1, there was no significant

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 3 — Summary of Significant Accounting Policies (Continued)
activity for the years ended December 31, 2020 and 2019 at the WellSystems level. During 2018, the operations were transferred to Continental as the activities were integrated with Continental. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include, but are not limited to, accrued expenses, useful lives of internally developed software and property and equipment, whether an arrangement is or contains a lease, the discount rate used for operating leases, and the likelihood of payment of client performance guarantees. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events.
Fair Value Measurements
The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.
The three levels of the fair value hierarchy are described below:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 —
Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 —
Valuations that require inputs that are unobservable for the asset and liability in which there is little, if any, market activity.

Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, accounts payable, and accrued expenses, approximate their fair values principally due to the short-term nature, maturities or nature of interest rates of the above listed items.
Cash and Cash Equivalents
Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts. The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 3 — Summary of Significant Accounting Policies (Continued)
December 31, 2020 and 2019 were approximately $6,500,000 and $7,800,000, respectively. No losses have been incurred to date on any deposit balances.
Restricted Cash
Restricted cash balances are composed of funds held on behalf of clients in a fiduciary capacity. Fiduciary funds generally cannot be utilized for general corporate purposes and are not a source of liquidity for the Company. A corresponding fiduciary obligation, included in current liabilities in the accompanying consolidated balance sheets, exists for disbursements to be made on behalf of clients and at times may be more than the restricted cash balance if payment from customers has not been received.
Trade Accounts Receivable
Accounts receivable are recorded at the net invoiced amount, net of allowances for doubtful accounts, and do not bear interest. They include unbilled amounts for services rendered in the respective period but not yet billed to the customer until a future date, which typically occurs within one month.
The Company periodically reviews accounts receivable balances and provides an allowance for doubtful accounts to the extent deemed uncollectible. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on historical write-off experience and the aging of outstanding accounts receivable. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company has determined that no allowance for doubtful accounts was necessary as of December 31, 2020 and 2019.
Concentration of Credit Risk
As of and for the year ended December 31, 2020, no customer accounted for greater than 10% of total revenue, and four customers accounted for 42%, 24%, 22% and 10% of accounts receivable, respectively. As of and for the year ended December 31, 2019, no customer accounted for greater than 10% of total revenue, and four customers accounted for 33%, 14%, 13% and 13% of the Company’s accounts receivable, respectively.
Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value.
Property and Equipment
Property and equipment are recorded at cost. The straight-line method is used for computing depreciation. Assets are depreciated over their estimated useful lives, ranging from three to five years. Typically, IT equipment and software are depreciated over three years and furniture and fixtures are depreciated over five years. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 3 — Summary of Significant Accounting Policies (Continued)
Software Development Costs
The Company accounts for costs incurred in the development of computer software as software research and development costs until the preliminary project stage is completed. Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives, generally three years. Amortization commences when the software is available for its intended use. Costs associated with upgrades and enhancements that result in additional functionality are capitalized. Capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenue and changes in software technologies. Unamortized capitalized software development costs determined to be in excess of anticipated future net revenue are impaired and expensed during the period of such determination. For the years ended December 31, 2020 and 2019, the Company capitalized approximately $190,000 and $220,000, respectively, of internally developed software costs.
Income Taxes
The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Taxable income and losses of the Company are reported on the income tax returns of the Company’s member, and no provision for federal income taxes has been recorded in the accompanying consolidated financial statements.
Revenue Recognition
Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As the Company completes its performance obligations, which are identified below, it has an unconditional right to consideration, as outlined in the Company’s contracts.
Contract Balances
At December 31, 2020 and 2019, the balances of the Company’s accounts receivables from contracts with customers were $37,489 and $576,271, respectively. At December 31, 2020 and 2019, the balances of the Company’s unbilled receivables from contracts with customers were $41,208 and $1,094,906, respectively. When the Company receives consideration from a customer prior to transferring services to the customer under the terms of the customer contracts, it records deferred revenue on the Company’s consolidated balance sheet, which represents a contract liability. At December 31, 2020 and 2019, the balances of the Company’s contract liabilities from contracts with customers were $777,041 and $1,124,569, respectively. At December 31, 2020 and 2019, the Company had performance guarantee liabilities of $207,916 and $256,000, respectively. The Company anticipates that it will satisfy all of its performance obligations associated with its contract liabilities within a year.
Significant Payment Terms
Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. Invoices for services performed over time are typically sent to customers on the last business day of each calendar month in arrears. The Company does not offer discounts if the customer pays some or all of an invoiced amount prior to the due date.
Consideration paid for services rendered by the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services.

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 3 — Summary of Significant Accounting Policies (Continued)
The Company uses the practical expedient not to account for significant financing components because the period between recognition and collection does not exceed one year for most of the Company’s contracts.
Timing of Performance Obligations
Most of the Company’s contracts with customers obligate it to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, and benefit billing. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report the claim, and control of these services is transferred to the customer. The Company has the right to receive payment for all services rendered.
Determining and Allocating the Transaction Price
The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer.
To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.
The Company’s contracts with customers have fixed fee prices that are denominated per employee per month. The Company includes amounts of variable consideration in a contract’s transaction price only to the extent that the Company has a relatively high level of confidence that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence including customer service metrics and cost savings metrics that supports its qualitative assessment of whether revenue would be subject to a significant reversal. The Company considers all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.
Advertising
Advertising costs are expensed as incurred. Advertising costs amounted to $64,100 and $67,251 for the years ended December 31, 2020 and 2019, respectively.
Segments
Operating segments are defined as components of an entity for which separate financial information is available. The Company reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.
Reclassification of Prior Year Presentation
Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 3 — Summary of Significant Accounting Policies (Continued)
Deferred Rent Obligation
The Company has entered into operating lease agreements for its corporate offices, some of which contain provisions for future rent increases or periods in which rent payments are reduced (abated). The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent.
Leases
At lease inception, the Company determines whether an arrangement is or contains a lease. Operating leases are included in operating lease right-of-use (“ROU”) assets, current operating lease liabilities, and noncurrent operating lease liabilities in the consolidated financial statements. ROU assets represent the Company’s right to use leased assets over the term of the lease. Lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term.
For operating leases, ROU assets and lease liabilities are recognized at the commencement date. The lease liability is measured as the present value of the lease payments over the lease term. The Company uses the rate implicit in the lease if it is determinable. When the rate implicit in the lease is not determinable, the Company uses its incremental borrowing rate at the commencement date of the lease to determine the present value of the lease payments. The incremental borrowing rate is the rate incurred to borrow on a collateralized basis over a similar term for an amount equal to the lease payments in a similar economic environment. Operating ROU assets are calculated as the present value of the remaining lease payments plus unamortized initial direct costs plus any prepayments less any unamortized lease incentives received. Lease terms may include renewal or extension options to the extent they are reasonably certain to be exercised. The assessment of whether renewal or extension options are reasonably certain to be exercised is made at lease commencement. Factors considered in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of any leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option were not exercised. Lease expense is recognized on a straight-line basis over the lease term. The Company has elected not to recognize an ROU asset and obligation for leases with an initial term of twelve months or less. The expense associated with short term leases is included in lease expense in the statement of income.
Leases with an initial term of 12 months or less that do contain purchase options or renewal terms that the Company is reasonably certain to exercise are not recorded on the consolidated balance sheet. The Company recognizes the lease expense for such leases on a straight-line basis in the consolidated statement of operations over the lease term. As a result, the Company does not recognize deferred rent on the consolidated balance sheet. To the extent a lease arrangement includes both lease and non-lease components, the Company has elected to account for the components as a single lease component.
Recently Adopted Accounting Pronouncements
On January 1, 2020, the Company adopted the requirements of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) and elected the optional transition method to apply the transition provisions from the effective date of adoption. The comparative periods presented herein reflect the former accounting guidance and the required comparative disclosures are included in Note 5- Leases. There was no cumulative-effect adjustment to beginning retained earnings as a result of adopting ASC 842. The objective of this ASU, along with several related ASUs issued subsequently, is to increase transparency and comparability between organizations that enter into lease agreements. For lessees, the key difference of the new standard from the previous guidance (Topic 840) is the recognition of a right-of-use (ROU) asset and

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 3 — Summary of Significant Accounting Policies (Continued)
lease liability on the balance sheet. The most significant change is the requirement to recognize ROU assets and lease liabilities for leases classified as operating leases. The standard requires disclosures to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.
On January 1, 2020, the Company recorded right-of-use assets and corresponding lease liabilities of $2,055,146 and $2,273,038, respectively, based on the present value of the minimum rental payments utilizing an incremental borrowing rate of 8.0%. The right-of-use asset reflects a reduction of $217,892 for the elimination of deferred rent. As of December 31, 2020, the right-of-use assets and corresponding lease liabilities in the Company’s consolidated balance sheet were $1,658,935 and $1,851,674, respectively. The adoption of this standard did not have a material impact on the Company’s consolidated statement of operations nor consolidated statement of cash flows.
Given the potential acquisition as outlined in Note 10 — Subsequent Events, the Company has adopted the below accounting pronouncements to be consistent with the acquirer’s accounting policies.
In April 2019, the FASB issued ASU No. 2019-04 “Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” ASU No. 2019-04 was issued as part of the FASB’s ongoing project to improve upon its ASC, and to clarify and improve areas of guidance related to recently issued standards on credit losses, hedging, and recognition and measurement. This guidance contains several effective dates but is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The adoption of this standard did not have any material effect on the Company’s consolidated financial statements or any component of member’s equity.
In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606.” ASU No. 2018-18 was issued to resolve the diversity in practice concerning the manner in which entities account for transactions based on their assessment of the economics of a collaborative arrangement. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, “Intangibles – Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force).” ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. This guidance is applicable to the Company’s fiscal year beginning January 1, 2020. The adoption of this guidance did not have a material impact on its consolidated financial statements.

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 3 — Summary of Significant Accounting Policies (Continued)
Recent Accounting Pronouncements
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company is reviewing its commercial contracts that may utilize LIBOR as a reference rate. The Company is currently evaluating the potential effects of this guidance on its consolidated financial statements.
Note 4 — Property and Equipment
Property and equipment consist of the following at:
	December 31,
	2020	2019
Software	$1,932,534	$1,813,061
Office equipment	382,119	282,920
Furniture and fixtures	159,331	172,057
Leasehold improvements	259,519	259,519
Total cost	2,733,503	2,527,557
Accumulated depreciation	1,264,103	696,444
Net property and equipment	$1,469,400	$1,831,113
Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $596,152 and $505,719, respectively.
Note 5 — Leases
The Company leases facilities and equipment under noncancelable operating leases through July 2025. On January 1, 2020, the Company recorded right-of-use assets of $2,055,146 and operating lease liabilities of $2,273,038. Rent expense for the years ended December 31, 2020 and 2019 was $651,907 and $558,060, respectively.
The Company’s future lease payments, which are presented as current operating lease and noncurrent operating lease liabilities on the Company’s consolidated balance sheet as of December 31, 2020 are as follows:
Years Ending December 31,	Amount
2021	$695,843
2022	700,917
2023	659,218
2024	21,705
2025	12,661
Total lease payments	2,090,344
Less: imputed interest	(238,670)
Present value of lease liabilities	1,851,674
Less: current lease liabilities	(570,312)
Long-term lease liabilities	$1,281,362

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 5 — Leases (Continued)
Other Information:
Weighted average remaining lease term – operating lease:	3.1 years
Weighted-average discount rate – operating lease:	8.0%
As of December 31, 2019, future minimum lease payments under noncancelable operating leases were as follows:
Years Ending December 31,	Amount
2020	$621,062
2021	618,256
2022	622,079
2023	583,877
$2,445,274
Note 6 — Long-term Incentive Plan
Effective November 1, 2017, Continental established the Continental Benefits, LLC Long-term Incentive Plan (the “2017 Plan”), which provides for up to 150,000 incentive compensation awards to be made to employees, directors, or consultants in the form of phantom shares. Phantom shares granted under the 2017 Plan may be subject to additional performance-based vesting conditions, but only vest after the consummation of a change of control event. Subject to the terms of the 2017 Plan, vested phantom shares are valued based on a fair market value formula and may be exercised upon a distributable event for cash. As such, the value of vested phantom shares will be recognized as a liability at such time as a change of control is certain to occur. No phantom shares were granted prior to December 31, 2017. As of December 31, 2020, 80,000 shares are outstanding, and no shares have been recognized as a liability. There is no set exercise prices for the Phantom shares. Thus, no shares have been recognized as a liability.
Note 7 — Related Party Transactions
The following is a description of transactions between the Company and related parties:
Sales
The Company is party to an administration services agreement with an entity that was affiliated through common ownership to provide certain services, including, but not limited to, enrollment and eligibility management, claims administration, and network access. The Company generated $346,333 and $291,013 in revenue from affiliates during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, and 2019, $9,113 and $27,944, respectively, was due from the affiliate and included in trade accounts receivable in the accompanying consolidated balance sheets.
Management Fees
The Company remits management fees for services provided from certain entities related through common ownership. During the years ended December 31, 2020 and 2019, the Company expensed $170,670 and $176,148, respectively, in such management fees, which are reflected in selling, general, and administrative expenses on the accompanying consolidated statement of operations. Management believes the charges for the services are consistent with costs that could be obtained from third parties and/or hiring additional staffing to support current business levels. No amounts were payable to related parties as of December 31, 2020 or 2019.

Continental Benefits, LLC and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
Note 8 — Retirement Plans
In coordination with an affiliate, the Company sponsors a 401(k) plan for eligible employees. The Company matches 100% of the first 4% of eligible compensation that is deferred by employees. Employees are fully vested in the matching contributions. Contributions to the plan totaled $245,881 and $240,725 for the years ended December 31, 2020 and 2019, respectively.
Note 9 — Commitments and Contingencies
Contingencies
The Company has been charged certain administrative tax penalties by the IRS related to prior year 1099 tax filings. Based on the opinion of the Company’s counsel, although the Company is in the process of appealing, the full amount of penalties and interest of $1,532,185 has been accrued as of December 31, 2020. Further interest has been put on hold by the IRS as the Company pursues the appeals process.
Uncertainties
On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and known now as COVID-19, the outbreak has impacted thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. There have been no significant impacts to the Company’s operations, and the Company is operating at normal levels. The Company has responded to the outbreak by executing its Business Continuity Plan and implemented an enhanced Work from Home program. No impairments were recorded as of the consolidated balance sheet date; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.
Note 10 — Subsequent Events
For the purposes of preparing the consolidated financial statements, the Company considered events through March 23, 2021, the date the consolidated financial statements were available for issuance. Management did not identify any events requiring adjustments to or disclosure in the consolidated financial statements, except those noted below.
On January 15, 2021, the company signed a sublease agreement for approximately 11,000 sq ft of space at its facility in Tampa, FL. This is expected to offset approximately $180,000 of annual rent expense through November 2023.
On January 29, 2021, Continental Benefits, LLC (“Continental”) entered into a transaction to be acquired by Marpai Health, Inc. (“Marpai”). The companies are currently in the process of, among other things, due diligence, the execution of a definitive agreement, obtaining necessary board of director and stockholder approvals and satisfaction of other customary conditions.

2,777,778 Shares of Class A Common Stock
Marpai, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity
           , 2021
Through and including            2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NASDAQ Capital Market listing fee.
Amount to be paid
SEC registration fee	$3,333
FINRA filing fee	$5,082
NASDAQ Capital Market listing fee	$55,000
Printing and engraving expenses	$60,000
Legal fees and expenses	$1,000,000
Accounting fees and expenses	$100,000
Transfer agent and registrar fees and expenses	$12,300
Miscellaneous expenses	$300,000
Total	$1,535,715

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.
The certificate of incorporation and the by-laws of our company, each as amended to date, provide that our company will indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, each person who is or was a director, officer, employee or agent of our company, or who serves or served any other enterprise or organization at the request of our company. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware

Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Our Certificate of Incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of our Company or, while a director or officer of our Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.
In connection therewith, we have agreed to pay the expenses (including attorneys’ fees) incurred by an any such person in defending any such proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of such proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under our Certificate of Incorporation
In addition, we may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of our Company or, while an employee or agent of our Company, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. We may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any proceeding in advance of its final disposition on such terms and conditions as may be determined by our Board of Directors.
Our Board of Directors may, and expects to following the closing of the offering, to the full extent permitted by applicable law, authorize an appropriate officer or officers to purchase and maintain at the Company’s expense insurance: (a) to indemnify the Company for any obligation which it incurs as a result of the indemnification of directors, officers and employees; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of our Certificate of Incorporation
We have entered into agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.
The foregoing discussion of our certificate of incorporation, by-laws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, by-laws, indemnification agreements or law.
Reference is made to our undertakings in Item 17 with respect to liabilities arising under the Securities Act.
Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.

Item 15.    Recent Sales of Unregistered Securities.
The following summarizes all sales of unregistered securities by Marpai, Marpai Health and Continental Benefits within the past three years:
On April 1, 2021, Marpai, Inc. granted a warrant to purchase 45,558 shares of Class A common stock at $7.90 per share. This warrant will expire on February 9, 2026.
On July 29, 2021, Marpai, Inc. issued to HillCour Investment Fund LLC a promissory note in the principal amount of up to $3,000,000 (the “HillCour Promissory Note”). As of the date of this prospectus, $1,500,000 of the HillCour Promissory Note has been drawn down. In connection with the issuance of the HillCour Promissory Note, Marpai, Inc. also issued to HillCour Investment Fund, LLC warrants to purchase a number of Class A common stock equal to the quotient of (i) 30% of the outstanding principal amount of the HillCour Promissory Note as of the date of closing of this offering, divided by (ii) the per share offering price of the Class A common stock in this offering. These warrants will be exercisable into 50,000 unregistered shares of the Company’s Class A common stock at the closing of this offering, based on the assumed offering price of $9.00 per share.
Between April 2019 and May 2020, Marpai Health sold convertible notes in the aggregate principal amount of $2.3 million at a simple interest rate of 8% per annum over a two-year term. On April 1, 2021, the outstanding principal balance and unpaid accrued interest on these notes were converted into 2,195,532 shares of Marpai Health’s common stock immediately prior to the Acquisition.
On October 24, 2019, Marpai Health sold the SQN Convertible Note in the aggregate principal amount of $2,930,000 at a simple interest rate of 6% per annum.
Between June and October 2020, Marpai Health sold convertible notes in the aggregate principal amount of $1.5 million at a simple interest rate of 8% per annum over a two-year term. On April 1, 2021, the outstanding principal balance and unpaid accrued interest on these notes were converted into 884,977 shares of Marpai Health’s common stock immediately prior to the Acquisition.
Between December 2020 and February 2021, Marpai Health sold convertible notes in the aggregate principal amount of $2.15 million at a simple interest rate of 8% per annum over a two-year term. Pursuant to the Note Exchange Agreement, we issued the New Notes in the aggregate principal amount of $2,198,459, in exchange for certain then outstanding convertible promissory notes of Marpai Health of equivalent amount in outstanding principal and accrued but unpaid interest. Upon completion of this offering, the outstanding principal balance and unpaid accrued interest on the New Notes and the June 2021 Notes are expected to convert into 360,023 shares of Class A common stock, and 48,414 shares of Class A common stock at the assumed conversion price of $6.30 per share.
In connection with the Acquisition, we issued on April 1, 2021:
•
3,559,568 shares of our Class A common stock and 127,130 shares of our Class B common stock to holders of all of the then outstanding membership interests of Continental Benefits; and

•
3,320,765 shares of our Class A common stock and 4,099,838 shares of our Class B common stock to holders of all of the then outstanding capital stock of Marpai Health.

In January 2020, Marpai Health granted warrants to purchase 364,466 shares of its common stock, at an exercise price of $1.43 per share. In February 2021, Marpai Health granted warrants to purchase 1,002,281 shares of its common stock, at an exercise price of $7.90 per share.
Between March 2019 and May 2020, Marpai Health granted 4,340,098 shares of restricted stock to a total of thirteen employees, advisors, consultants, directors and investors. These shares of restricted stock were converted into 2,283,651 shares of our Class A common stock and 2,056,447 shares of our Class B common stock in connection with the Acquisition.
The offer, sale, and issuance of the convertible notes, warrants and restricted stock described in the preceding paragraphs were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act or had adequate access, through employment, business, or other relationships, to information about Marpai Health and Continental Benefits.
Under Marpai Health’s Global Stock Incentive Plan (2019), Marpai Health granted options to purchase an aggregate of 1,027,602 shares of common stock, having a weighted average exercise price of approximately $2.21 per share, since its inception in February 2019.
Between November 2017 and June 2019, under Continental Benefits’ Long-Term Incentive Plan, Continental Benefits issued 80,000 phantom shares to a total of 7 employees, advisors, consultants, and directors, all of which were discharged on April 1, 2021 in connection with the Acquisition.
The offers, sales, and issuances of the securities described in the preceding paragraph were deemed to be exempt from registration either under Rule 701 promulgated under the Securities Act, or Rule 701, in that the transactions were under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2). The recipients of such securities were our employees, directors, or consultants, and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions.
An underwriter was not involved in the issuance of any of the securities described above.
Item 16.    Exhibits and Financial Statements Schedules.
(a)
Exhibits.

The exhibit index attached hereto is incorporated herein by reference.
(b)
Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not applicable or not required or is shown in the financial statements or the notes thereto.
Item 17.    Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBIT INDEX
Exhibit No.	Description
1.1**	Form of Underwriting Agreement (including the form of Lock-Up Agreement)
2.1*	Form of Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc.**
2.2*	Amended and Restated Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc., dated as of April 1, 2021**
2.3*	Form of Addendum to Amended and Restated Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc.
2.4*	Addendum to Amended and Restated Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc., dated as of May 7, 2021
3.1*	Certificate of Incorporation of the Registrant, dated January 22, 2021
3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant
3.3*	Bylaws of the Registrant
3.4*	Amended and Restated Certificate of Incorporation of the Registrant, dated March 31, 2021
3.5*	Second Amended and Restated Certificate of Incorporation of the Registrant, dated July 8, 2021
3.6*	Amendment to Second Amended and Restated Certificate of Incorporation of the Registrant, dated September 2, 2021
4.1**	Specimen Common Stock Certificate of the Registrant
4.2**	Form of Representative’s Warrant
4.3*	Warrant to Purchase Common Stock between Marpai Health, Inc. and HillCour Investment Fund, LLC issued January 17, 2020
4.4*	Note Purchase Agreement and Convertible Promissory Note dated March 25, 2019, between CITTA, Inc. and HillCour Investment Fund, LLC
4.5*	Note Purchase Agreement and Convertible Promissory Note dated September 12, 2019, between CITTA, Inc. and Weatherford Holdings, LLC
4.6*	Note Purchase Agreement and Convertible Promissory Note dated October 16, 2019, between Marpai Health, Inc. and EM Sidewater Associates II
4.7*	Note Purchase Agreement and Convertible Promissory Note dated October 16, 2019, between Marpai Health, Inc. and Sidewater Associates I
4.8*	Convertible Promissory Note between CITTA Inc. and SQN Venture Income Fund, L.P., dated October 24, 2019
4.9*	Note Purchase Agreement and Convertible Promissory Note dated September 16, 2019, between Marpai Health, Inc. and Pishinano Holdings Co. Ltd.
4.10*	Note Purchase Agreement and Convertible Promissory Note dated January 14, 2020, between Marpai Health, Inc. and Winston J. Churchill
4.11*	Note Purchase Agreement dated January 17, 2020 and Convertible Promissory Note dated May 27, 2020, between Marpai Health, Inc. and Grays West Ventures LLC
4.12*	Note Purchase Agreement and Convertible Promissory Note dated January 17, 2020, between Marpai Health, Inc. and HillCour Investment Fund, LLC

Exhibit No.	Description
4.13*	Note Purchase Agreement dated May 7, 2020 and Convertible Promissory Note dated May 7, 2020, between Marpai Health, Inc. and Winston J. Churchill
4.14*	Note Purchase Agreement dated May 7, 2020 and Convertible Promissory Note dated May 7, 2020, between Marpai Health, Inc. and Winston J. Churchill
4.15*	Note Purchase Agreement and Convertible Promissory Note dated June 5, 2020, between Marpai Health, Inc. and Pishinano Holdings Co. Ltd.
4.16*	Note Purchase Agreement dated June 4, 2020 and Convertible Promissory Note dated June 4, 2020, between Marpai Health, Inc. and Grays West Ventures LLC
4.17*	Note Purchase Agreement dated June 1, 2020 and Convertible Promissory Note dated June 1, 2020, between Marpai Health, Inc. and HillCour Investment Fund, LLC
4.18*	Note Purchase Agreement and Convertible Promissory Note dated June 2, 2020, between Marpai Health, Inc. and EM Sidewater Associates II
4.19*	Note Purchase Agreement and Convertible Promissory Note dated June 4, 2020, between Marpai Health, Inc. and Samuel Sidewater
4.20*	Note Purchase Agreement dated June 17, 2020 and Convertible Promissory Note dated June 30, 2020, between Marpai Health, Inc. and Winston J. Churchill
4.21*	Note Purchase Agreement and Convertible Promissory Note dated August 28 2020, between Marpai Health, Inc. and Ignacio Mounetou
4.22*	Note Purchase Agreement and Convertible Promissory Note dated December 1, 2020, between Marpai Health, Inc. and Yaron Eitan
4.23*	Note Purchase Agreement and Convertible Promissory Note dated December 1, 2020, between Marpai Health, Inc. and Derval Capital, LLC
4.24*	Note Purchase Agreement dated December 1, 2020 and Convertible Promissory Note dated December 9, 2019, between Marpai Health, Inc. and Jeffrey D’Alessio
4.25*	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc. and Sidewater Associates I
4.26*	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc. and Midwood 43 Trust (Transfer Approval Letter to JADI Trust dated December 30, 2021)
4.27*	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc. and Winston J. Churchill
4.28*	Note Purchase Agreement and Convertible Promissory Note dated December 3, 2020, between Marpai Health, Inc. and Steven Sidewater
4.29*	Note Purchase Agreement and Convertible Promissory Note dated December 4, 2020, between Marpai Health, Inc. and HillCour Investment Fund, LLC
4.30*	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc. and Pearl Cohen Zedek Latzer Baratz
4.31*	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc. and COMPOSTIT LLC
4.32*	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc. and The Kadosh Family Irrevocable Trust — 2020
4.33*	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc. and Oz Halabi
4.34*	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc. and Yuri Kokush
4.35*	Form of Founders’ Warrants
4.36*	Note Exchange Agreement by and among Marpai, Inc. and Noteholders, dated April 1, 2021

Exhibit No.	Description
4.37*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Winston J. Churchill
4.38*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and HillCour Investment Fund, LLC
4.39*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Sidewater Associates I
4.40*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Steven Sidewater
4.41*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Yuri Kokush
4.42*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Compostit, LLC
4.43*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Derval Capital LLC
4.44*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Eric Kaplan
4.45*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Frank Mastandrea
4.46*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and JADI Trust
4.47*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Jeffrey D’Alessio
4.48*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and The Kadosh Family Irrevocable Trust — 2020
4.49*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Oz Halabi
4.50*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Pearl Cohen Zedek Latzer Baratz LLP
4.51*	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Yaron Eitan
4.52*	Warrant To Purchase Stock issued April 1, 2021, between David A. Heuermann and Marpai, Inc.
4.53*	Warrant To Purchase Stock issued April 1, 2021, between Eli David and Marpai, Inc.
4.54*	Warrant To Purchase Stock issued April 1, 2021, between Grays West Ventures LLC and Marpai, Inc.
4.55*	Warrant To Purchase Stock issued April 1, 2021, between HillCour Investment Fund, LLC and Marpai, Inc.
4.56*	Warrant To Purchase Stock issued April 1, 2021, between Mordechai Geva and Marpai, Inc.
4.57*	Warrant To Purchase Stock issued April 1, 2021, between Wayne Watters and Marpai, Inc
4.58*	Warrant To Purchase Stock issued April 1, 2021, between Yaron Eitan and Marpai, Inc.
4.59*	Note Purchase Agreement and Convertible Promissory Note dated June 11, 2021, between Marpai, Inc. and Jane Cavalier Lucas
4.60*	Note Purchase Agreement and Convertible Promissory Note dated June 14, 2021, between Marpai, Inc. and Steve Johnson
4.61*	Note Purchase Agreement and Convertible Promissory Note dated June 15, 2021, between Marpai, Inc. and Wayne Watters
4.62*	Note Purchase Agreement and Convertible Promissory Note dated June 30, 2021, between Marpai, Inc. and F. Philip Blank P. A. Retirement Plan

Exhibit No.	Description
4.63*	Note Purchase Agreement and Convertible Promissory Note dated June 17, 2021, between Marpai, Inc. and Susan Cain
4.64*	Note Purchase Agreement and Convertible Promissory Note dated June 28, 2021, between Marpai, Inc. and Grays West Ventures LLC
4.65*	Agreement Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of A Power of Attorney and Proxy dated June 28, 2021
4.66*	Warrant to Purchase Stock issued by Marpai, Inc. to HillCour Investment Fund, LLC, dated July 29, 2021
4.67*	Warrant To Purchase Stock issued April 1, 2021, between Steve Johnson and Marpai, Inc.
5.1**	Opinion of Loeb & Loeb LLP
10.1*	Consulting Agreement between EYME Technologies, Ltd. And Keystone Systems Ltd, dated March 1, 2019
10.2*	Consulting Agreement between CITTA, Inc. and Grays West Ventures LLC dated July 29, 2019
10.3*	Consulting Agreement between CITTA, Inc. and Yaron Eitan dated July 29, 2019
10.4*	Consulting Agreement between CITTA, Inc. and Evolint Ltd. dated July 30, 2019
10.5*	Employment Agreement between Marpai, Inc. and Herb King dated December 1, 2020
10.6*	Asset Purchase Agreement between SQN Venture Income Fund, L.P. and CITTA Inc. dated August 12, 2019
10.7*	Subordination Agreement between SQN Venture Income Fund, L.P., CITTA, Inc., HillCour Investment Fund, LLC dated October 24, 2019, and Weatherford Holdings, LLC, Sidewater Associates I, and EM Sidewater Associates II via Joinder
10.8*	Assignment and Assumption Agreement between CITTA Inc. and SQN Venture Income Fund, L.P., dated October 24, 2019
10.9*	Bill of Sale between SQN Venture Income Fund, L.P. and CITTA, Inc., dated October 24, 2019
10.10*	Marpai Health, Inc. Global Share Incentive Plan (2019)
10.11*	Office Lease NetPark TampaBay between Bluett Capital Realty, Inc. and Continental Benefits, LLC date January 11, 2018
10.12*	Marpai, Inc. 2021 Global Stock Incentive Plan
10.13*	Executive Employment Agreement between Marpai, Inc. and Edmundo Gonzalez dated April 1, 2021
10.14*	Amended and Restated Exhibit A dated April 21, 2021, Services and Compensation between Marpai, Inc. and Yaron Eitan, appended to Consulting Agreement between CITTA, Inc. and Yaron Eitan dated July 29, 2019
10.15*	Personal Employment Agreement dated March 24, 2021, between EYME Technologies Ltd. and Mordechai Geva
10.16*	Employment Offer dated March 9, 2021, between Marpai, Inc. and Art Hoath
10.17*	Advisory Board Agreement dated February 3, 2020 between Marpai Health, Inc. and Ronnie Brown
10.18*	Landlord Consent to Sale of Interest, between Bluett Capital Realty, Inc. and Continental Benefits, LLC dated March 31, 2021
10.19*	Transition Services Agreement by and between WellEnterprises, LLC, HillCour, Inc., Continental Benefits, LLC and Marpai, Inc., dated April 1, 2021
10.20*	Supplemental Transition Services Agreement, WellEnterprises, LLC, HillCour, Inc., Continental Benefits, LLC and Marpai, Inc., dated May 7, 2021
10.21*	Trademark Assignment Agreement between HillCour, Inc., Continental Benefits, LLC, and Marpai Health, Inc. dated April 1, 2021

Exhibit No.	Description
10.22*	Assignment and Assumption Agreement between HillCour, Inc. and Continental Benefits, LLC, dated April 1, 2021
10.23*	HillCour Financial Support Letter dated May 20, 2021
10.24*	HillCour Financial Support Letter dated August 19, 2021
10.25*	Drawdown Promissory Note between Marpai, Inc. and HillCour Investment Fund, dated July 29, 2021
10.26*	Marpai, Inc. Employment Offer to Yoram Bibring, executed June 17, 2021
10.27*	Marpai, Inc. Employment Offer to Alice Roth, executed July 4, 2021
10.28*	HillCour Financial Support Letter to Marpai Health, Inc. dated March 14, 2021
10.29*	HillCour Financial Support Letter to Continental Benefits, LLC dated March 14, 2021
14.1*	Form of Code of Ethics
14.2*	Marpai, Inc. Code of Ethics, adopted September 2, 2021
21.1*	Subsidiaries of the Registrant
23.1	Consent of UHY for Marpai, Inc.
23.2	Consent of UHY for Marpai Health, Inc. and Subsidiary
23.3	Consent of UHY for Continental Benefits, LLC and Subsidiary
23.4**	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page of this Registration Statement)
99.1*	Consent of Gonen Antebi
99.2*	Consent of Colleen DiClaudio
99.3*	Consent of Yaron Eitan
99.4*	Consent of Edmundo Gonzalez
99.5*	Consent of Damien Lamendola
99.6*	Consent of Jane Cavalier Lucas
99.7*	Consent of Vincent Kane

*
Previously filed.

**
To be filed by amendment.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 22, 2021.
MARPAI, INC.
By:
/s/ Edmundo Gonzalez

Edmundo Gonzalez
Chief Executive Officer and Secretary
Pursuant to the requirements of the Securities Act of 1933, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Edmundo Gonzalez Edmundo Gonzalez	Chief Executive Officer, Secretary and Director (Principal Executive Officer)	September 22, 2021
* Yoram Bibring	Principal Financial and Accounting Officer	September 22, 2021
* Damien Lamendola	Director	September 22, 2021
* Yaron Eitan	Director	September 22, 2021
*/s/ By: Edmundo Gonzalez Attorney-in-Fact